EXHIBIT 4.1

EXECUTION COPY

LOAN AND SERVICING AGREEMENT

dated as of October 1, 2010

among

SOC SPV1, LLC,
as Borrower

SNAP-ON CREDIT LLC,
as Servicer

THE COMMERCIAL PAPER CONDUITS FROM TIME TO TIME
PARTY HERETO AS CONDUIT LENDERS,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME
PARTY HERETO AS COMMITTED LENDERS,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME
PARTY HERETO AS ADMINISTRATIVE AGENTS,

and

JPMORGAN CHASE BANK, N.A.,
as Program Agent

J.P. MORGAN SECURITIES INC.,
as Lead Arranger

TABLE OF CONTENTS

i

ii

SECTION 10.13.	No Waiver; Remedies	105
SECTION 10.14.	GOVERNING LAW	105
SECTION 10.15.	Execution in Counterparts	105
SECTION 10.16.	Integration; Binding Effect; Survival of Termination	105
SECTION 10.17.	Headings	105
SECTION 10.18.	Third Party Beneficiaries	105

EXHIBITS AND SCHEDULES

EXHIBIT A	Form of Borrowing Notice
EXHIBIT B	Form of Note
EXHIBIT C-1	Form of Monthly Report After First Borrowing Date
EXHIBIT C-2	Form of Monthly Report Prior to First Borrowing Date
EXHIBIT D	List of Offices of Borrower where Records are Kept
EXHIBIT E	List of Closing Documents
EXHIBIT F	Form of Assignment and Acceptance
EXHIBIT G	Form of Joinder Agreement
EXHIBIT H	Form of Borrowing Base Certificate
EXHIBIT I-1	Form of Franchisee Agreement with a “franchisee”
EXHIBIT I-2	Form of Franchisee Agreement with a “dealer”
SCHEDULE I	Lender Groups
SCHEDULE II	Notice Addresses

iii

LOAN AND SERVICING AGREEMENT

This LOAN AND SERVICING AGREEMENT dated as of October 1, 2010 is among SOC SPV1, LLC, a Delaware limited liability company (the “Borrower”), SNAP-ON CREDIT LLC, a Delaware limited liability company (“Snap-on Credit” and as initial servicer, together with its successors and permitted assigns, the “Servicer”), CERTAIN FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO AS  CONDUIT LENDERS, CERTAIN FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO AS COMMITTED LENDERS, CERTAIN FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO AS ADMINISTRATIVE AGENTS, and JPMORGAN CHASE BANK, N.A. (“JPMorgan”) as the Program Agent.  Capitalized terms used herein shall have the meanings specified in Section 1.01.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower from time to time shall purchase Contracts from the Sellers pursuant to the Receivables Sale Agreement;

WHEREAS, to fund its purchases under the Receivables Sale Agreement, the Borrower has requested Loans, on a revolving basis, from the Lenders on the terms and conditions of this Agreement and shall pledge to the Lenders the assets and interests in property acquired by it under the Receivables Sale Agreement as collateral security therefor;

WHEREAS, the Conduit Lenders may, in their sole discretion, make the Loans so requested, and if a Conduit Lender in any Lender Group elects not to make any such Loan, the Committed Lenders in such Lender Group have agreed that they shall make such Loan, in each case subject to the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party agrees as follows:

ARTICLE I  DEFINITIONS

SECTION 1.01.             Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Add-on Refinance Amount” has the meaning set forth in Section 5.01(o).

“Adjusted LIBO Rate” means, for any Tranche Period, an interest rate per annum obtained by dividing (i) the LIBO Rate for such Tranche Period by (ii) a percentage equal to 100% minus the LIBO Rate Reserve Percentage for such Tranche Period.

“Administrative Agent” means, as to any Conduit Lender or Committed Lender, the Person listed on Schedule I as the “Administrative Agent” for such Lender, or in any Assignment and Acceptance or Joinder Agreement as an “Administrative Agent”, together with its respective successors and permitted assigns.

“Advance” means a borrowing made hereunder on any Borrowing Date in accordance with Article II and consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower on such Borrowing Date.

“Advance Rate Floor” means either (i) on any date of calculation other than during the Hedging Satisfaction Period, (x) during Level 1, 18.70% or (y) during Level 2, 24.8%, or (ii) on any date of calculation during the Hedging Satisfaction Period, (x) during Level 1, 13.70% or (y) during Level 2, 19.8%.

“Adverse Claim” means any lien (statutory or other), mortgage, security interest, pledge, hypothecation, assignment for security, encumbrance or other pledge and security agreement of any kind or nature whatsoever, whether then in effect or capable of arising upon the occurrence of any specified events or conditions, and including any UCC financing statement filed or other perfection measure taken in respect of the perfection of any lien on any asset or interest in property; provided, however, that if an Adverse Claim arises solely due to a non-consensual UCC financing statement covering any Collateral which is filed against the Borrower or any of the Sellers, but does not create (as such term is defined in the applicable UCC) a valid security interest in any such Collateral, then the Borrower or such Seller, as applicable, shall have fifteen (15) days (which shall be in addition to any grace periods otherwise afforded to the Borrower or such Seller pursuant to the terms hereof or the Receivables Sale Agreement) after such Person has knowledge or has received written notice of such financing statement to cause such financing statement to be terminated (and, if the applicable financing statement is so terminated, it shall not constitute an “Adverse Claim”).

“Affected Party” means any Lender, the Program Agent, any Administrative Agent, any Liquidity Provider, any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to any Conduit Lender, any agent, administrator or manager of a Conduit Lender, and, with respect to each of the foregoing, the parent company that directly or indirectly controls such Person.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such specified Person.  A Person shall be deemed to control another Person if the controlling Person owns, directly or indirectly, 5% or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock or otherwise.  None of the Program Agent, any Administrative Agent or any Lender shall be deemed to be an Affiliate of the Borrower or any Seller.

“Aggregate Commitment” means, at any time, the aggregate amount of the Commitments at such time, as adjusted as necessary to give effect to any Joinder Agreement, and as such amount may be reduced pursuant to Section 2.03 hereof; provided, however, that at all times on and after the Termination Date, the Aggregate Commitment shall mean the Aggregate Principal Balance.  As of the Effective Date, the Aggregate Commitment is $100,000,000.

“Aggregate Principal Balance” means, at any time, the aggregate outstanding principal balance of the Loans hereunder at such time.

“Agreement” means this Loan and Servicing Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternative Rate” means, for any Tranche during any Tranche Period, an interest rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBO Rate for such Tranche Period; provided, however, that in case of:

(a)           any Tranche Period with respect to which the Adjusted LIBO Rate is not available pursuant to Section 2.04;

(b)           any Tranche Period of less than one (1) month in respect of which the Program Agent has not allowed Interest to accrue at the Adjusted LIBO Rate;

(c)           any Tranche Period as to which an Administrative Agent does not receive a request, by no later than 1:00 P.M. (New York City time) on the second Business Day preceding the first day of such Tranche Period, that the related Tranche be funded at the Adjusted LIBO Rate; or

(d)           any Tranche Period for a Tranche, the Principal Balance of which is less than $500,000,

the Alternative Rate for such Tranche Period for the affected Lender(s) shall be an interest rate per annum equal to the Base Rate plus the Applicable Margin in effect from time to time during such Tranche Period.

“Applicable Margin” means 290.0 basis points.

“Asset Purchase Agreement” means any asset purchase agreement, liquidity loan agreement or other agreement pursuant to which a Conduit Lender may from time to time assign part or all of the Loans made by such Conduit Lender to a Liquidity Provider, or incur indebtedness to a Liquidity Provider and pledge part or all of the Loans made by such Conduit Lender as collateral security to such Liquidity Provider, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Assignment and Acceptance” means an agreement substantially in the form set forth as Exhibit F hereto.

“Audit” has the meaning set forth in Section 5.01(d).

“Authorized Officer” means, with respect to any Person, its president, vice president, secretary corporate controller, treasurer, assistant treasurer or chief financial officer.

“Back-up Servicer” means an established financial institution having a net worth of at least $50,000,000, whose regular business involves servicing contracts similar to the Pledged Contracts, and who is approved in writing by the Administrative Agents (such approval not to be unreasonably withheld or delayed).

“Back-up Servicing Agreement” means the agreement entered into within ninety (90) days of a Mandatory Back-up Servicer Event, which shall be reasonably acceptable in form and substance to the Program Agent.

“Back-up Servicing Fee” means the price set forth in the Back-up Servicing Agreement, if applicable.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Section 101 et seq., as amended from time to time, or any successor thereto.

“Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall at any time, in respect of any Lender Group, be determined by the Administrative Agent of such Lender Group to be equal to the highest of:  (i) the Prime Rate, (ii) the Federal Funds Rate plus 0.50%, and (iii) the Adjusted LIBO Rate for a Tranche Period of one month plus 1.00%.

“Base Rate Tranche” means a Tranche for which Interest is computed by reference to the Base Rate.

“Borrower” means SOC SPV1, LLC, a Delaware limited liability company, in its capacity as the borrower hereunder, together with its successors and permitted assigns.

“Borrower Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Secured Parties arising under this Agreement or any other Facility Document or the transactions contemplated hereby or thereby, and shall include, without limitation, the repayment of the Aggregate Principal Balance and the payment of Interest, principal, Fees and all other amounts due or to become due from the Borrower to the Secured Parties under the Facility Documents (whether in respect of fees, expenses, indemnifications, breakage costs, increased costs or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any bankruptcy, insolvency or similar proceeding with respect to any Transaction Party (in each case whether or not allowed as a claim in such proceeding).

“Borrower Representatives” has the meaning set forth in Section 10.12(a).

“Borrowing Base” means, as of any date of determination, an amount equal to:

(i)           the Outstanding Eligible Balance at such time, minus

(ii)          the greatest of:

(A)         the product of:

(x)           either (1) on any date which is not during the Hedging Satisfaction Period, 5 times the three-month average Loss-to-Liquidation Ratio for the most recently preceding three months, or (2) on any date which is during the Hedging Satisfaction Period, (i) 5 times the three-month average Loss-to-Liquidation Ratio for the most recently preceding three months minus (ii) (solely in the case of this clause (2)) 5.00%; times

(y)           the Outstanding Eligible Balance at such time;

(B)          the product of:

(x)           the Advance Rate Floor; times

(y)           the Outstanding Eligible Balance at such time; and

(C)          2% of the Peak Principal Amount.

“Borrowing Base Certificate” means the certificate substantially in the form attached hereto as Exhibit H.

“Borrowing Base Deficiency” means, on any date of determination the amount, if any, by which the aggregate of the outstanding Advances exceeds the Borrowing Base at such time.

“Borrowing Date” means any date on or after the Effective Date on which Loans are advanced hereunder.

“Borrowing Notice” means a written request for Loans to be made hereunder substantially in the form of Exhibit A hereto and duly executed by the Borrower.

“Business Day” means any day other than a Saturday, Sunday or public holiday or the equivalent for banks in New York City, New York and Chicago, Illinois and, if the term “Business Day” is used in connection with the LIBO Rate, any day on which dealings are carried on in the London interbank market.

“Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities and Exchange Act of 1934) directly or indirectly of voting stock (or other securities convertible into voting stock) of SOI representing 30% or more (by number of votes) of the outstanding shares of voting stock of SOI, (ii) SOI ceases to own, directly or indirectly, at least 51% of the outstanding capital stock of Snap-on Credit, free and clear and of any Adverse Claim, or (iii) Snap-on Credit ceases to own, directly or indirectly, 100% of the outstanding capital stock of the Borrower, free and clear of any Adverse Claim.

“Charged-off Contracts” means any Contract which has been charged-off as uncollectible or otherwise by the Servicer in accordance with its Credit and Collection Policy and/or its applicable and/or customary servicing standards.

“Closing Date” has the meaning set forth in the Receivables Sale Agreement.

“Collateral” has the meaning set forth in Section 2.16.

“Collection Account” means an account at JPMorgan Chase Bank, N.A. maintained in the name of the Borrower, subject to the security interest of the Program Agent for the benefit of the Secured Parties, for the purpose of receiving Collections, or any other account which may be designated by the Borrower and approved by the Program Agent with respect to which all the actions required under Sections 5.01(j) and 5.03(g) shall have been taken.

“Collections” means, with respect to any Pledged Contract, (i) any and all cash collections and other cash proceeds (including Recoveries) of such Pledged Contract, including, without limitation, all cash proceeds of Related Security with respect to such Pledged Contract and any collection of such Pledged Contract received pursuant to the terms of this Agreement or any other Facility Document, (ii) all amounts received in respect of recourse purchase or repurchase requirements or otherwise from any Franchisee, vender, broker, dealer or supplier with respect to such Pledged Contract or the related Equipment (including, without limitation, any such amounts which are or may become payable to the Borrower by any Snap-on Originator or any Affiliate in connection with intercompany payment requirements as a result of debits or credits to the related Franchisee’s settlement statement or any applicable inter-company arrangement of a Snap-on Originator maintained by such Snap-on Originator or such Affiliate and relating to such Franchisee’s payment obligation), (iii) all amounts received in respect of any Hedge Agreement, (iv) all proceeds received in connection with the sale or other disposition of any such Pledged Contract (including, without limitation, pursuant to any Take-Out Securitization, pursuant to Section 5.01(o) or in connection with any Receivables required to be repurchased by any Seller under the Receivables Sale Agreement) and (v) subject to the priorities for payment set forth in Section 2.08(b), all proceeds received in respect of Late Payment Penalty and Similar Fees, and any other penalty amounts or related charges; provided, however, that Collections shall not include any amounts required to be remitted to any Franchisee under the related Franchisee Agreement with respect to such Franchisee’s share of Recoveries, if any, on a Defaulted Contract.

“Commitment” of any Committed Lender means the Dollar amount set forth on Schedule I hereto or, in the case of a Committed Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance or Joinder Agreement, as applicable, the amount set forth therein as such Committed Lender’s “Commitment”, in each case as such amount may be reduced or increased from time to time in accordance with this Agreement.

“Commitment Termination Date” means September 30, 2011, as such date may be extended from time to time pursuant to Section 2.02(c).

“Committed Lender” means, as to any Lender Group, each of the financial institutions listed on Schedule I as a “Committed Lender” for such Lender Group, or in any Assignment and Acceptance or Joinder Agreement as a “Committed Lender” for the applicable Lender Group, together with its respective successors and permitted assigns.

“Computer File” means the computer files maintained by the Servicer which provide information relating to the Contracts, and includes the master file and the history file as well as servicing information with respect to the Contracts.

“Concentration Criterion” has the meaning set forth in the Receivables Sale Agreement.

“Concentration Limits” has the meaning set forth in the Receivables Sale Agreement.

“Conduit Lenders” means, collectively, the Persons identified as “Conduit Lenders” on Schedule I, or in any Assignment and Acceptance or Joinder Agreement as a “Conduit Lender,” and their respective successors and permitted assigns.

“Conduit Lending Limit” means, for any Conduit Lender, the maximum principal amount of the Loans which may be advanced by such Conduit Lender as set forth on Schedule I (or on the signature page to the Assignment and Acceptance or Schedule A to the Joinder Agreement, as applicable, pursuant to which such Conduit Lender became a party hereto), subject to an assignment pursuant to Section 10.03, as such amount may be modified from time to time in accordance with this Agreement.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Contract” has the meaning set forth for “Contract” in the Receivables Sale Agreement or for “Conveyed Contract” as the context may require.

“Contract Assets” has the meaning set forth for “Contract Assets” in the Receivables Sale Agreement or for the “Conveyed Contract Assets” as the context may require.

“Contract File” means, with respect to each Contract, (a) (i) the fully executed original of each tangible record constituting or forming a part of such Contract that is tangible chattel paper (as such term is defined in Section 9-102 of the UCC) or (ii) a single “authoritative copy” (as such term is defined in Section 9-105 of the UCC) of each electronic record constituting or forming a part of such Contract (including, in each case, all schedules, amendments, waivers, documents, notes, instruments and/or records evidencing such Contract and the related payment obligation of the applicable Obligor (whether tangible or electronic)) (including, if applicable, any such Contract and records maintained in electronic format), and (b) a copy of the original UCC financing statement with respect to the related Equipment or a written record or other written evidence from the applicable filing office, which written record or other written evidence reasonably identifies the related Obligor, the secured party and the related collateral.

“Contract Schedule” has the meaning set forth in the Receivables Sale Agreement.

“Control Agreement” means that certain Blocked Account Control Agreement dated as of October 1, 2010 among the Borrower, the Servicer, JPMorgan Chase Bank, N.A., as depositary, and the Program Agent, as amended, restated, supplemented or otherwise modified from time to time.

“CP Costs” means, for each day, the sum of (i) discount or yield accrued on Pooled Commercial Paper of any Conduit Lender administered by JPMorgan on such day, plus (ii) any and all accrued commissions in respect of placement agents and commercial paper dealers, and issuing and paying agent fees incurred, in respect of Pooled Commercial Paper of such Conduit Lender for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase facilities which are funded by Pooled Commercial Paper of such Conduit Lender for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase or financing facilities funded substantially with Pooled Commercial Paper of such Conduit Lender, minus (v) any payment received on such day net of expenses in respect of Liquidation Fees related to the prepayment of any purchaser interest of such Conduit Lender pursuant to the terms of any receivable purchase or financing facilities funded substantially with Pooled Commercial Paper.

“CP Rate” means:

(a)           with respect to any Conduit Lender for which JPMorgan is the Administrative Agent, for any Tranche Period for any Tranche, to the extent such Conduit Lender funds such Tranche by issuing Promissory Notes, a per annum rate equal to a fraction, expressed as a percentage, the numerator of which shall be equal to the sum of the CP Costs, determined on a pro rata basis, based upon the percentage share that the dollar amount of such Tranche represents in relation to all assets or investments associated with any assets held by such Conduit Lender and funded substantially with Pooled Commercial Paper, for each day during such Tranche Period (or portion thereof), and the denominator of which is the weighted daily average Principal Balance of such Tranche during such Tranche Period;

(b)           with respect to any other Conduit Lender, the comparable rate identified as being the “CP Rate” in respect of such Lender pursuant to an Assignment and Acceptance or Joinder Agreement, as applicable, by which such Conduit Lender became a party to this Agreement; and

(c)           at all times following the Revolving Period, the “CP Rate” with respect to any applicable Conduit Lender shall be the rate determined at such time for such Conduit Lender pursuant to paragraph (a) or (b) above, as applicable, plus 1.40%.

“Credit and Collection Policy” means for any Contract, the billing, collection, enforcement, write-off, modification and servicing policies, procedures and practices of any of the Sellers or the Servicer, as the context may require, and each such Seller’s origination and underwriting procedures and practices, in each case for sales contracts and promissory notes and security agreements of the same general type as the Covered Contracts, as delivered and certified to be true, correct and complete on the Closing Date, to the Program Agent, as modified from time to time in accordance with the terms of Sections 5.02(c) and 5.04(b).

“Cutoff Date” has the meaning set forth in the Receivables Sale Agreement.

“Default Rate” means (i) in the case of any Tranche in respect of which Interest is computed by reference to the CP Rate, a fluctuating interest rate per annum equal to the higher of (a) the CP Rate plus 3.25% and (b) the Base Rate plus 3.25%, (ii) in the case of any Tranche in respect of which Interest is computed by reference to the Alternative Rate, a fluctuating interest rate per annum equal to the Base Rate plus 3.25%, and (iii) in the case of any other amount due hereunder, a fluctuating interest rate per annum equal to the Base Rate plus 3.25%.

“Defaulted Contract” has the meaning set forth in the Receivables Sale Agreement.

“Defaulting Lender” means any Committed Lender that, as determined by the Program Agent, has (a) failed to fund any portion of its Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower or the Program Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) failed, within three (3) Business Days after request by the Program Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Program Agent, the Administrative Agent in its Lender Group or any other Lender in its Lender Group any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or (ii) has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or a receiver, conservator, trustee or custodian has been appointed for such parent company.

“Delinquency Ratio” means, for any month, the ratio (calculated as of the last day of each calendar month) of (i) the Outstanding Balance of Pledged Contracts that were deemed to be more than 30 days past due or greater in accordance with the Credit and Collection Policy, and which do not therefore constitute “current” or “prepaid” Pledged Contracts, (and that are not Charged-off Contracts) as of the last day of such month, to (ii) the Outstanding Balance of all Pledged Contracts (and that are not Charged-off Contracts) as of the last day of such month.  Notwithstanding the foregoing solely for purposes of determining whether or not an Early Amortization Event or Event of Termination has occurred, the Delinquency Ratio shall only be tested for such purpose when on the date of such required calculation hereunder any amounts are outstanding in respect of the Loans at such time (whether or not such date is the last day of a calendar month) and, if any such Early Amortization Event or Event of Termination is determined by taking an average of the Delinquency Ratio over one or more prior months (consecutive or otherwise) such calculation shall be based on the required number of months but selecting only the most recently preceding months as of the last day of which the outstanding balance of any Loans hereunder was greater than zero; it being understood that this sentence shall only limit dates for calculating the Delinquency Ratio for purposes of determining whether or not the performance triggers set forth in the Early Amortization Events or Events of Termination have occurred at such time, but shall not affect or limit the requirement to calculate the Delinquency Ratio on a consecutive monthly basis for purposes of (x) calculating the Borrowing Base (or any credit enhancements which are part thereof) (y) any ratios based on Managed Receivables or (z) any other purposes under the Facility Documents.

“Delinquent Contract” means, at any time, a Contract (i) which is deemed to be more than 30 days past due in accordance with the Credit and Collection Policy and (ii) that is not a Defaulted Contract.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“During the continuance” or “during the continuation” and words of similar import mean, when used in connection with an Event of Termination or Servicer Termination Event, the period commencing with the occurrence of such Event of Termination or Servicer Termination Event, after giving effect to any applicable grace period, and ending (if at all) on the effective date of a waiver in respect of such Event of Termination or Servicer Termination Event issued in accordance with the terms of Section 10.01, it being understood that an Event of Termination or Servicer Termination Event shall continue to exist unless and until waived in accordance with the terms of Section 10.01, notwithstanding the cure of the underlying event or condition that shall have given rise to such Event of Termination or Servicer Termination Event at any time after the lapse of the applicable grace period.

“Early Amortization Event” means either (i) the occurrence, on any date, of a Portfolio Performance Early Amortization Event or (ii) the Excess Spread Ratio shall, on any date, be less than 3.0%; it being understood that such Early Amortization Event shall no longer be deemed to exist following the end of the related Early Amortization Period with respect to all Early Amortization Events.

“Early Amortization Period” means a period commencing on the occurrence of an Early Amortization Event and ending on the earliest to occur of (i) the cure of such Early Amortization Event (whether by additions to the Collateral or following a period of amortization or otherwise), (ii) the reduction to zero of the Aggregate Principal Balance of the Loans or (iii) such Early Amortization Event being waived in writing by the Administrative Agents (it being understood that if more than one Early Amortization Event has occurred and is continuing at such time, the related Early Amortization Period will only end if all Early Amortization Events have been cured or are waived at such time in accordance with clauses (i) through (iii) above).

“EBITDA” for any Person on any date of calculation shall mean, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) taxes on or measured by income (including franchise taxes imposed in lieu of income taxes), (c) depreciation expense, (d) amortization expense and (e) other non-cash or extraordinary charges, in each case determined in accordance with GAAP for such period.  For the purposes of calculating EBITDA for any period, if during such period such Person or any of its subsidiaries being included in such calculation at such time shall have made an acquisition or a disposition, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or disposition occurred on the first day of such period.

“Effective Date” means the later of (i) October 1, 2010 and (ii) the date the conditions precedent set forth in Section 3.01 shall have been satisfied or waived by the Program Agent.

“Eligible Contract” has the meaning set forth in the Receivables Sale Agreement.

“Eligible Hedge Agreement” means a Hedge Agreement in the form of an interest rate agreement that complies with the requirements set forth in Section 2.05(e).

“Eligible Hedge Counterparty” means a Hedge Counterparty that has (i) a short-term rating of at least “A-1”, “P-1” or “F1+” by at least two of S&P, Moody’s or Fitch, respectively or, (ii) if a short-term rating is unavailable for a Hedge Counterparty, a long-term rating of at least “A+”, “A1” or “A+” by at least two of S&P, Moody’s or Fitch, respectively.  Notwithstanding the foregoing, in the event that a Hedge Counterparty fails to maintain the required ratings by at least two of the rating agencies as described in this definition above, such Hedge Counterparty may remain an Eligible Hedge Counterparty so long as (x) its rating does not fall below “A-2”, “P-2” or “F-2” by any two of S&P, Moody’s or Fitch and (y) within 10 Business Days after such rating withdrawal or reduction (if such withdrawal or reduction is continuing) such Hedge Counterparty has executed and delivered to the Borrower and each Administrative Agent, a credit support document, in form and substance, and supported by a type and amount of collateral, in each case, reasonably acceptable to the Required Lenders.  Following the failure on the part of such Hedge Counterparty to effect such a collateral support arrangement acceptable to the Required Lenders on or prior to the expiration of such 10-day period, such Hedge Counterparty shall no longer constitute an Eligible Hedge Counterparty for purposes of this Agreement and the other Facility Documents.

“Equipment” means new or used equipment (including any related software), the sale and financing of which shall have given rise to a Contract, or, in limited circumstances, stand alone software upgrades to an existing hardware component of Equipment manufactured, produced or sold by SOI or any of its Affiliates or Subsidiaries in which a blanket security interest in all Equipment is granted under the Contract arising from the sale and financing of such software.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or any successor statute.

“ERISA Affiliate” means (a) a corporation which is a member of a controlled group of corporations with SOI within the meaning of Section 414(b) of the IRC, (b) a trade or business (whether or not incorporated) which is under common control with SOI within the meaning of Section 414(c) of the IRC or Section 4001(b)(1) of ERISA, (c) a member of an affiliated service group with SOI within the meaning of Section 414(m) of the IRC, or (d) an entity treated as under common control with SOI by reason of Section 414(o) of the IRC.

“ERISA Plan” means any employee benefit plan (a) maintained by SOI or any ERISA Affiliate, or to which any of them contributes or is obligated to contribute, for its employees and (b) covered by Title IV of ERISA or to which Section 412 of the IRC applies.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Termination” has the meaning set forth in Section 7.01.

“Excess Spread” means an amount, computed as of the last day of each Monthly Period, equal to the excess, if any, of: (a) the sum of (i) all interest or finance charges and other similar interest related amounts (excluding any Late Payment Penalty and Similar Fees which are payable pursuant to clause (ii) of each of Sections 2.08(b) or 2.08(c), as applicable) accrued on all Pledged Contracts outstanding during such Monthly Period, (ii) all payments, if any, received during such period by the counterparty under any applicable Hedge Agreements (other than any termination payments paid in accordance with Section 2.08), and (iii) solely to the extent that no Loans are outstanding at such time, any funds or amounts (other than principal collections on the Pledged Contracts) which are owned or have been received by the Borrower at such time and are available to make the payments described in clause (b) below (such amounts, for purposes of the calculations in this clause (iii), not to exceed 0.675% of the Aggregate Commitment during any calendar year) minus (b) the sum of (i) the Usage Fee, the Unused Fee, the Servicer Fee, the Back-up Servicing Fee (if any) and all Other Fees payable by the Borrower under this Agreement and the other Facility Documents, accrued during such calendar month, plus (ii) (x) on any date following the acquisition by the Borrower of one or more Hedge Agreements in accordance with the terms of this Agreement and during the period any such Hedge Agreement remains in effect, the weighted average cap rate for all Hedge Agreements for such Monthly Period multiplied by the Aggregate Principal Balance then outstanding at such time, or (y) in all other cases, all accrued and unpaid interest (including any increases in any such interest amounts) on the Loans during such calendar month, plus (iii) any other costs or expenses of the Borrower of any nature whatsoever incurred during such period (other than any such obligations of the Borrower in respect of principal on the Loans).

“Excess Spread Ratio” means the percentage equivalent of a fraction (computed as of the last day of each Monthly Period), (a) the numerator of which is the Excess Spread, as calculated for such Monthly Period, and (b) the denominator of which is the Outstanding Eligible Balance as of the first day of such Monthly Period.

“Excluded Taxes” has the meaning set forth in Section 2.15(a).

“Facility Documents” means, collectively, this Agreement, the Receivables Sale Agreement, the Performance Guaranty Agreement, the Control Agreement, each Hedge Agreement (if applicable), the Back-up Servicing Agreement (if applicable), the Fee Letter and all other agreements, documents and instruments delivered pursuant thereto or in connection therewith.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York; or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Program Agent from three federal funds brokers of recognized standing selected by it.

“Fees” means, collectively, all Usage Fees, Unused Fees and Other Fees.

“Final Collection Date” means the date on or following the Termination Date on which the Aggregate Principal Balance has been reduced to zero and all other Borrower Obligations (other than contingent obligations that are not then manifest) have been paid in full.

“Fitch” means Fitch, Inc. and its successors.

“Flow of Collections Chart” means the chart delivered and certified to be true, correct and complete on the Closing Date to the Program Agent.

“Franchisee” means either (x) a “franchisee” or “dealer” in accordance with the terms of the Franchise Disclosure Document, as the same may be amended, modified or otherwise supplemented from time to time and who has signed and is a party to a currently enforceable Franchisee Agreement or (y) a Snap-on Originator, as the context may require.

“Franchisee Agreement” means (1) in the case of a franchise or dealer that is not a Snap-on Originator, an agreement, as amended, modified, restated or supplemented from time to time, either (w) between a Franchisee that is a “franchisee” and Snap-on Credit on commercial terms substantially similar to those set forth in the form attached hereto as Exhibit I-1, (x) between a Franchisee that is a “dealer” and Snap-on Credit on commercial terms substantially similar to those set forth in the form attached hereto as Exhibit I-2, or (y) any franchisee or dealer agreement entered into in the normal course of the applicable Seller’s business (but not in the form of Exhibits I-1 or I-2 attached hereto) so long as, in the case of this clause (y), such agreement is either (i) executed prior to the Closing Date and the aggregate principal amount of Pledged Contracts originated under such agreements does not exceed 5% of the aggregate principal amount of all Pledged Contracts at such time or (ii) consented to in writing by the Required Lenders or (2) in the case of any Snap-on Originator, a written sale or similar agreement between such Snap-on Originator and Snap-on Credit reflecting the applicable arrangements pursuant to which such Snap-on Originator sells, transfers or otherwise conveys Contracts and other assets from time to time on customary arms-length business terms to Snap-on Credit in the ordinary course of business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, regulatory, public or statutory instrumentality, authority, body, agency, bureau or entity (including, the Comptroller of the Currency, the Federal Reserve Board, any central bank or any comparable authority), or any arbitrator with authority to bind a party to this Agreement at law.

“Hedge Agreement” means documentation to which the Borrower is party relating to a hedge transaction that provides protection to the Borrower against fluctuations in interest rates, in the form of an interest rate cap agreement.

“Hedge Counterparty” means the counterparty to the Borrower under the applicable Hedge Agreement, together with its successors and permitted assigns.

“Hedge Event Date” means the date following the earliest to occur of any Voluntary Hedge Event or Mandatory Hedge Event.

“Hedging Rate” means, in the case of any Hedge Agreement at any time, the cap rate, set forth in such Hedge Agreement.

“Hedging Requirement” means, on any date of determination, the acquisition by the Borrower and, at all relevant times thereafter (solely for purposes of the use of the term “Hedging Requirement” in the Facility Documents), the maintenance in full force and effect, of one or more Eligible Hedge Agreements with Eligible Hedge Counterparties and with an aggregate notional amount, on each such relevant date of determination at least equal to the Aggregate Principal Balance then outstanding on such date.

“Hedging Satisfaction Period” means the period commencing on the date following a Hedge Event Date (other than as a result of a Mandatory Hedge Event of the type described in clause (i) of the definition thereof, except as otherwise provided in the last sentence of this definition) on which the Hedging Requirement has been satisfied and ending on the earliest of any date on which (x) the Hedging Requirement fails to be satisfied (subject solely to the proviso set forth in this definition below), (y) the Excess Spread Ratio is less than the Minimum Excess Spread Percentage or (z) any Hedge Counterparty fails to be an Eligible Hedge Counterparty; provided, however, that if at any time the Hedging Satisfaction Period has ended because of either (or both) of clause (y) and/or clause (z) above, and thereafter both the Excess Spread Ratio is greater than or equal to the Minimum Excess Spread Percentage (and has been greater than or equal to the Minimum Excess Spread Percentage for at least three consecutive calendar months) and, at the same time, if applicable, the Borrower has satisfied the requirements set forth in Section 2.05(e) to replace such Hedge Counterparty within the 45 day period described therein and all other requirements for the Hedging Satisfaction Period are satisfied at such time (including the Hedging Requirement), the Hedge Satisfaction Period shall resume.  Notwithstanding anything in this definition or otherwise in this Agreement to the contrary, the Borrower will not be able to create, achieve or otherwise satisfy the Hedging Satisfaction Period for purposes of the calculation of the Borrowing Base or for any other purpose herein, in any case where it is required to obtain a Hedge Agreement pursuant to Section 2.05(e) as a result of a Mandatory Hedge Event of the type described in clause (i) of the definition thereof unless thereafter the Excess Spread Ratio is greater than or equal to the Minimum Excess Spread Percentage for at least three consecutive calendar months.

“Incipient Event of Termination” means any event which, with the giving of notice or lapse of time or both, would constitute an Event of Termination.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade and similar accounts payables that (x) are not overdue by more than one hundred twenty (120) days incurred in the ordinary course of such Person’s business or (y) are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained, (ii) accrued expenses arising in the ordinary course of business, employee compensation and pension obligations and other obligations arising from employee benefit agreements and programs, (iii) earn-outs and holdbacks and (iv) customer advances), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements (solely for purposes of this definition, as such term is defined in the SOI Credit Agreement), (h) all Indebtedness of others referred to in clauses (a) through (g) above or clause (A) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, provided that, if the guaranty or other agreement provides for limited recourse to such Person for such Indebtedness, it shall be taken into account only to the extent of such recourse, and (A) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that, if such Person has not assumed or become liable for the payment of such Indebtedness, it shall be taken into account only to the extent of the book value or fair market value, whichever is greater, of the property subject to such Lien; provided, further, however, that solely in the case of Persons other than the Borrower, the term “Indebtedness” shall not include obligations incurred in connection with a Permitted Receivables Financing (as such term is defined in the SOI Credit Agreement).

“Indemnified Amount” has the meaning set forth in Section 8.01.

“Indemnified Party” has the meaning set forth in Section 8.01.

“Insolvency Event” means for any Person (i) such Person or any of its material Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by such Person or any of its material Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property; or (iii) any proceeding shall be instituted against such Person or any of its material Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, which proceeding continues undismissed or unstayed for a period of 60 consecutive days or (iv) such Person or any of its material Subsidiaries shall take any corporate action to authorize any of the actions set forth in clauses (i), (ii) or (iii) above.

“Interest” means, for any Tranche and any Tranche Period, the sum for each day during such Tranche Period of the following:

IR x PB/CB

where:

IR	=	the Interest Rate for such Tranche for such day.
PB	=	the Principal Balance of such Tranche on such day.
CB	=	(i) in the case of a Base Rate Tranche, 365 or 366 and (ii) in the case of any other Tranche, 360.

“Interest Rate” means, with respect to any Tranche for any day (a) to the extent such Tranche is funded on such day by a Conduit Lender through the issuance of Promissory Notes, the CP Rate and (ii) otherwise, the Alternative Rate; provided, that at all times following the occurrence and during the continuation of an Event of Termination, the Interest Rate for each Tranche on each day shall be an interest rate per annum equal to the Default Rate.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“IRS” means the Internal Revenue Service of the United States of America.

“Joinder Agreement” means a joinder agreement substantially similar to Exhibit G attached hereto.

“JPMorgan” has the meaning set forth in the preamble to this Agreement.

“Late Payment Penalty and Similar Fees” means (x) any late payment fees, insufficient fund fees, non-financed UCC filing fees, check fees and extension fees paid by Obligors on Pledged Contracts and (y) any taxes and other governmental fees and charges received with respect to any Pledged Contracts and in each case deemed Collections and allocated pursuant to Section 2.08(b) or 2.08(c), as applicable.

“Lender” means any Conduit Lender or Committed Lender, as applicable, and “Lenders” means, collectively, the Conduit Lenders and the Committed Lenders.

“Lender Group” means any Administrative Agent and its related Conduit Lenders and Committed Lenders.

“Lender Group Limit” means, for any Lender Group, the amount set forth on Schedule I (or in an Assignment and Acceptance or a Joinder Agreement pursuant to which such Lender Group became party hereto), as such amount may be modified in accordance with Section 2.03, subject to an assignment pursuant to Section 10.03.

“Level 1” means and/or shall be deemed to exist or be occurring at any time and during any period during which either (x) the most recently calculated ratio as at the end of each fiscal quarter of Consolidated Indebtedness to EBITDA for the four fiscal quarters then ended of SOI (and its Consolidated Subsidiaries and Affiliates), is less than or equal to 3.0, (y) the most recently calculated ratio as at the end of each fiscal quarter of Consolidated Indebtedness to the sum of (i) Consolidated Indebtedness and (ii) shareholders’ equity of SOI, is less than or equal to 0.50 or (z) both (A) the most recently calculated ratio as at the end of each fiscal quarter of Consolidated Indebtedness to the sum of (i) Consolidated Indebtedness and (ii) shareholders’ equity of SOI, is less than or equal to 0.55 and (B) SOI has a rating greater than or equal to any two of the following “BBB”, “Baa2” or “BBB” by S&P, Moody’s and Fitch, respectively.  For the avoidance of doubt, it is understood that when the foregoing metrics are achieved Level 1 will exist and/or be reinstated.

“Level 2” means and/or shall be deemed to exist or be occurring at any time and during any period that Level 1 has not been satisfied or reinstated in accordance with the provisions set forth in the definition thereof.

“LIBO Rate” means, for any LIBOR Tranche and the related Tranche Period, the rate determined by the related Administrative Agent by reference to the British Bankers’ Association Interest Settlement Rate for deposits in Dollars, with a maturity comparable to such Tranche Period, appearing on Reuters BBA LIBOR Rate Page 3750 (or any such screen as may replace such screen on such service or any successor to or substitute for such service, providing rate quotations comparable to those currently provided by such service, as determined by the related Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, on the second Business Day before the first day of such Tranche Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” for the applicable LIBOR Tranche and related Tranche Period shall be the rate at which deposits in Dollars in a principal amount which approximates the portion of the Loan allocated to such Tranche (but not less than $1,000,000) and for a maturity comparable to such Tranche Period are offered by the related Reference Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the second Business Day before (and for value on) the first day of such Tranche Period.

“LIBO Rate Reserve Percentage” means, for any LIBOR Tranche and the related Tranche Period, the reserve percentage applicable two Business Days before the first day of such Tranche Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) (or, if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Tranche Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Tranche Period.

“LIBOR Tranche” means a Tranche for which Interest is computed by reference to the Adjusted LIBO Rate.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor (excluding operating leases) and any easement, right of way or other encumbrance on title to real property.

“Liquidation Fee” means for any Tranche held by a Lender the Principal Balance of which is reduced on any date other than the last day of the related Tranche Period, (i) the amount, if any, by which the additional Interest which would have accrued during such Tranche Period on the reductions of the Principal Balance of such Tranche had a reduction of the Principal Balance not occurred, exceeds (ii) the income, if any, received by such Lender from the investment of the proceeds of such reductions of Principal Balance during such Tranche Period.  A certificate as to the amount of any Liquidation Fee (including the computation of such amount in reasonable detail) shall be submitted by the affected Lender to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Liquidity Provider” means any of the financial institutions from time to time party to any Asset Purchase Agreement or any liquidity loan agreement or similar arrangement with a Conduit Lender.

“Loan” means, in respect of any Lender Group and any Advance, the portion of such Advance funded by such Lender Group and advanced to the Borrower from time to time pursuant to Article II.

“Loss-to-Liquidation Ratio” means, for any Monthly Period without duplication, an amount equal to (i) the Loss Proxy, divided by (ii) the sum of (a) the Loss Proxy, (b) the aggregate amount of principal Collections (without double counting any Collections in respect of Recoveries already used to reduce Loss Proxy) received by the Servicer during such Monthly Period and (c) the aggregate amount of the Add-on Refinance Amount received in respect of “add-on” Contracts and deposited into the Collection Account during such Monthly Period pursuant to Section 5.01(o).  Notwithstanding the foregoing solely for purposes of determining whether or not an Early Amortization Event or Event of Termination has occurred, the Loss-to-Liquidation Ratio shall only be tested for such purpose when on the date of such required calculation hereunder any amounts are outstanding in respect of the Loans at such time (whether or not such date is the last day of a calendar month) and, if any such Early Amortization Event or Event of Termination is determined by taking an average of the Loss-to-Liquidation Ratio over one or more prior months (consecutive or otherwise) such calculation shall be based on the required number of months but selecting only the most recently preceding months as of the last day of which the outstanding balance of any Loans hereunder was greater than zero; it being understood that this sentence shall only limit dates for calculating the Loss-to-Liquidation Ratio for purposes of determining whether or not the performance triggers set forth in the Early Amortization Events or Events of Termination have occurred at such time, but shall not affect or limit the requirement to calculate the Loss-to-Liquidation Ratio on a consecutive monthly basis for purposes of (x) calculating the Borrowing Base (or any credit enhancements which are part thereof) (y) any ratios based on Managed Receivables or (z) any other purposes under the Facility Documents.

“Loss Proxy” means, for any Monthly Period, an amount equal to: (a), minus (b):

Where:

(a)           equals the Initial Defaults for such Monthly Period; and

(b)           equals the sum, without duplication, of:

(i)            the product of (x) the aggregate amount of Fair Market Value Recoveries in respect of Pledged Contracts during such Monthly Period, which have been received by the Servicer, multiplied by (y) the applicable Fair Market Value Recovery Assumption at such time, plus

(ii)           the product of (x) the aggregate amount of Loss Recoveries in respect of Pledged Contracts during such Monthly Period, which have been received by the Servicer, multiplied by (y) the applicable Loss Recovery Assumption at such time, plus

(iii)          the product of (x) all other Recoveries during such Monthly Period in respect of Pledged Contracts that are Charged-off Contracts (whether or not such Pledged Contracts became Charged-off Contracts during such Monthly Period or any prior Monthly Period), which have been received by the Servicer, multiplied by (y) the applicable Other Recovery Assumption at such time.

For purposes of this definition of Loss Proxy, the terms “Fair Market Value Recoveries,” “Loss Recovery,” “Initial Defaults,” “Fair Market Value Recovery Assumption,” “Loss Recovery Assumption,” and “Other Recovery Assumption” shall have the following meanings, respectively:

“Fair Market Value Recoveries” means for any applicable date or period, in respect of any Contract, the payments made by any Franchisee or Snap-on Credit or any of its Affiliates during such Monthly Period under the related Franchisee Agreement (or, in the case of Snap-on Credit or any of its Affiliates, the applicable intercompany agreement or arrangements relating to such payments) in connection with its obligation thereunder to repurchase, at fair market value, repossessed or recovered Equipment.

“Loss Recovery” means for any applicable date or period, in respect of any Contract and without duplication, the amounts recovered from loss reserves and/or any payments made by any Franchisee (including by net settlement in periodic statements) or Snap-on Credit or any of its Affiliates during such Monthly Period, in each case under the related Franchisee Agreement (or, in the case of Snap-on Credit or any of its Affiliates, the applicable intercompany agreement or arrangements relating to recourse in respect of losses under such Contract) in connection with the obligation thereunder to provide recourse in respect of losses under such Contract (but excluding, for the avoidance of doubt, any Fair Market Value Recoveries).

“Initial Defaults” means, for any Monthly Period, an amount equal to, without duplication, the Outstanding Balance of each Pledged Contract that became a Charged-off Contract during such Monthly Period, in each case before giving effect to any Fair Market Value Recoveries, Loss Recoveries and/or any other recoveries or offsets with respect to such Contract that were applied prior to the charge-off of such Contract.

“Fair Market Value Recovery Assumption” means (x) during Level 1, 75% or (y) during Level 2, 50%.

“Loss Recovery Assumption” means (x) during Level 1, 75% or (y) during Level 2, 50%.

“Other Recovery Assumption” means (i) during Level 1, 15% or (ii) during Level 2, 10%.

“Managed Loss Proxy” means, for any Monthly Period, an amount equal to: (a), minus (b):

Where:

(a)           equals the Managed Initial Defaults for such Monthly Period; and

(b)           equals the sum, without duplication, of:

(i)            the product of (x) the aggregate amount of Managed Fair Market Value Recoveries in respect of Managed Receivables during such Monthly Period, multiplied by (y) the applicable Fair Market Value Recovery Assumption at such time, plus

(ii)           the product of (x) the aggregate amount of Managed Loss Recoveries in respect of Managed Receivables during such Monthly Period, multiplied by (y) the applicable Loss Recovery Assumption at such time, plus

(iii)          the product of (x) all other recoveries during such Monthly Period in respect of Managed Receivables that are charged-off in accordance with the Credit and Collection Policy (whether or not such Managed Receivables became charged-off in accordance with the Credit and Collection Policy during such Monthly Period or any prior Monthly Period), multiplied by (y) the applicable Other Recovery Assumption at such time.

For purposes of this definition of Managed Loss Proxy, the terms “Managed Fair Market Value Recoveries,” “Managed Loss Recovery,” “Managed Initial Defaults,” “Fair Market Value Recovery Assumption,” “Loss Recovery Assumption” and “Other Recovery Assumption” shall have the following meanings, respectively:

“Managed Fair Market Value Recoveries” means for any applicable date or period, in respect of any Managed Receivable, the payments made by any franchisee, dealer or Snap-on Credit or any of its Affiliates during such Monthly Period under the related franchisee agreement or dealer agreement (or, in the case of Snap-on Credit or any of its Affiliates, the applicable intercompany agreement or arrangements relating to such payments) in connection with its obligation thereunder to repurchase, at fair market value, repossessed or recovered equipment.

“Managed Loss Recovery” means for any applicable date or period, in respect of any Managed Receivable and without duplication, the amounts recovered from loss reserves and/or any payments made by any franchisee or dealer (including by net settlement in periodic statements) or Snap-on Credit or any of its Affiliates during such Monthly Period, in each case under the related franchisee agreement or dealer agreement (or, in the case of Snap-on Credit or any of its Affiliates, the applicable intercompany agreement or arrangements relating to recourse in respect of losses under such Managed Receivable) in connection with the obligation thereunder to provide recourse in respect of losses under such Managed Receivable (but excluding, for the avoidance of doubt, any Managed Fair Market Value Recoveries).

“Managed Initial Defaults” means, for any Monthly Period, an amount equal to, without duplication, the outstanding principal balance of each Managed Receivable that became charged-off in accordance with the Credit and Collection Policy during such Monthly Period, in each case before giving effect to any Managed Fair Market Value Recoveries, Managed Loss Recoveries and/or any other recoveries or offsets with respect to such Managed Receivable that were applied prior to the charge-off of such Managed Receivable.

“Fair Market Value Recovery Assumption” means (x) during Level 1, 75% or (y) during Level 2, 50%.

“Loss Recovery Assumption” means (x) during Level 1, 75% or (y) during Level 2, 50%.

“Other Recovery Assumption” means (i) during Level 1, 15% or (ii) during Level 2, 10%.

“Managed Pool Delinquency Ratio” means, for any Monthly Period with respect to each Seller’s U.S. retail Equipment managed portfolio, the ratio (calculated as of the last day of each calendar month) equal to (a) the aggregate principal balance of all Managed Receivables (excluding any Managed Receivables which have been charged-off as uncollectible or otherwise in accordance with the Credit and Collection Policy and/or applicable and/or customary servicing standards) that were deemed to be more than 30 days past due or greater in accordance with the Credit and Collection Policy (and which do not therefore constitute “current” or “prepaid” Managed Receivables) during such Monthly Period as of the last day of such month, divided by (b) the aggregate principal balance of all such Managed Receivables (excluding any Managed Receivables which have been charged-off as uncollectible or otherwise in accordance with the Credit and Collection Policy and/or applicable and/or customary servicing standards) as of the last day of such Monthly Period.

“Managed Pool Loss-to-Liquidation Ratio” means, for any Monthly Period with respect to each Seller’s U.S. retail Equipment managed portfolio, the ratio equal to (a) the sum of (i) the Managed Loss Proxy, divided by (b) the sum of (i) the Managed Loss Proxy plus (ii) the aggregate amount of principal collections, fees and expenses received on all such Managed Receivables during such Monthly Period.

“Managed Pool Non-Reportable Ratio” means, for any month with respect to each Seller’s U.S. retail Equipment managed portfolio, the ratio (calculated as of the last day of each calendar month) of:

(i) the sum, without duplication, of:  (x) the aggregate principal balance of all Managed Receivables with respect to which either the related obligor is in repossession/exempt status pending disposition and application of proceeds of repossessed assets or legal action, in accordance with the Credit and Collection Policy or other applicable policies of the Servicer, plus (y) the aggregate principal balance of all Managed Receivables with respect to which the related obligor is the subject of any bankruptcy, insolvency or similar proceeding under any applicable law (in each case, (A) as of the last day of such month and whether or not such status began during such month or any prior month and (B) excluding any Managed Receivables which have been charged-off as uncollectible or otherwise in accordance with the Credit and Collection Policy and/or applicable and/or customary servicing standards); to

(ii) the aggregate principal balance of all such Managed Receivables as of last day of such month (excluding any Managed Receivables which have been charged-off as uncollectible or otherwise in accordance with the Credit and Collection Policy and/or applicable and/or customary servicing standards).

“Managed Receivables” means receivables, retail installment contracts, promissory notes, charge accounts or other receivables, chattel paper or other similar financial assets originated, acquired or serviced in the ordinary course of business of SOI or any of its Subsidiaries, under the “Extended Credit Program” as such term is used in the Credit and Collection Policy, and shall include all related collateral and assets and any retained assets in respect of the foregoing.

“Mandatory Back-up Servicer Event” means the occurrence of the Performance Guarantor no longer having a rating greater than or equal to any two of the following “Baa3”, “BBB-”, or “BBB-” by Moody’s, S&P and Fitch, respectively.

“Mandatory Hedge Event” means the earliest to occur of any of the following while there are Loans outstanding hereunder (i) the Excess Spread Ratio being less than the Minimum Excess Spread Percentage or (ii) SOI no longer having a rating greater than or equal to any two of the following  “BBB”, “Baa2” or “BBB” by S&P, Moody’s and Fitch, respectively.

“Material Adverse Effect” means a material adverse effect on (i) a significant portion (as determined by the Program Agent in its reasonable discretion) of either the Pledged Contracts or any of the other Collateral (including, without limitation, the enforceability or collectability of the Pledged Contracts), (ii) the financial condition or operations of the Borrower, the Servicer or any Seller, in each case, individually, or with its respective Affiliates, taken as a whole, (iii) the ability of the Borrower, the Servicer or any Seller to perform its obligations under this Agreement or any other Facility Document, (iv) the legality, validity or enforceability of this Agreement or any other Facility Document, (v) any Secured Party’s interest in the Pledged Contracts generally or in any significant portion of the Pledged Contracts, the Related Security or the Collections with respect thereto (including with respect to the perfection or priority of any such interest and each Seller’s related interest in any such Pledged Contract as against the Franchisee, related Obligor or otherwise), or (vi) the timely payment of the principal and interest on the Loans or other amounts payable in connection therewith.

“Minimum Excess Spread Percentage” means 7.00% per annum.

“Monthly Period” means a calendar month and, with respect to any Settlement Date or Monthly Reporting Date, the immediately preceding calendar month, except that the final Monthly Period shall end on the Final Collection Date.

“Monthly Report” means a report, in substantially the form of Exhibit C-1 or Exhibit C-2, as applicable (with such changes as the Borrower and the Program Agent may agree to from time to time), furnished by the Servicer to the Administrative Agents for the Lenders pursuant to Section 6.07.

“Monthly Reporting Date” means the third Business Day preceding each Settlement Date, other than a Provisional Settlement Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“New Contracts” has the meaning set forth in Section 2.02(a).

“Non-Reportable Ratio” means, for any month, the ratio (calculated as of the last day of each calendar month) of:

(i)           the sum, without duplication, of: (x) the Outstanding Balance of all Pledged Contracts with respect to which the related Obligor is in repossession/exempt status pending disposition and application of proceeds of repossessed assets or legal action, in accordance with the Credit and Collection Policy or other applicable policies of the Servicer, plus (y) the Outstanding Balance of all Pledged Contracts with respect to which the related Obligor is the subject of any bankruptcy, insolvency or similar proceeding under any applicable law (in each case, (A) as of the last day of such month and whether or not such status began during such month or any prior month and (B) excluding any Charged-off Contracts); to

(ii)           the Outstanding Balance of all Pledged Contracts as of the last day of such month (excluding any Charged-off Contracts).

Notwithstanding the foregoing, solely for purposes of determining whether or not an Early Amortization Event or Event of Termination has occurred, the Non-Reportable Ratio shall only be tested for such purpose when on the date of such required calculation hereunder any amounts are outstanding in respect of the Loans at such time (whether or not such date is the last day of a calendar month) and, if any such Early Amortization Event or Event of Termination is determined by taking an average of the Non-Reportable Ratio over one or more prior months (consecutive or otherwise) such calculation shall be based on the required number of months but selecting only the most recently preceding months as of the last day of which the Aggregate Principal Balance of any Loans hereunder was greater than zero; it being understood that this sentence shall only limit dates for calculating the Non-Reportable Ratio for purposes of determining whether or not the performance triggers set forth in the Early Amortization Events or Events of Termination have occurred at such time, but shall not affect or limit the requirement to calculate the Non-Reportable Ratio on a consecutive monthly basis for purposes of (x) calculating the Borrowing Base (or any credit enhancements which are part thereof), (y) any ratios based on Managed Receivables or (z) any other purposes under the Facility Documents.

“Note” has the meaning set forth in Section 2.07.

“Notice of Sale” has the meaning set forth in the Receivables Sale Agreement.

“Obligor” means any Person obligated to make payments pursuant to a Contract.

“Operating Agreement” means the limited liability company agreement, dated as of March 17, 2010, entered into by Snap-on Credit, as the member and James Seifert, as the special member.

“Other Fees” means amounts owed by the Borrower hereunder pursuant to Sections 2.11, 2.12, 2.13, 2.14, 2.15, 8.01, 8.03 and 10.10.

“Outstanding Balance” means, with respect to a Contract at any time, the then outstanding principal balance thereof.

“Outstanding Eligible Balance” means, at any time of determination, the Outstanding Balance of all Pledged Contracts that are Eligible Contracts at such time (after giving effect to the limitation on when eligibility is tested, but including as such eligibility may be tested and retested on the dates described in the definition of Eligible Contract); provided that it shall be a further condition to the inclusion of any such Contracts in the Outstanding Eligible Balance on any date (whether or not the eligibility of any Contract is being tested or retested on such date pursuant to the definition of “Eligible Contract”) that the inclusion of all such Pledged Contracts in the Outstanding Eligible Balance would not cause the Overconcentration Amount in respect of such Concentration Limit to exceed zero.

“Overconcentration Amount” means, as of any date of determination, the sum of the amounts for all Concentration Criteria, calculated as of such date for each Concentration Criterion, respectively, as being the amount, if positive, equal to (A) the Outstanding Eligible Balance in respect of all Pledged Contracts having such Concentration Criterion minus (B) an amount equal to (1) the Outstanding Eligible Balance in respect of all Pledged Contracts multiplied by (2) the Concentration Limit associated with each such Concentration Criterion; provided that in calculating clause (A) of the Overconcentration Amount at any time, the Outstanding Balance of a Pledged Contract shall not be counted more than once.

“Participant” has the meaning set forth in Section 10.03(g).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Peak Principal Amount” means the greatest Outstanding Eligible Balance since the most recent date the Aggregate Principal Balance was reduced to zero (due to a Take-Out Securitization, prepayment or otherwise), or if the Aggregate Principal Balance has not been so reduced, since the Closing Date.

“Performance Guarantor” means SOI, or any permitted successor thereto.

“Performance Guaranty Agreement” means the Performance Guaranty Agreement, dated as of the date hereof, between the Performance Guarantor and the Program Agent in its individual capacity and on behalf of all Lenders.

“Permitted Investments” mean book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form which evidence:

(a)           direct obligations of, and obligations fully guaranteed as to timely payment by, the United States of America;

(b)           demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State (or any domestic branch of a foreign bank) and subject to supervision and examination by Federal or State banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term senior unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall have a credit rating from the Rating Agencies in the highest investment category granted thereby;

(c)           commercial paper, master notes, promissory notes, demand notes or other short-term debt obligations having, at the time of the investment or contractual commitment to invest therein, a rating from the Rating Agencies in the highest investment category granted thereby;

(d)           investments in money market funds having a rating from the Rating Agencies in the highest investment category granted thereby (including funds for which the Program Agent or any Administrative Agent or any of their respective Affiliates is investment manager or advisor);

(e)           notes or bankers’ acceptances issued by any depository institution or trust company referred to in clause (b);

(f)           repurchase and reverse repurchase agreements collateralized by securities issued or guaranteed by the United States government or any agency, instrumentality or establishment of the United States government, in either case entered into with a depository institution or trust company (acting as principal) described in clause (b), or entered into with an entity (acting as principal) which has, or whose parent has, a credit rating from the Rating Agencies in the highest credit category granted thereby; and

(g)           any other investment approved by the Program Agent.

“Permitted Liens” means any liens (a) for taxes, assessments and governmental charges or levies that in each case are (x) not at the time delinquent or thereafter can be paid without penalty or (y) being contested in good faith and by proper actions and as to which adequate reserves are being maintained in accordance with GAAP; (b) liens imposed by law (including, but not limited to, materialmen’s, mechanic’s, carriers’, workmen’s and repairmen’s liens arising in the ordinary course of business) securing obligations that in each case are either (i) not overdue for a period of not more than forty-five (45) days or (ii) being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP; (c) easements, rights of way and other encumbrances on title to real property that do not render title to the property unencumbered thereby unmarketable or materially and adversely affect the use of such property for its present purposes and (d) liens of a collecting bank in the ordinary course of processing items for collection which arise under Article IV of the UCC.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

“Pledged Contract” means all Contracts in which the Borrower has acquired or purported to acquire an interest from a Seller pursuant to the Receivables Sale Agreement including, without limitation, any Contracts which have been identified in a Borrowing Notice and which have not been removed from the Collateral pursuant to the terms hereof or repurchased by a Seller pursuant to the terms of the Receivables Sale Agreement (except to the extent for any periods following such removal, the express terms of this Agreement require such Contract to continue to be included in the various performance or other calculations hereunder).

“Pooled Commercial Paper” means Promissory Notes of a Conduit Lender subject to any particular pooling arrangement by such Conduit Lender, but excluding Promissory Notes issued by such Conduit Lender for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by such Conduit Lender.

“Portfolio Performance Early Amortization Event” means the occurrence and continuation of any one of the following events (in each case, the first calculation shall be delivered following the first Reporting Date following the first Loan made hereunder and compliance herewith shall not be required until such time) determined as of the last day of each calendar month:

(i)           the average of the Managed Pool Loss-to-Liquidation Ratios for the three months then most recently ended exceeds 15.00%; or

(ii)          the average of the Managed Pool Delinquency Ratios for the three months then most recently ended exceeds 7.00%; or

(iii)         the average of the Managed Pool Non-Reportable Ratios for the three months then most recently ended exceeds 2.50%; or

(iv)         the average of the Delinquency Ratios for the three months then most recently ended exceeds 6.00%; or

(v)           the average of the Loss-to-Liquidation Ratios for the three months then most recently ended exceeds 7.50%; or

(vi)          the average Non-Reportable Ratios for the three months then most recently ended exceeds 2.50%.

“Portfolio Performance Event of Termination” means the occurrence and continuation of any one of the following events (in each case the first calculation shall be delivered following the first Reporting Date following the first Loan made hereunder and compliance herewith shall not be required until such time) determined as of the last day of each calendar month:

(i)            the average of the Managed Pool Loss-to-Liquidation Ratios for the three months then most recently ended exceeds 17.00%; or

(ii)           the average of the Managed Pool Delinquency Ratios for the three months then most recently ended exceeds 7.75%; or

(iii)          the average of the Managed Pool Non-Reportable Ratios for the three months then most recently ended exceeds 3.25%; or

(iv)          the average of the Delinquency Ratios for the three months then most recently ended exceeds 6.75%; or

(v)           the average of the Loss-to-Liquidation Ratios for the three months then most recently ended exceeds 8.50%; or

(vi)          the average Non-Reportable Ratios for the three months then most recently ended exceeds 3.00%.

“Prime Rate” means, with respect to any Lender Group, the rate of interest announced publicly by the related Reference Bank from time to time as its prime or base rate (such rate not necessarily being the lowest or best rate charged by such Reference Bank).

“Principal Balance” means with respect to any Tranche, the original principal amount of a Loan made hereunder that has been allocated to such Tranche pursuant to Section 2.04, as such amount may be divided or combined in accordance therewith, in each case as reduced from time to time by Collections and other amounts received by the applicable Lender holding such Tranche from distributions made pursuant to Sections 2.08(b) or 2.08(c), as applicable, or otherwise that have been applied to reduce the Principal Balance of such Tranche; provided, that if such Principal Balance shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Principal Balance shall be increased by the amount of such rescinded or returned distribution, as though it had not been received by such Lender.

“Pro Rata Share” means, at any time, as the context may require:

(i)           for any Committed Lender, (a) the ratio (expressed as a percentage) of the Commitment of such Committed Lender at such time divided by the sum of the Commitments of all Committed Lenders at such time and (b) after the Commitments of all of the Committed Lenders have been terminated, the ratio (expressed as a percentage) of the outstanding principal amount of the Loans funded by such Committed Lender at such time divided by the outstanding principal amount of the Loans funded by all of the Committed Lenders at such time; and

(ii)           for any Lender Group, (a) the ratio (expressed as a percentage) of the aggregate of the Commitments of the Committed Lenders in such Lender Group at such time divided by the Aggregate Commitment at such time and (b) after the Commitments of all of the Committed Lenders in such Lender Group have been terminated, the ratio (expressed as a percentage) of the outstanding principal amount of the Loans funded by the Committed Lenders in such Lender Group at such time divided by the outstanding principal amount of the Loans funded by all of the Committed Lenders in all of the Lender Groups at such time.

“Program Agent” means JPMorgan, in its capacity as agent for the Lenders, together with its successors and permitted assigns.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the IRC which is not exempt under Section 408 of ERISA or Section 4975(d) of the IRC (or any exemption issued thereunder).

“Promissory Notes” means with respect to a Conduit Lender, (i) the short-term promissory notes or extendable money market notes issued by such Conduit Lender which are allocated by such Conduit Lender directly or indirectly as its funding for its purchasing or maintaining its portion of the Advances hereunder and (ii) participations sold by a Conduit Lender pursuant to Section 10.03(g); provided, that the term “Promissory Notes” shall not include the interests sold or indebtedness incurred by a Conduit Lender pursuant to the provisions of any of its program-level liquidity facilities or Asset Purchase Agreements.

“Provisional Settlement Date” means any Business Day declared by the Program Agent (at the direction of any Administrative Agent, which, in the discretion of any Administrative Agent, may be as frequently as each Business Day) to be a Settlement Date on one (1) Business Day’s written notice (which may specify an ongoing Provisional Settlement Date arrangement) to the Borrower and the Servicer at any time on or after the Termination Date, or at any time during the continuance of an Event of Termination.

“Purchase” has the meaning set forth in the Receivables Sale Agreement.

“Rate Type” means the Adjusted LIBO Rate, the Base Rate or the CP Rate as determined in accordance with the definition of Interest Rate set forth herein.

“Rating Agencies” means any one or more of S&P, Moody’s and/or Fitch or their respective successors, as applicable, in any case to the extent one or more of such Rating Agency’s ratings is required for purposes of any provisions set forth herein or in any other Facility Document.

“Ratings Request” has the meaning set forth in Section 2.11(c).

“Receivable” has the meaning set forth in the Receivables Sale Agreement.

“Receivables Sale Agreement” means that certain Receivables Sale Agreement dated as of the date hereof among the Sellers and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Records” means all Contracts and related Contract Files, and all other agreements, documents, instruments, books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) with respect to the Contracts, the related Obligors and the Related Security.

“Recoveries” means any payments that the Servicer receives from or on behalf of the related Obligor or any applicable Franchisee in respect of a Pledged Contract that has become a Defaulted Contract, including any net proceeds from the liquidation of the related Equipment or any recourse against or other right to payment or recovery from the applicable Franchisee under the related Franchisee Agreement, but excluding any portion of such amount expressly required to be paid or returned to the applicable Franchisee in respect thereof pursuant to the terms of the related Franchisee Agreement or other related document.

“Reference Bank” means, with respect to any Lender Group at any time, the Committed Lender in such Lender Group designated by the applicable Administrative Agent to be the “Reference Bank” for such Lender Group.

“Register” has the meaning set forth in Section 10.03(e).

“Regulatory Change” means (i) the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy) or any change therein after the date hereof, (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, or (iii) the compliance, whether commenced prior to or after the date hereof, by any Affected Party or the Program Agent with the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, or any rules or regulations promulgated in connection therewith by any such agency.

“Related Entity” means SOI, any Seller and each of their respective Affiliates and successors.

“Related Security” means with respect to any Contract and the related Receivable:

(i)           all security interests or liens (on the related Equipment or otherwise) and property subject thereto from time to time purporting to secure payment of such Contract, whether pursuant to the related Contract or otherwise;

(ii)           [reserved];

(iii)          all guarantees, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Contract whether pursuant to the Contract or otherwise;

(iv)          all of the Borrower’s or any of the Sellers’ right, title and interest in, to and under (a) any Equipment and other inventory or merchandise relating to such Contract (excluding, solely in the case of the transfers from any of the Sellers to the Borrower under the Receivables Sale Agreement, the ownership interest, if any, of Borrower and/or Snap-on Credit, in and to and such Equipment, but including any security interest of such Seller, therein), including all proceeds from any sale or other disposition of such Equipment and (b) solely to the extent related to such Receivables, any agreement which provides for (or relates to) the sale or assignment of Contracts from a Franchisee or other assignor to any of the Sellers (and any security interests or other rights granted or assigned thereunder);

(v)           solely to the extent related to such Receivables, all of the Borrower’s or any of the Sellers’ right, title and interest in, to and under the Franchisee Agreement (and any security interests or other rights granted or assigned thereunder), including (without limitation) solely to the extent related to such Receivables, all recourse against and/or right to payment as recovery from the related Franchisee thereunder;

(vi)          all of the Borrower’s rights under the Hedge Agreements and all of the Borrower’ or each of the Sellers’ rights under the Agreement and each of the other Facility Documents to which it is a party;

(vii)         all Records and other instruments, documents and agreements related to such Contract;

(viii)        all Collections with respect to such Contract, and solely to the extent related to such Receivables, all of the Borrower’s or any Seller’s right, title and interest in and to any deposit or other account (including the Collection Account) into which such Collections may be deposited or received; and

(xi)          all proceeds of the foregoing.

“Reporting Date” means the Monthly Reporting Date and, if applicable, each Provisional Settlement Date.

“Repurchase Price” has the meaning set forth in the Receivables Sale Agreement.

“Required Lenders” means, at any time, Committed Lenders holding, in the aggregate, fifty-one percent (51%) or more of the Aggregate Commitment in effect at such time; provided, however, that, in the event that the Commitments have been terminated pursuant to the terms hereof, “Required Lenders” means the Lenders whose Pro Rata Shares of the Aggregate Principal Balance are equal to or greater than fifty-one percent (51%).  On each date of determination, the Commitment and the Aggregate Principal Balance in respect of any Defaulting Lender shall be excluded.

“Required Ratings” has the meaning specified in Section 2.11(c).

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of the Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower (except for Servicer Fees, the allocable share of overhead expenses, and reasonable management fees to Snap-on Credit or its Affiliates in reimbursement of actual management services performed).

“Revolving Period” means the period commencing on the Effective Date and ending on the earlier of (i) the Termination Date or (ii) the date that any of the conditions set forth in Section 3.03 are not satisfied (it being understood that, for purposes of this clause (ii), if the Revolving Period ends because the conditions set forth in Section 3.03 are not satisfied at such time, and thereafter all such conditions are cured and/or satisfied (if capable of cure and satisfaction) in accordance with the terms of this Agreement, the Revolving Period shall resume).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Scheduled Final Maturity Date” means the earlier of (a) October 1, 2013, or (b) the date which is one and one-half years following the final maturity date of the last maturing Contract owned by the Borrower on the earlier of (i) the Commitment Termination Date or (ii) an Event of Termination.

“Secured Parties” means, collectively, each Hedge Counterparty, the Lenders, each Administrative Agent, the Program Agent, the Liquidity Providers and each other Indemnified Party.

“Seller” or “Sellers” has the meaning set forth in the Receivables Sale Agreement.

“Servicer” means Snap-on Credit, solely in its capacity as Servicer hereunder, or such other Person(s) then authorized pursuant to Section 6.01 to service, administer, bill and collect payments under the Contracts and enforce the Contracts.

“Servicer Advance” has the meaning set forth in Section 6.03.

“Servicer Fee” has the meaning set forth in Section 6.08; provided, that if the Servicer is not Snap-on Credit or an Affiliate of Snap-on Credit, the Servicer Fee shall be an amount equal to the then-prevailing market rate for servicing similar Contracts.

“Servicer Report” means the Monthly Report.

“Servicer Termination Event” means the occurrence and continuation of any one of the following events:

(a)           the Servicer shall fail to remit Collections to the extent received to the Collection Account in accordance with Section 2.08(a) or shall fail to remit Collections that are then available to the Servicer in the amount and order provided in Section 2.08(b), and such failure shall continue unremedied for two (2) consecutive Business Days; or

(b)           the Servicer shall fail to deliver the Servicer Report when due and such failure continues unremedied by the second Business Day following the applicable Reporting Date; or

(c)           the Servicer shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Facility Document, and any such failure shall remain unremedied for fifteen (15) consecutive days; or

(d)           an Insolvency Event has occurred with respect to the Servicer; or

(e)           any representation, warranty, certification or statement made by the Servicer under or in connection with this Agreement, any other Facility Document or in any other document delivered pursuant hereto or thereto shall be determined to have been false in any material respect on the date as of which made or deemed made any such failure shall remain unremedied for fifteen (15) consecutive days; or

(f)           (1)  the Servicer, Snap-on Credit, any Seller, or SOI or any of their Subsidiaries (other than Borrower) shall fail to pay any principal of or premium or interest on any Indebtedness (but, except to the extent provided in clause (2) of this paragraph (f) below, other than any Indebtedness owed by such Person to SOI or any Subsidiary of SOI) that is outstanding in a principal or net amount of at least $50,000,000 in the aggregate of any such Person (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(2)  any Transaction Party shall breach or default in the performance of, or any other event shall occur or condition shall exist under, any agreement or instrument relating to any Indebtedness owed by any such Transaction Party to one or more of its Affiliates that is outstanding in a principal or net amount of at least $50,000,000 in the aggregate, and shall continue after the applicable grace period, if any, specified in such agreement or instrument if, in any such case, the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness (or require or permit such Indebtedness to be declared due and payable, repurchased or redeemed, other than by a regularly scheduled prepayment or redemption) unless such event or condition (and related acceleration or requirement or demand for repayment or prepayment) shall have been fully effectively waived in writing by such Affiliate, in accordance with the terms of the related agreement or instrument; or

(g)           one of more final judgments for the payment of money in an amount in excess of $50,000,000 in the aggregate shall be entered against the Servicer or SOI or any of their material Subsidiaries with respect to which (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or orders or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgments or orders, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be a Servicer Termination Event or included in the calculation of the aggregate amount of judgments or orders under this clause (g) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order.

“Settlement Date” means (i) November 15, 2010, in the case of the first Settlement Date and, thereafter, the 15th day of each calendar month, or if such day is not a Business Day, the next following day that is a Business Day, or (ii) any Provisional Settlement Date.

“Snap-on Credit” has the meaning set forth in the preamble to this Agreement.

“Snap-on Originator” has the meaning set forth in the Receivables Sale Agreement.

“SOI” means Snap-on Incorporated, a Delaware corporation.

“SOI Credit Agreement” means the Amended and Restated Five Year Credit Agreement, dated as of August 10, 2007, among SOI as the borrower, initial lenders, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as joint lead arrangers and JPMorgan as administrative agent for the lenders.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Special Member” has the meaning set forth in the Borrower’s Operating Agreement.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a direct or indirect Subsidiary of SOI.

“Swap Termination Payment” means any termination payment due under any Hedge Agreement resulting from the occurrence of an “Early Termination Date” under and as defined in such Hedge Agreement.

“Take-Out Date” means any date on which a Take-Out Securitization occurs.

“Take-Out Securitization” means a financing transaction undertaken by the Borrower or an Affiliate of the Borrower (other than the financing of an “add-on” contract as described in Section 5.01(o)) involving the direct or indirect sale or other conveyance in one transaction or a series of related transactions of Pledged Contracts with an aggregate Outstanding Balance of at least 25% of the Aggregate Commitment that comprise Collateral hereunder and the Related Security and the Collections related thereto, to a Person that shall privately or publicly issue securities, notes or certificates backed by such Pledged Contracts, Related Security and the Collections related thereto.

“Target Principal Payment Amount” means:

(a)           as of any Settlement Date occurring during the Revolving Period, except as provided in clause (b)(i), the amount necessary to reduce any Borrowing Base Deficiency to zero at such time; and

(b)           as of any Settlement Date (i) during an Early Amortization Period or (ii) following the end of the Revolving Period, an amount equal to the Aggregate Principal Balance of the Loans then outstanding.

“Termination Date” means the earliest to occur of (i) the Commitment Termination Date, (ii) the declaration or automatic occurrence of the Termination Date pursuant to Section 7.02, (iii) a date declared in writing by the Borrower to each Administrative Agent; provided that such notice be received by each Administrative Agent no later than ten (10) Business Days prior to such date and (iv) the Business Day specified in a written notice from any Administrative Agent following the failure to obtain the Required Ratings within 60 days following delivery of a Ratings Request to the Borrower and the Servicer.

“Total Distribution Amount” means:

(a)           with respect to any Settlement Date other than a Provisional Settlement Date, the sum of, without duplication, (i) all Collections deposited in the Collection Account or otherwise received by the Servicer or the Borrower during the immediately preceding Monthly Period, (ii) the aggregate of the Repurchase Prices (if any) received since the last Settlement Date, (iii) any amounts paid or deposited into the Collection Account since the last Settlement Date pursuant to Sections 2.09, 2.17 or 5.01(o), (iv) any net monthly payments and termination payments received from any Hedge Counterparty on such Settlement Date (except to the extent any such termination payment is used by the Borrower to enter into a replacement Eligible Hedge Agreement), (v) any Servicer Advance made on such Settlement Date, and (vi) any investment earnings received and not previously remitted to the Collection Account; and

(b)           with respect to any Provisional Settlement Date, the sum of, without duplication, (i) all Collections then held in the Collection Account or otherwise received and then being held by the Servicer or the Borrower, (ii) the aggregate of the Repurchase Prices (if any) received and not previously distributed under Sections 2.08(b) or 2.08(c), (iii) any amounts paid or deposited into the Collection Account since the last Settlement Date pursuant to Sections 2.09, 2.17 or 5.01(o), (iv) any payments received from any Hedge Counterparty and not previously distributed under Sections 2.08(b) or 2.08(c) (except to the extent any such termination payment is used by the Borrower to enter into a replacement Eligible Hedge Agreement), (v) any Servicer Advance made on such Settlement Date, and (vi) any investment earnings received and not previously remitted to the Collection Account.

“Tranche” has the meaning specified in Section 2.04(a).

“Tranche Period” means, with respect to any Tranche:

(a)           in the case of any Tranche in respect of which Interest is computed by reference to the CP Rate, (i) initially, the period commencing on (and including) the Effective Date and ending on (and including) the last day of the calendar month in which the Effective Date occurs, and (ii) thereafter, each successive calendar month commencing on (but excluding) the last day of the immediately preceding calendar month for such Tranche and ending on (and including) the last day of such calendar month; and

(b)           in the case of any Base Rate Tranche, (i) a period from one to and including 31 days, or such other period as selected by the applicable Administrative Agent and, solely prior to the continuance of an Event of Termination, the Borrower; and

(c)           in the case of any LIBOR Tranche, a period of one month, or such other period as selected by the applicable Administrative Agent and, solely prior to the continuance of an Event of Termination, the Borrower, each such Tranche Period for such Tranche to commence on the last day of the immediately preceding Tranche Period for such Tranche (or, if applicable, the Effective Date); provided, however, that:

(i)           any Tranche Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, however, that in the case of a LIBOR Tranche, if such Tranche Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Tranche Period shall end on the immediately preceding Business Day);

(ii)           in the case of any Tranche Period of one day, (A) if commencing on the Effective Date, such Tranche Period shall be the Effective Date; (B) any subsequently occurring Tranche Period which is one day shall, if the immediately preceding Tranche Period is more than one day, be the last day of such immediately preceding Tranche Period and, if the immediately preceding Tranche Period is one day, be the day next following such immediately preceding Tranche Period; and (C) if such Tranche Period occurs on a day immediately preceding a day which is not a Business Day, such Tranche Period shall be extended to the next succeeding Business Day; and

(iii)           in the case of any Tranche Period for any Tranche which commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Tranche Period shall end on the Termination Date.

“Transaction Parties” means, collectively, the Borrower, Snap-on Credit, the Performance Guarantor and the Servicer (if the Servicer is an Affiliate of SOI).

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unused Commitment” has the meaning set forth in Section 2.03.

“Unused Fee” has the meaning set forth in Section 2.05(c).

“Usage Fee” has the meaning set forth in Section 2.05(c).

“Voluntary Hedge Event” means any one time date on which the Borrower elects in its sole discretion to acquire one or more Hedge Agreements in satisfaction of the Hedging Requirement; provided, however, that if, following the date the Borrower voluntarily satisfies the Hedging Requirement, any related Eligible Hedge Agreement is terminated, becomes unenforceable or otherwise fails to satisfy the Hedging Requirement, the Borrower may not (except as otherwise provided in the proviso in the definition of “Hedging Satisfaction Period”) without the prior written consent of the Program Agent voluntarily acquire one or more new Hedging Agreements for the purposes of reestablishing any previously achieved Hedging Satisfaction Period based on a Voluntary Hedge Event.

SECTION 1.02.            Other Terms and Constructions.  Under this Agreement, all accounting terms not specifically defined herein shall be construed in accordance with GAAP as in effect in the United States, and all accounting determinations made and all financial statements prepared hereunder shall be made and prepared in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.  The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended or supplemented and not to any particular section, subsection, or clause contained in this Agreement, and all references to Sections, Exhibits and Schedules shall mean, unless the context clearly indicates otherwise, the Sections hereof and the Exhibits and Schedules attached hereto, the terms of which Exhibits and Schedules are hereby incorporated into this Agreement.  The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.  Each of the definitions set forth in Section 1.01 hereof shall be equally applicable to both the singular and plural forms of the defined terms.  Unless specifically stated otherwise, all references herein to any agreements, documents or instruments shall be references to the same as amended, restated, supplemented or otherwise modified from time to time.

SECTION 1.03.            Computation of Time Periods.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II  AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01.            The Loan Facility.

(a)           Generally.  On the terms and subject to the conditions hereof, each Conduit Lender may in its sole discretion make, and each Committed Lender severally and not jointly agrees to make (if the Conduit Lender in its related Lender Group elects not to make), Loans to the Borrower from time to time on any day during the Revolving Period, but no more than once a week, in an amount in respect of any Lender Group not to exceed at any time its Lender Group’s Pro Rata Share of the Aggregate Commitment.  No Lender shall be required to extend its portion of any Advance hereunder, and no Advance shall be extended, if:

(i)           such Lender’s portion of any requested Advance would exceed its Pro Rata Share of such Advance or such Lender’s Lender Group’s portion of such Advance would exceed its Pro Rata Share of the Aggregate Commitment;

(ii)          if such Lender is a Conduit Lender, the extension of the related Loan would result in the aggregate principal amount of the Loans extended by such Conduit Lender exceeding its Conduit Lending Limit, or if such Lender is a Committed Lender, the extension of the related Loan would result in the aggregate principal amount of the Loans extended by such Committed Lender exceeding its Commitment;

(iii)         the Termination Date has occurred; or

(iv)         any condition to making such Advance set forth in Article III shall not have been satisfied.

Subject to the terms, conditions, provisions and limitations set forth herein, the Borrower may borrow, repay or prepay and reborrow Loans during the Revolving Period.  The Loans shall be secured by the Collateral pursuant to Section 2.16.  Collections received in respect of the Collateral shall be applied in accordance with the provisions of Section 2.08.

(b)           Conduit Lender Participation.  On or prior to each Borrowing Date, each Conduit Lender shall advise its related Administrative Agent as to whether and the extent to which it shall participate in the making of the Loan to be made by its Lender Group on such Borrowing Date.  The related Administrative Agent shall promptly notify the Borrower, the Program Agent and the Committed Lenders in its Lender Group of such Conduit Lender’s election.  At no time will a Conduit Lender be obligated to make all or any portion of any Loan to be made by its Lender Group hereunder.

(c)           Committed Lender’s Commitment.

(i)            If a Conduit Lender elects not to make all or any portion of the Loan to be made by its Lender Group, the same shall be made by the Committed Lenders in its Lender Group on a pro rata basis in accordance with their respective Commitments.

(ii)           The obligation of any Committed Lender to make its ratable portion of any Advance hereunder is several from the obligation of any other Committed Lender (whether or not in the same Lender Group).  The failure of any Committed Lender to make its ratable portion of any Advance hereunder shall not release the obligation of any other Committed Lender (whether or not in the same Lender Group) to make its ratable portion of any Advance hereunder, but no Committed Lender shall be responsible for the failure of any other Committed Lender to make its ratable portion of any Advance hereunder.

SECTION 2.02.            Making the Advance.

(a)           Each Advance made under this Article II shall consist of the Loans made by each Lender Group ratably in proportion to such Lender Group’s respective Pro Rata Share and shall be made pursuant to a Borrowing Notice issued by the Borrower to the Administrative Agents.  To be effective, a Borrowing Notice must be received by each Administrative Agent not less than two (2) Business Days prior to the requested Borrowing Date; provided that the Borrower cannot issue more than four Borrowing Notices during any calendar month.  Each Administrative Agent shall forward each Borrowing Notice to the Lenders in its Lender Group.  Each Borrowing Notice shall, except as set forth below, be irrevocable and shall specify:

(i)           the new Contracts being pledged in connection with such Advance (the “New Contracts”);

(ii)          the requested aggregate principal amount of such Advance and the amount of the Loan which shall be in an amount of at least $2,000,0000 or an integral multiple of $100,000 in excess thereof;

(iii)         the Borrowing Date;

(iv)         the Cutoff Date in respect of the New Contracts; and

(v)           the initial Tranche Period and Rate Type requested by the Borrower.

On each Borrowing Date, upon satisfaction of the applicable conditions precedent set forth in Article III, and so long as such Advance does not otherwise violate the terms and conditions hereof, each Conduit Lender or each Committed Lender, as applicable, shall remit to the account specified by the Administrative Agent in its Lender Group by wire transfer in same day funds at such time as shall enable such Administrative Agent to remit such funds to the Borrower by 12:00 p.m. (New York City time) on the Borrowing Date, an amount equal to (1) in the case of a Conduit Lender, its Lender Group’s Pro Rata Share of the Advance, and (2) in the case of a Committed Lender, its individual Pro Rata Share thereof.  Upon receipt of such funds, each Administrative Agent shall by 12:00 pm (New York City time) on such Borrowing Date initiate a wire transfer of same day funds in such amount to account #921258398 maintained on behalf of the Borrower at JPMorgan Chase Bank, N.A. (the “Borrower Account”).  Upon the making of such wire transfers and deposits, each Lender Group shall be deemed to have extended its Loan to the Borrower as part of such Advance.

(b)           Borrowing Notice Irrevocable.  Each Borrowing Notice shall be irrevocable and binding on the Borrower.  The Borrower shall reimburse each Lender for any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or prior to the Borrowing Date specified in such Borrowing Notice the applicable conditions set forth in Article III or any other term or condition described in this Agreement, including any loss, cost or expense incurred by reason of the liquidation or redeployment of funds acquired by such Lender to fund its Loan when the Loan, as a result of such failure, is not made on such date.

(c)           Extension of the Commitment Termination Date.  The Borrower may request, no more frequently than once each year, by delivering written notice to the Administrative Agents and the Program Agent, that the Lenders extend the Commitment Termination Date for an additional 364 days, with such extension to become effective as of and from the date all of the Lenders consenting thereto shall in their sole discretion consent to such extension.  Any Administrative Agent’s failure for any reason to respond to such a request shall be deemed a rejection of the requested extension by the Lenders in its Lender Group.

SECTION 2.03.            Reduction in the Aggregate Commitment.  The Borrower may, by delivering irrevocable written notice (which shall include a Borrowing Base Certificate) to the Administrative Agents by 9:30 a.m. (New York City time) no later than three (3) Business Days prior to any Settlement Date prior to the earlier of the Commitment Termination Date or the Scheduled Final Maturity Date, (i) prepay in whole all of the outstanding Borrower Obligations, together with any additional amount as may be necessary to pay all amounts, including any termination payments, due to the Hedge Counterparties on such Settlement Date as a result of such prepayment, or (ii) permanently reduce in part (ratably among the Committed Lenders) that portion of the Aggregate Commitment that exceeds the Aggregate Principal Balance (the “Unused Commitment”).  Any such reduction in the Aggregate Commitment shall be applied ratably to the Lenders and shall result in reductions of each of the Commitments, the Conduit Lending Limits and the Lender Group Limits based on their respective Pro Rata Shares of the applicable reduction.  Notwithstanding the foregoing, the Borrower may elect to reduce the Unused Commitment of any Defaulting Lender prior to reducing the Aggregate Commitment ratably among the non-defaulting Committed Lenders.

SECTION 2.04.            Tranches.

(a)           Generally.  Each Loan shall be allocated to one or more Tranche Periods.  Any portion of a Loan having one Tranche Period and one Rate Type and held by one Lender is referred to herein as a “Tranche”.  From time to time the Administrative Agent and, solely prior to the continuance of an Event of Termination and solely for purposes of the Tranche Periods described in paragraphs (b) and (c) of the definition thereof, the Borrower shall select Tranche Periods (in accordance with the definition thereof) with respect to Tranches funded by the Committed Lenders, subject to the provisions of this Agreement.  The applicable Lender may, upon notice to the other party received at least three (3) Business Days prior to the last day of any Tranche Period in the case of the Borrower giving notice, or up to the last day of such Tranche Period in the case of the Lender giving notice, either (i) divide any Tranche originating on such last day or having a Tranche Period ending on such last day into two or more Tranches having an aggregate Principal Balance equal to the Principal Balance of such undivided Tranche, or (ii) combine any two or more Tranches originating on such last day or having Tranche Periods ending on such last day into a single Tranche having a Principal Balance equal to the aggregate of the Principal Balance of such Tranches; provided, however, that no Tranche with respect to which Interest is determined by reference to the CP Rate may be combined with a Tranche with respect to which Interest is determined by reference to the Alternative Rate, and a Tranche held by one Lender may not be combined with any Tranche held by any other Lender.

(b)           Illegality.  Notwithstanding any other provision of this Agreement, if the adoption of or any change in any law or in the interpretation or application thereof by any relevant Governmental Authority shall make it unlawful for any Lender, in its reasonable determination, to fund or maintain LIBOR Tranches as contemplated by this Agreement or to obtain in the interbank Eurodollar market the funds with which to make or maintain any such LIBOR Tranche, such Lender shall promptly notify the Program Agent, its Administrative Agent and the Borrower thereof whereupon, until such Lender notifies the Borrower and the Program Agent that the circumstances giving rise to such suspension no longer exist (which notice such Lender shall promptly give), (i) the obligation of such Lender to fund or maintain LIBOR Tranches shall forthwith be suspended and (ii) such Lender’s then outstanding LIBOR Tranches, if any, shall be converted on the last day of the Tranche Period for such Tranches or within such earlier period as required by law into Base Rate Tranches.  Before giving any notice to the Program Agent, its Administrative Agent and the Borrower pursuant to this clause (b), such Lender shall designate a different office as its lending office if such designation would avoid the need for giving such notice and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(c)           LIBO Rate Inadequate; Inability to Determine LIBO Rate.  If prior to the commencement of any Tranche Period for a LIBOR Tranche, either (i) the related Lender reasonably determines that the rate at which deposits of Dollars are being offered to such Lender in the London interbank market does not accurately reflect the cost to such Lender of funding or maintaining LIBOR Tranches for such Tranche Period or (ii) the related Lender is unable, after reasonable attempts, to obtain Dollars in the London interbank market to fund or maintain such Tranche for such Tranche Period, then such Lender shall give notice thereof to the Borrower, its Administrative Agent and the Program Agent by telephone or telecopy as promptly as practicable thereafter and, until such Lender notifies the Borrower, its Administrative Agent and the Program Agent that the circumstances giving rise to such suspension no longer exist (which notice such Lender shall promptly give), (A) the obligations of such Lender to fund or maintain LIBOR Tranches shall be suspended, and (B) each outstanding LIBOR Tranche funded by such Lender shall be converted into a Base Rate Tranche on the last day of the Tranche Period applicable thereto.

SECTION 2.05.            Interest and Fees; Hedging.  (a) The Borrower shall pay Interest on the Principal Balance of each Tranche, which interest shall accrue for each day that such Principal Balance shall be outstanding.

(b)           On each Settlement Date, the Borrower shall pay to each Lender (or its related Administrative Agent) all accrued and unpaid Interest with respect to all Tranches funded by such Lender during the related Monthly Period (or, in the case of a Provisional Settlement Date, all accrued and unpaid Interest to such Settlement Date); provided that, in the case of any LIBOR Tranche, the Borrower shall, if so requested by the applicable Lender, pay to such Lender all accrued and unpaid Interest thereon on the last day of the related Tranche Period.

(c)           On each Settlement Date, the Borrower shall pay to each Administrative Agent an amount equal to the sum of the Usage Fee and the Unused Fee, if any, accrued in respect of each day during the related Monthly Period (or, in the case of a Provisional Settlement Date, all accrued and unpaid Usage Fees and Unused Fees to such Settlement Date) for the benefit of each Lender in such Administrative Agent’s Lender Group, which fees shall accrue on each day during the period from the Effective Date to (x) in the case of the Usage Fees, the date the Loans shall be repaid in full as specified herein and (y) in the case of the Unused Fees, the Commitment Termination Date of the applicable Lender Group.  Notwithstanding the foregoing, the Usage Fee shall not accrue on any day that the Default Rate shall then be in effect as the Interest Rate.  For purposes of this Section 2.05(c), this Agreement and any other Facility Document:

(x) “Unused Fee” shall mean the fee equal to, on any day, (i) 0.45% per annum, multiplied by (ii) the excess of (A) 102% of the Commitment of such Administrative Agent’s Lender Group over (B) the aggregate outstanding Loans of all Lenders in such Administrative Agent’s Lender Group on such day, multiplied by (iii) 1/360, payable in arrears on each Settlement Date for the prior Monthly Period (if any) (or, in the case of a Provisional Settlement Date, all accrued and unpaid Unused Fees to such Settlement Date), and on the Commitment Termination Date of each Lender in such Administrative Agent’s Lender Group; and

(y) “Usage Fee” shall mean the fee equal to, on any day, (i) 0.90% per annum, multiplied by (ii) the aggregate outstanding Loans of all Lenders in such Administrative Agent’s Lender Group on such day, multiplied by (iii) 1/360, payable in arrears monthly on each Settlement Date for the prior Monthly Period (if any) (or, in the case of a Provisional Settlement Date, all accrued and unpaid Usage Fees to such Settlement Date); provided, that if such date is not a Settlement Date, on the date on which the aggregate outstanding Loans of all Lenders in such Administrative Agent’s Lender Group shall have been finally paid in full.  Notwithstanding anything herein or in the Facility Documents to the contrary, to the extent that any calculation of Interest under the Facility Documents for any applicable Tranche already includes a specific spread or margin over the applicable index used to calculate the related Interest Rate, then such spread or margin shall apply and the Usage Fee rate shall not when determining  the accrued and unpaid Interest and Fees related to such Tranche for any particular Tranche Period.

(d)           On or before the fifth Business Day prior to each Settlement Date (or, in the case of a Provisional Settlement Date, such notice as may be reasonably practicable under the circumstances), each Administrative Agent, on behalf of the Lenders in its Lender Group, shall furnish the Borrower with an invoice setting forth (i) the amount of the accrued and unpaid Interest and the calculation thereof for all Tranches funded by the Lenders in its Lender Group during the related Monthly Period (or other applicable period), and (ii) the amount of the accrued and unpaid Usage Fee payable to the Lenders in such Administrative Agent’s Lender Group during such period.

(e)           Within 45 days following a Mandatory Hedge Event, the Borrower shall enter into and cause to be put in place and at all times thereafter maintain one or more Eligible Hedge Agreements with Eligible Hedge Counterparties in a manner necessary to satisfy the Hedging Requirement at such time and at all times thereafter.  The Borrower shall confer with each Administrative Agent as to the Hedge Agreements that shall correspond to the Loans made to such Administrative Agent’s Lender Group.  Each Hedge Agreement shall be in form and substance and with a notional amount, amortization schedule and cap rate, in each case, reasonably satisfactory to the Program Agent.  Notwithstanding the foregoing, in the event any Hedge Counterparty fails, at any time, to remain an Eligible Hedge Counterparty, the Borrower shall, within 45 days of such event, replace such Hedge Counterparty with an Eligible Hedge Counterparty reasonably acceptable to each Administrative Agent and, if such replacement occurs within such period, the Borrower shall be deemed to have complied with this Section 2.05(e).  Any failure by the Borrowers to satisfy the terms of this paragraph shall constitute an Event of Termination on the date of such failure without regard to any grace periods.

SECTION 2.06.            Scheduled Final Maturity Date.  The Aggregate Principal Balance of the Loans together with other Borrower Obligations accrued hereunder shall be due and payable in full, together with all Interest thereon accrued to such date, on the Scheduled Final Maturity Date unless (i) earlier repaid pursuant to the provisions of this Agreement (including, without limitation, Section 2.08), or (ii) the Borrower Obligations are required to be repaid on any earlier date in accordance Section 7.02.

SECTION 2.07.            Evidence of Debt.  The Loans may be evidenced by a series of promissory notes (each, a “Note”) executed and delivered by the Borrower to each Administrative Agent for the benefit of each Lender in the related Lender Group in the principal amount of the Loan or portion thereof made by such Lender.  The series of Notes will not require an explicit rating from the Rating Agencies and each such Note shall be substantially in the form of Exhibit B hereto.  In all respects, the Notes will be entitled to identical rights and priority.  The Notes will be ranked pari passu and the Lenders on whose behalf the related Administrative Agent is holding such Notes will share equally in the Collateral and will be entitled to the same rights and remedies under this Agreement and the other Facility Documents.  Each Administrative Agent may elect, in its sole discretion, to have a Note issued by the Borrower to such Administrative Agent for the benefit of each Lender in the related Lender Group.   In the case of any Administrative Agent that does not request a Note, such Administrative Agent shall maintain an account or accounts evidencing the indebtedness of the Borrower to such Administrative Agent on behalf of the Lenders in the related Lender Group resulting from the Loan or portion thereof made by such Lender, including the outstanding principal balance of such Loan and the amount of Interest payable and paid to such Lender from time to time hereunder.  The entries made in such accounts of the Administrative Agents shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay any Loan in accordance with the terms of this Agreement.

SECTION 2.08.            Settlement Procedures.

(a)           Deposits to Collection Account.  The Servicer shall remit all Collections to the extent received and identified with the Pledged Contracts directly to the Collection Account within two (2) Business Days of identification.  In the event that the Borrower and/or the Servicer receives any Collections or other proceeds of the Collateral, each shall remit the same directly to the Collection Account within two (2) Business Days of receipt. On each Settlement Date, each of the Borrower and the Servicer shall deposit or shall cause to be deposited to the Collection Account all amounts described in “Total Distribution Amount” together with any other Collections, in each case, to the extent received by either of them that have not previously been deposited to the Collection Account.  The Servicer shall not make any withdrawals from the Collection Account at any time except for the purpose of distributing such Collections and other amounts in accordance with Sections 2.08(b) or 2.08(c), as applicable; provided, that the Servicer may, from time to time, withdraw amounts from the Collection Account as contemplated in Section 6.06, and the Servicer may cause amounts in the Collection Account to be invested in Permitted Investments maturing not later than the Settlement Date next following such investment.

(b)           Application of Collections – Revolving Period.  On each Settlement Date, the Servicer shall apply, to the extent of funds then available in the Collection Account, the Total Distribution Amount for such Settlement Date in the following order of priority:

(i)           first, to the Servicer for the repayment of any outstanding Servicer Advance made in respect of any Pledged Contract;

(ii)         second, to be distributed pari passu to the Servicer and the Back-up Servicer (if any), as applicable:  (A) to the Servicer, the accrued and unpaid Servicer Fee, including any unpaid Servicer Fees, with respect to any prior Monthly Periods and in addition as additional compensation as Servicer, Collections received during the preceding Monthly Period solely in respect of Late Payment Penalty and Similar Fees in an amount not to exceed 1% of the aggregate Collections during such immediately preceding Monthly Period and (B) to the Back-up Servicer (if any), the accrued and unpaid Back-up Servicing Fee, including unpaid Back-up Servicing Fees with respect to any prior Monthly Periods;

(iii)         third, to be distributed pari passu to the Administrative Agents and the Program Agent, as applicable, to each Administrative Agent for the Lenders in its respective Lender Group, on a pro rata basis, and if applicable to the Program Agent, an amount equal to the aggregate accrued and unpaid Interest and Fees;

(iv)         fourth, to be distributed pari passu to the Administrative Agents and the Hedge Counterparties (if any): (A) to the Administrative Agents for the Lenders in their respective Lender Groups, an amount equal to each Lender Group’s Pro Rata Share of the Target Principal Payment Amount, and (B) to the Hedge Counterparties (if any), on a pro rata basis, any Swap Termination Payments then due and payable; provided that any such payments to the Hedge Counterparties shall not exceed $1,000,000 in the aggregate;

(v)          fifth, to be distributed to any applicable Hedge Counterparties (if any), on a pro rata basis, any Swap Termination Payments then due and payable and not previously paid;

(vi)         sixth, if any Borrower Obligations (other than the amounts paid pursuant to clauses (i) through (v) above) are then due and payable by the Borrower to any Secured Party, to each such Secured Party (ratably in accordance with the amounts owing to each) the Borrower Obligations so due and payable;

(vii)        seventh, if a Mandatory Hedge Event has occurred, to an Eligible Hedge Counterparty selected by the Borrower an amount necessary to purchase one or more Eligible Hedge Agreements (to the extent existing Eligible Hedge Agreements meeting the requirements of this Agreement are not then in effect);

(viii)       eighth, to the Servicer, any Collections received during the preceding Monthly Period solely in respect of Late Payment Penalty and Similar Fees and not previously paid pursuant to clause (ii) above; and

(ix)          ninth, any remaining funds to the Borrower.

In addition to the foregoing, the Servicer shall, to the extent of funds then available in the Collection Account, on the last day of any Tranche Period for a LIBOR Tranche, disburse to the applicable Administrative Agent for the Committed Lender that shall have funded or maintained such LIBOR Tranche, an amount equal to the Interest on such LIBOR Tranche.

(c)           Application of Collections – Post-Revolving Period.  Upon the occurrence of and During the continuance of an Event of Termination and at all times while the Revolving Period is not in effect, the Servicer shall apply, to the extent of funds then available in the Collection Account, the Total Distribution Amount on each Settlement Date in the following order of priority:

(i)           first, to the Servicer for the repayment of any outstanding Servicer Advance made in respect of any Pledged Contract;

(ii)         second, to be distributed pari passu to the Back-up Servicer and, if Snap-on Credit or Affiliates, is not acting in such capacity at such time, the Servicer: (A) to the Back-up Servicer the accrued and unpaid Back-up Servicing Fee, including any unpaid Back-up Servicing Fees with respect to any prior Monthly Period and (B) to the Servicer the accrued and unpaid Servicer Fee, including any unpaid Servicer Fees with respect to any prior Monthly Period;

(iii)         third, to be distributed pari passu to the Administrative Agents and the Program Agent, as applicable, to each Administrative Agent for the benefit of the Lenders in its respective Lender Group, on a pro rata basis, and if applicable to the Program Agent, an amount equal to the aggregate accrued and unpaid Interest and Fees;

(iv)         fourth, to be distributed pari passu to the Administrative Agents and the Hedge Counterparties (if any), as applicable: (A) to the Administrative Agents for the Lenders in their respective Lender Groups, an amount equal to each Lender Group’s Pro Rata Share of the Target Principal Payment Amount, and (B) to the Hedge Counterparties (if any), on a pro rata basis, any Swap Termination Payments then due and payable; provided that any such payments to the Hedge Counterparties shall not exceed $1,000,000 in the aggregate;

(v)          fifth, if Snap-on Credit or any of it is Affiliates is acting in such capacity at such time, to the Servicer, the accrued and unpaid Servicer Fee, including any unpaid Servicer Fee with respect to any prior Monthly Periods;

(vi)         sixth, to be distributed to any applicable Hedge Counterparties (if any), on a pro rata basis, any Swap Termination Payments then due and payable and not previously paid;

(vii)       seventh, if any Borrower Obligations (other than the amounts paid pursuant to clauses (i) through (vi) above) are then due and payable by the Borrower to any Secured Party, to each such Secured Party (ratably in accordance with the amounts owing to each) the Borrower Obligations so due and payable;

(viii)      eighth, if a Mandatory Hedge Event has occurred, to an Eligible Hedge Counterparty selected by the Borrower an amount necessary to purchase one or more Eligible Hedge Agreements (to the extent existing Eligible Hedge Agreements meeting the requirements of this Agreement are not then in effect);

(ix)         ninth, to the Servicer, as part of its compensation as Servicer, any Collections received during the preceding Monthly Period solely in respect of Late Payment Penalty and Similar Fees; and

(x)          tenth, following the Final Collection Date, any remaining funds to the Borrower.

Any payment to be made to the Lenders hereunder shall be made to the applicable Administrative Agent on behalf of its related Lenders as described in clauses (b) and (c) above and such payment shall conclusively satisfy the Borrower’s or the Servicer’s payment duties hereunder.

SECTION 2.09.            Removal of Certain Defaulted and Other Contracts.  On any Settlement Date so long as no Event of Termination exists in the event the Borrower shall be capable of selling, assigning or otherwise transferring a Pledged Contract that either (a) has become a Defaulted Contract or (b) is otherwise not included and is not eligible for inclusion in the calculation of the Borrowing Base, in either case, for an amount not less than the Repurchase Price (or such other price as shall be acceptable to the Program Agent and each of the Administrative Agents), the Borrower may, with the consent of the Program Agent, remove from the Collateral such Contract and the related Contract Assets by depositing to the Collection Account on such Settlement Date, an amount equal to the Repurchase Price (or such other price) from the proceeds of such sale, assignment or other transfer; provided, however, that the Outstanding Balance of Contracts so removed shall be limited to not more than 10% (in the aggregate for all Contracts described in clauses (a) or (b) of this Section 2.09) of the aggregate initial principal amount of all Contracts sold to the Borrower during the most recently preceding twelve months; provided, further, that any such Collateral so removed during a Reporting Period shall continue to be included in any related calculations provided in the Servicer Report for such Reporting Period.

SECTION 2.10.            Payments and Computations, Etc.  All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City time) on the day when due in lawful money of the United States of America in immediately available funds to an account the Program Agent or the relevant Administrative Agents may designate prior to such payment from time to time in writing.  The Borrower and the Servicer shall, to the extent permitted by law, pay to the Affected Party interest on all amounts not paid or deposited or debited by such Person when due hereunder at the Default Rate, payable on demand.  All computations of interest and all computations of Interest and Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed; provided that all computations of Interest on Base Rate Tranches shall be made on the basis of a year of 365 or 366 days for the actual number of days (including the first but excluding the last day) elapsed.  In no event shall any provision of this Agreement require the payment or permit the collection of Interest in excess of the maximum permitted by applicable law.  In the event that any payment hereunder (whether constituting a repayment of Loans or a payment of Interest or any other amount) is rescinded or must otherwise be returned for any reason, the amount of such payment shall be restored and such payment shall be considered not to have been made.

SECTION 2.11.            Interest Protection.

(a)           If due to any Regulatory Change (1) there shall be an increase in the cost to such Affected Party of funding or maintaining any Tranche which accrues Interest at the Adjusted LIBO Rate or the CP Rate hereunder or of extending a commitment in respect thereof, or (2) such Affected Party shall be required to make a payment calculated by reference to any Tranche which accrues Interest at the Adjusted LIBO Rate or the CP Rate funded by it or Interest received by it, then the Borrower shall, on the next Settlement Date which is at least five (5) Business Days after receipt of the certificate described in Section 2.11(b), pay such Administrative Agent for the account of such Affected Party (as a third party beneficiary, in the case of any Affected Party other than one of the Lenders), that portion of such increased costs incurred, amounts not received or required payment made or to be made, which such Administrative Agent reasonably determines is attributable to funding and maintaining, or extending a commitment to fund, any Tranche which accrues Interest at the Adjusted LIBO Rate or the CP Rate hereunder or pursuant to any Asset Purchase Agreement or similar liquidity facility.

(b)           Each Administrative Agent will promptly notify the Borrower and the Program Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle any Affected Party in its Lender Group to compensation pursuant to Section 2.11(a).  Each Affected Party will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Affected Party, be otherwise disadvantageous to it.  In determining the amount of such compensation, such Affected Party may use any reasonable averaging and attribution methods.  The applicable Affected Party (or such party’s related Administrative Agent) shall submit to the Borrower a certificate describing in reasonable detail such increased costs incurred, amounts not received or receivable or required payment made or to be made (including the calculation thereof), which certificate shall be conclusive in the absence of manifest error.  The Borrower shall pay such Affected Party or Administrative Agent the amount as due on any such certificate on the next Settlement Date following receipt of such notice.

(c)           If any Affected Party or Lender has or anticipates having any claim for compensation from the Borrower pursuant to clause (iii) of the definition of Regulatory Change, and such Affected Party or Administrative Agent believes that having the facility publicly rated by two credit rating agencies would reduce the amount of such compensation by an amount deemed by such Affected Party or Administrative Agent to be material, such Affected Party or Administrative Agent shall provide written notice to the Borrower and the Servicer (a “Ratings Request”) that such Affected Party or Administrative Agent intends to request public ratings of the facility from two credit rating agencies selected by such Affected Party or Administrative Agent and reasonably acceptable to the Borrower, of at least “AAA” or its equivalent (the “Required Ratings”).  The Borrower and the Servicer agree that they shall cooperate with such Administrative Agent’s or Affected Party’s efforts to obtain the Required Ratings, and shall provide the applicable credit rating agencies (either directly or through distribution to the Administrative Agent, Program Agent or Affected Party) any information requested by such credit rating agencies for purposes of providing and monitoring the Required Ratings.  The Borrower shall pay the initial fees payable to the credit rating agencies for providing the ratings payable to the credit rating agencies for their continued monitoring of the ratings.  Notwithstanding anything to the contrary set forth in this Section 2.11(c), any Administrative Agent or Affected Party shall, following any Ratings Request and delivery of a rating, continue to have the ability to demand compensation for increased costs and similar amounts from each Seller pursuant to Section 2.11(a) hereof less the actual amount such increased costs were reduced during any related period due to the Borrower obtaining such Required Rating.  In addition, nothing in this Section 2.11(c) shall require any Administrative Agent or Affected Party to obtain any ratings on the facility prior to demanding any such compensation from any Seller.

SECTION 2.12.            Accounting Based Consolidation Event.  (a) Upon demand by the Administrative Agent, the Borrower shall, within five (5) Business Days after receipt of the certificate described below, pay the applicable Administrative Agent, for the benefit of the relevant Affected Party, such amounts as such Affected Party reasonably determines will compensate or reimburse such Affected Party for any (i) fee, expense or increased cost, including without limitation, charged to, incurred or otherwise suffered by such Affected Party, (ii) reduction in  the rate of return on such Affected Party’s capital or reduction in the amount of any sum received or receivable by such Affected Party, or (iii) capital charges based on the applicable method for calculating such capital costs in complying with regulatory capital requirements allocable to Borrower or the transactions contemplated by the Facility Documents in each case resulting from the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of a Lender that are subject to this Agreement or any other Facility Document with all or any portion of the assets and liabilities of an Affected Party.  Amounts under this Section 2.12 may be demanded at any time without regard to the timing of issuance of any financial statement by any Conduit Lender or by any Affected Party; provided that a Conduit Lender on behalf of such Affected Party shall provide to the Borrower a calculation in reasonable detail of the amounts payable to each Affected Party pursuant to this Section 2.12 and such calculation shall be binding in the absence of manifest error.

SECTION 2.13.             Increased Capital.

(a)           If any Regulatory Change (i) subjects any Administrative Agent or any Affected Party to any charge or withholding on or with respect to any Facility Document or this Agreement or an Administrative Agent’s or Affected Party’s obligations under a Facility Documents or this Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Administrative Agent or any Affected Party of any amounts payable under any Facility Document or this Agreement (except for changes in the rate of tax on the overall net income of an Administrative Agent or Affected Party or taxes excluded by Section 8.01) or (ii) imposes, modifies or deems applicable any reserve, assessment, fee, tax, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of an Affected Party or an Administrative Agent, or credit extended by an Affected Party or an Administrative Agent pursuant to a Facility Document or this Agreement or (iii) imposes any other condition the result of which is to increase the cost to an Affected Party or an Administrative Agent of performing its obligations under a Facility Document or this Agreement, or to reduce the rate of return on an Affected Party’s or an Administrative Agent’s capital as a consequence of its obligations under a Facility Document or this Agreement, or to reduce the amount of any sum received or receivable by an Affected Party or an Administrative Agent under a Facility Document or this Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, on the next Settlement Date which occurs at least five (5) Business Days after receipt of the certificate described in Section 2.13(b), Borrower shall pay to the Program Agent, for the benefit of the relevant an Affected Party or an Administrative Agent, such amounts charged to such an Affected Party or an Administrative Agent or such amounts to otherwise compensate such Affected Party or such Administrative Agent for such increased cost or such reduction.

(b)           Each Administrative Agent will promptly notify the Borrower and the Program Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle any Lender or Affected Party in its Lender Group to compensation pursuant to Section 2.13(a).  Each Lender or Affected Party will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or Affected Party, be otherwise disadvantageous to it.  In determining the amount of such compensation, such Lender or Affected Party may use any reasonable averaging and attribution methods.  The applicable Lender or Affected Party (or such party’s related Administrative Agent) shall submit to the Borrower a certificate describing in reasonable detail such compensation (including the calculations thereof), which certificate shall be conclusive in the absence of manifest error.

SECTION 2.14.            Funding Losses.  In the event that any Liquidity Provider or any Lender shall incur any loss, expense or Liquidation Fees (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Liquidity Provider or Lender in order to fund or maintain any Loan or interest therein) as a result of any reduction of the Principal Balance of any Tranche at any time or conversion of any Tranche to another Tranche prior to the originally scheduled last day of the applicable Tranche Period, then, on the Settlement Date following written demand from the related Administrative Agent to the Borrower, the Borrower shall pay to such Administrative Agent for the account of such Liquidity Provider or Lender, the amount of such loss, expense or Liquidation Fees.  Such written demand shall describe in reasonable detail the components of such funding loss and shall, in the absence of manifest error, be conclusive and binding upon the Borrower.

SECTION 2.15.             Taxes.

(a)           Except to the extent required by applicable law, any and all payments and deposits required to be made hereunder or under any instrument delivered hereunder by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (except for net income taxes that are imposed by the United States and franchise taxes, gross receipts taxes imposed in lieu of income taxes, and net income taxes that are imposed on such Affected Party by the state or foreign jurisdiction under the laws of which such Affected Party is organized or any political subdivision thereof, collectively, “Excluded Taxes”).  If the Borrower or the Servicer shall be required by law to make any such deduction, (i) the Borrower shall, except in the case of any deduction on account of Excluded Taxes, make an additional payment to such Affected Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower (or the Servicer, on its behalf) shall make such deductions and (iii) the Borrower (or the Servicer, on its behalf) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the Borrower agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes or similar levies which arise from any payment made hereunder or under any instrument delivered hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any instrument delivered hereunder.

(c)           Each Affected Party which is not organized under the laws of the United States or any State thereof shall, on or prior to the date that such Affected Party becomes a party to or obtains rights under this Agreement, and prior to any payment being made by the Borrower to such Affected Party, deliver to the Borrower (i) two duly completed and executed copies of the IRS Form W-8 BEN or W-8 ECI (or any successor form) as applicable; and (ii) such other forms or certificates as may be required under the laws of any applicable jurisdiction (on or before the date that any such form expires or becomes obsolete), in order to permit the Borrower to make payments to, and deposit funds to or for the account of, such Affected Party hereunder and under the other Facility Documents without any deduction or withholding for or on account of any tax.  Each such Affected Party shall submit to the Borrower (with copies to the Program Agent) two updated, completed, and duly executed versions of: (i) all forms referred to in the previous sentence upon the expiry of, or the occurrence of any event requiring a change in, the most recent form previously delivered by it to the Borrower or the substitution of such form; and (ii) such extensions or renewals thereof as may reasonably be requested by the Borrower.

(d)           If the Borrower is required to pay additional amounts to or for the benefit of any Affected Party pursuant to this Section 2.15 as a result of a change of law or treaty occurring after such Affected Party first became a party to this Agreement, such Affected Party will, at the Borrower’s request, change the jurisdiction of its applicable lending office if, in the reasonable judgment of such Affected Party, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Affected Party.

SECTION 2.16.            Security Interest.  (a)  As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Facility Document, including the payment when due of all Borrower Obligations, the Borrower hereby grants to the Program Agent, for the benefit of the Secured Parties, a security interest in all of the Borrower’s right, title and interest in and to all of its assets and interests in property, whether now existing or hereafter arising or acquired, including, without limitation, the following:

(i)           all Contracts, together with all Related Security and Collections with respect thereto;

(ii)          the Collection Account, including, without limitation, (A) all Collections held therein and all certificates and instruments, if any, from time to time representing or evidencing the Collection Account or any Collections held therein, (B) all investment property and other financial assets representing Collections or proceeds thereof on deposit in, credited to, held in, or acquired with funds from, the Collection Account and all certificates and instruments from time to time representing or evidencing such investment property and financial assets, (C) all notes, certificates of deposit and other instruments from time to time hereafter delivered or transferred to, or otherwise possessed by, the Program Agent in substitution for the then existing investments in the Collection Account and (D) all interest, dividends, cash, instruments, financial assets, investment property and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for the Collection Account, in each case, related to Contracts;

(iii)         all rights and remedies of the Borrower under the Receivables Sale Agreement, together with all financing statements filed by the Borrower against the Sellers in connection therewith;

(iv)         to the extent not included in the foregoing, the Contract Assets conveyed to the Borrower under the Receivables Sale Agreement;

(v)         all rights and remedies of the Borrower under each Hedge Agreement, if any;

(vi)        all accounts, chattel paper, inventory, equipment, instruments, investment property, deposit accounts, letter-of-credit rights, general intangibles and supporting obligations (all terms in this clause (vi) having the meaning assigned to them in Article 9 of the UCC of the applicable jurisdiction) constituting or solely to the extent relating to the foregoing; and

(vii)        to the extent not included in the foregoing, all proceeds of any and all of the foregoing (the assets and interests in property described above in this Section 2.16(a), collectively, the “Collateral”).

The Borrower hereby authorizes the filing of financing statements, and continuation statements and amendments thereto and assignments thereof, describing the collateral covered thereby as “all of debtor’s personal property or assets” or words to that effect.  This Agreement shall constitute a security agreement under applicable law.

(b)           (i)           With respect to any Contract that has been repurchased by a Seller, in accordance with Section 6.01 of the Receivables Sale Agreement, the Program Agent’s security interest in such Contract and the Related Security and Collections with respect thereto shall be automatically released upon the deposit to the Collection Account of proceeds of such repurchase in an amount not less than the Repurchase Price.

(ii)          Upon prepayment in full of all of the Borrower Obligations in accordance with Section 2.03, upon removal from the Collateral of any Contract in accordance with Section 2.09, or upon receipt of any Add-on Refinance Amounts received in respect of any “add-on” Contracts in accordance with Section 5.01(o), in each case so long as the payments, including payments pursuant to Section 2.09 and Add-on Refinance Amounts pursuant to Section 5.01(o), have been made and deposited into the Collection Account at such time, the Program Agent’s security interest, on behalf of the Secured Parties, in all Contracts (in the case of Section 2.03) or the removed or refinanced Contract (in the case of Sections 2.09 and 5.01(o)), and the Related Security and Collections with respect thereto shall be automatically released on the date of prepayment, payment and deposit of refinancing proceeds, as applicable, in each case, into the Collection Account.

(iii)          On acknowledgement by the Program Agent of the occurrence of the Final Collection Date, the Program Agent’s security interest in the Collateral shall automatically terminate.

(iv)          Upon the release or termination of the Program Agent’s security interest in all or any portion of the Collateral as provided in this Section 2.16(b) or in Section 2.17, the Program Agent will, at the request and expense of the Borrower, (x) execute and deliver to the Borrower such instruments of release with respect to such Collateral, in recordable form if necessary, in favor of the Borrower as the Borrower may reasonably request, (y) deliver any such Collateral in its possession to the Borrower or its designee, and (z) take such other actions as the Borrower may reasonably request (all without recourse to, and without representation or warranty by, the Program Agent, any Administrative Agent or any Lender, other than a representation to the effect that no Adverse Claim in the Collateral has been created by or through such Person) to evidence the release or termination of the Program Agent’s security interest in the Collateral or the portion thereof in which the Program Agent’s security interest has been released or terminated.

SECTION 2.17.            Take-Out Securitizations.  The Borrower may, upon no less than five (5) Business Day’s prior written notice to the Administrative Agents and the Hedge Counterparties, if any, request that certain Collateral be released from the Program Agent’s security interest in order to effect a Take-Out Securitization.  Notwithstanding the foregoing, no Take-Out Securitization shall be permitted unless the proceeds received in connection with any Take-Out Securitization are remitted to the Collection Account to be applied pro rata to each Administrative Agent on the Take-Out Date (to be applied to accrued interest, fees and principal on the Loans by the Lenders in each such Administrative Agent’s Lender Group) and that such proceeds are in an aggregate amount not less than the Repurchase Price for the Contracts that are the subject of such Take-Out Securitization together with any additional amount as may be necessary to pay all amounts due to the Hedge Counterparties on such date, in respect of any termination payment which may be due on such date as a result of such Take-Out Securitization with any excess (after application to interest, fees and principal on such date) to be deposited into the Collection Account for application on the next Settlement Date in accordance with Section 2.08.  Prior to any such Take-Out Securitization being effected, the Program Agent and the Administrative Agents shall have received satisfactory evidence that before and after giving effect to such Take-Out Securitization, (A) no Event of Termination, Incipient Event of Termination, Early Amortization Event or an event that but for notice or lapse of time or both would constitute an Early Amortization Event shall have occurred and be continuing, (B) the Aggregate Principal Balance shall not exceed an amount equal to the Borrowing Base (as recalculated on such date), (C) the Overconcentration Amount shall be zero and (D) the transaction documents to which the Borrower is a party and which set forth the terms of the Take-Out Securitization include limited recourse and non-petition provisions for the benefit of the Borrower similar in all material respects to those set forth in Sections 10.09 and 10.11 hereof.  In any calculation to be made in connection with a Take-Out Securitization hereunder, the Outstanding Balance of a Contract shall be that set forth in (i) the then most recently delivered Servicer Report in respect of which the related Settlement Date shall have occurred, or (ii) if such Contract was acquired by the Borrower after the last date covered by such Servicer Report, the related Notice of Sale.  Upon satisfaction of the conditions precedent set forth in this Section 2.17, and deposit by the Borrower to the Collection Account (for application as described above in this paragraph) of the proceeds thereof in an amount not less than the Repurchase Price of the Contracts that are the subject of such Take-Out Securitization, the Program Agent’s security interest, on behalf of the Secured Parties, in such Contracts and the Related Security and Collections shall be automatically released and if requested by the Borrower in connection therewith, the Program Agent will upon such request authorize and/or execute, if applicable, any applicable UCC financing statement and other appropriate documents (prepared by and at the expense of the Borrower) deemed necessary or desirable by the Borrower to assign and/or terminate the security interests, liens and other rights on and in such Contracts so removed.

SECTION 2.18.            Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Committed Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Committed Lender is a Defaulting Lender:

(a)           The Unused Fee shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.05 if it remains a Defaulting Lender at the time of any reduction of the Aggregate Commitment pursuant to Section 2.03.

(b)           The Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.01), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(c)           So long as an Event of Termination has not occurred and is continuing, any amount payable to such Defaulting Lender or any member of its Lender Group hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.04 hereof) shall, in lieu of being distributed to such Defaulting Lender or member, be retained by the Program Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Program Agent to (i) the funding or cash collateralization of the Commitment of such Defaulting Lender as required by this Agreement, (ii) the funding of any Advance in respect of which such Defaulting Lender has failed to fund its Pro Rata Share as required by this Agreement, and (iii) if so determined by the Program Agent and the Borrower, be held in such account as cash collateral for future funding obligations of the Defaulting Lender’s Lender Group under this Agreement.  Amounts held in such segregated account will not accrue Interest or Fees.  Any investment income earned from investments in the segregated account shall be retained in the segregated account.

(d)           In the event that the Program Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Commitments of the Lenders and the Lender Group Limit of the Lender’s related Lender Group shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders in its Lender Group as its related Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share of the Lender Group Limit and all funds held in a segregated account in respect of such Lender Group under Section 2.18(c) shall be released to the Administrative Agent of such Lender Group.

SECTION 2.19.             Mitigation of Obligations; Replacement of Lender Groups.

(a)           If any Lender requests compensation under Sections 2.11, 2.12 or 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.11, 2.12, 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  The Borrower shall not be required to pay any amount otherwise payable under Sections 2.11, 2.12, 2.13 or 2.15 to the extent such amount accrued prior to the date that is 270 days before the date upon which the Lender requests compensation hereunder in respect of the applicable event; provided, that if such event giving rise to such amount is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof; provided further that if such event giving rise to such amount shall have occurred prior to the date hereof but, due to any regulatory grace or transition period or other application exception, did not, prior to the date hereof, result in or require (in the reasonable judgment of such Lender) any increase in or additional capital charge related to such Lender’s participation in the transactions contemplated hereby, then the 270-day period described above shall commence only when the applicable Lender had actual knowledge or notice (or had made a determination based on the methods pursuant to which it calculates its required capital costs) that such participation herein would result in or so require an increase in or additional capital charge.

(b)           If any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender, its related Administrative Agent and the Program Agent, require such Lender and its Lender Group to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.03), all of its interests, rights and obligations under this Agreement to an assignee identified by the Borrower that shall assume such obligations (which assignee may be a Lender in another Lender Group, if such Lender and its related Lender Group accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Program Agent, which consent shall not be unreasonably withheld or delayed, and (ii) such Lender and its related Lender Group shall have received payment of an amount equal to the principal balance of the Loans made by the Lender and its related Lender Group, accrued interest thereon, accrued fees and all other amounts payable to such Lender and its related Lender Group hereunder, from the assignee (to the extent of such principal balance and accrued interest and fees) or the Borrower (in the case of all other amounts) together with all amounts then held in any segregated account with respect to such Lender Group in accordance with Section 2.18(c).

ARTICLE III   CONDITIONS PRECEDENT

SECTION 3.01.            Conditions Precedent to Effectiveness of the Agreement and the Initial Advance.  As conditions precedent to the effectiveness of this Agreement and the initial Advance hereunder, on or prior to the Effective Date, (i) the Administrative Agents shall have received each of the documents, instruments, legal opinions and other agreements reasonably satisfactory to such Administrative Agents listed on Exhibit E, together with all fees and expenses due and payable on or prior to the date hereof in connection with this Agreement and the Fee Letter, (ii) since July 3, 2010, no event has occurred which would have a Material Adverse Effect with respect to the Servicer, (iii) each Lender shall have received all necessary credit approvals in order to consummate the transactions contemplated by this Agreement, (iv) each of the conditions precedent set forth in Section 3.01 of the Receivables Sale Agreement shall have been met or waived to the satisfaction of the Administrative Agents, (v) no Event of Termination, Early Amortization Event, Servicer Termination Event or Incipient Event of Termination shall have occurred and then be continuing or would occur on giving effect to the transactions contemplated herein, (vi) all ratings issued by Moody’s and S&P in respect of the Performance Guarantor are at a level of at least “Baa3” and “BBB-” by Moody’s and S&P, respectively, (vii) the Administrative Agents shall have received a pro forma Monthly Report from the Servicer and such other documents and information relating to the Collateral as any Administrative Agent may have reasonably requested and (viii) any fees and expenses due and payable by the Borrower to J.P. Morgan Securities Inc., as lead arranger, have been paid.

SECTION 3.02.            [Reserved].

SECTION 3.03.            Conditions Precedent to Each Advance.  The making of each Advance (including the initial Advance) by the Lenders to the Borrower shall be subject to the further conditions precedent that on each Borrowing Date, each of the following shall be true and correct on such Borrowing Date, and, with respect to such Advance, both before (except with respect to clause (f) below) and after giving effect to such Advance:

(a)           The representations and warranties contained in Article IV are correct in all material respects on and as of such date as though made on and as of such date (except for those representations and warranties which are specifically made only as of a specific date, which such representations and warranties shall be correct in all material respects on and as of the date made) and the Borrower and the Servicer are in compliance in all material respects with the covenants set forth in Article V as of such date;

(b)           The Aggregate Principal Balance at such time is less than or equal to the lesser of (i) the Aggregate Commitments and (ii) the Borrowing Base;

(c)           The Overconcentration Amount shall be zero;

(d)           No event has occurred and is continuing, or would result from such Advance which constitutes an Event of Termination, an Early Amortization Event, a Servicer Termination Event, an Incipient Event of Termination or an event that but for notice or lapse of time or both would constitute an Early Amortization Event;

(e)           If, at such time, a Purchase is then being made under the Receivables Sale Agreement, each of the conditions precedent set forth in Section 3.02 and Section 3.03 of the Receivables Sale Agreement shall have been met or waived to the satisfaction of the Administrative Agents;

(f)           If a Hedge Event Date has occurred, the Borrower shall have procured one or more Eligible Hedge Agreements with an Eligible Hedge Counterparty or Counterparties in an amount not less than the Aggregate Principal Balance after giving affect to such Advance;

(g)           If a Mandatory Back-up Servicer Event has occurred, the Borrower shall have procured a Back-up Servicing Agreement with a Back-up Servicer;

(h)           a Borrowing Notice has been delivered to all of the Administrative Agents;

(i)           the Contracts subject to such Advance have either been (i) in the case of Contracts which are tangible chattel paper, delivered to the Servicer or (ii) in the case of Contracts which are electronic chattel paper, under the “control” (as defined in Section 9-105 of the UCC) of the Servicer for the benefit of the Program Agent on behalf of the Secured Parties; and

(j)           the Receivables Sale Agreement shall be in full force and effect.

Each delivery of a Borrowing Notice to the Program Agent and the Administrative Agents, and the acceptance by the Borrower of the Advance, shall constitute a representation and warranty by the Borrower that, as of the date of such Advance, both immediately before (except with respect to clause (f) above) and after giving effect thereto and the application of the proceeds thereof, the statements in the foregoing clauses (a) through (j) above are true and correct.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01.            Representations and Warranties of the Borrower.  Except as otherwise specified herein as being made only as of a specific date, the Borrower hereby represents and warrants to the Program Agent, each Administrative Agent and the Lenders, as of the date hereof and as of each day thereafter until the Final Collection Date, as follows:

(a)           Existence and Power.  The Borrower is (i) a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite corporate or limited liability company power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its property and carry on its business as now being conducted; (iii) is qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which the nature of the business conducted by it makes such qualification necessary; and (iv) is properly licensed in each jurisdiction to the extent required by the laws of such jurisdiction to own and pledge the Contracts in accordance with the terms of this Agreement, except in the case of clauses (ii), (iii) and (iv), where the failure to have such license, authorization, consent or approval or to be so qualified could not reasonably be expected to have a material adverse effect on the financial condition of the Borrower, the Secured Parties’ interest in the Collateral, the collectability or enforceability of the Pledged Contracts generally or any material portion of the Pledged Contracts, or the Borrower’s ability to perform its obligations under this Agreement or the other Facility Documents.

(b)           Power and Authority; Due Authorization, Execution and Delivery.  As of each Borrowing Date, the Borrower has all necessary corporate or limited liability company power and authority to (i) execute and deliver this Agreement and each other Facility Document to which it is a party, and to perform its obligations hereunder and thereunder (ii) use the proceeds of Loans made hereunder, and (iii) make a grant of a security interest in the Collateral to the Program Agent on behalf of the Secured Parties on the terms and conditions herein provided.  The Borrower’s (i) execution and delivery of this Agreement and each other Facility Document to which it is a party, (ii) performance of its obligations hereunder and thereunder, (iii) as of each Borrowing Date, use of the proceeds of Loans made hereunder and (iv) the grant of a security interest in the Collateral to the Program Agent on behalf of the Secured Parties on the terms and conditions herein provided, have been duly authorized by all necessary corporate action on the part of the Borrower; and this Agreement and each other Facility Document to which the Borrower is a party has been duly and validly executed and delivered by the Borrower.

(c)           No Conflict.  None of the execution and delivery by the Borrower of this Agreement and each other Facility Document to which it is a party, nor the performance of its obligations hereunder and thereunder will conflict with or result in a breach of, or a default under, or require any consent under, (i) its organizational documents, (ii) any law, rule or regulation applicable to it, (iii) any agreement or instrument to which it is a party or by which it or any of its property is bound or subject, or (iv) any order, writ, judgment, injunction or decree of any court or Governmental Authority or agency binding on or affecting it or its property, and will not result in or require the creation or imposition of any Adverse Claim upon any of the revenues or assets of the Borrower or its Subsidiaries (except as created hereunder); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)           Governmental Authorization.  As of each Borrowing Date, other than the filing of the financing statements required hereunder, no authorizations, approvals or consents of, and no notices to, or filings or registrations with, any Governmental Authority or regulatory authority or agency (other than informational filings) are necessary for the execution and delivery by the Borrower of this Agreement and each other Facility Document to which it is a party and the performance of its obligations hereunder and thereunder or for the validity or enforceability hereof or thereof.

(e)           Actions, Suits.  There are not, in any court or before any arbitrator of any kind or before or by any governmental body, any actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its businesses or properties which (i) either (A) name the Borrower as a defendant and is reasonably likely to result in liability, costs and expenses for an amount that is greater than $500,000, or (B) name the Borrower as a defendant and is for an amount that is greater than $2,000,000, (ii) affect in any adverse manner the binding nature, validity or enforceability of any Facility Document or (iii) could reasonably be expected to have a Material Adverse Effect.  The Borrower is not in default with respect to any order of any court, arbitrator or governmental body, which default could reasonably be expected to have a Material Adverse Effect.

(f)           Binding Effect.  This Agreement and each other Facility Document to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)           Accuracy of Information.  All written information, exhibits or reports furnished by the Borrower or any of its Affiliates to the Program Agent, any Administrative Agent or the Lenders in connection with the negotiation of, or compliance with, this Agreement (including any Servicer Report) or any of the other Facility Documents are true and complete in all material respects on the date when furnished and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading on the date furnished.

(h)           Use of Proceeds.  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock, as defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System from time to time, and no part of the proceeds by the Borrower of any Loan will be used to buy or carry any margin stock.

(i)           Good Title.  The Borrower is the legal and beneficial owner of the Pledged Contracts, Related Security and the Collections related thereto purchased by it under the Receivables Sale Agreement, free and clear of any Adverse Claim, except such Adverse Claims created pursuant to the terms of the Facility Documents and Permitted Liens.  There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Borrower’s ownership interest in each Contract, the Related Security, and the Collections related thereto.

(j)           Perfection.  This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall transfer to the Program Agent for the benefit of the Lenders (and the Program Agent for the benefit of the Lenders shall acquire from the Borrower) a valid and perfected first priority security interest in the Collateral and the proceeds thereof, free and clear of any Adverse Claim, except such Adverse Claims created pursuant to the terms of the Facility Documents and Permitted Liens.  There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Program Agent’s (for the benefit of the Secured Parties) security interest in the Collateral and other than the filings permitted under this clause (j), no other consensual filings of financing statements have been made against the Borrower.  The Borrower has taken, or caused the applicable Seller to take, all steps necessary to perfect its purchase of such Contract from the Franchisee under all applicable law, including that the applicable Seller has taken “control” of any related electronic chattel paper as defined in 9-105 of the applicable UCC.

(k)           Jurisdiction of Organization; Places of Business and Locations of Records.  The jurisdiction of organization, principal places of business and chief executive office of the Borrower and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit D or such other locations of which the Program Agent has been notified in accordance with Section 5.02(a) in jurisdictions where all action required by Section 5.01(h) has been taken and completed.  The Borrower’s organizational number assigned to it by its jurisdiction of organization and the Borrower’s Federal Employer Identification Number are correctly set forth on Exhibit D.  The Borrower has not, within a period of one year prior to the date hereof, (i) changed the location of its principal place of business or chief executive office or its organizational structure, (ii) changed its legal name, (iii) changed its “location” (within the meaning of Section 9-307 of the UCC as in effect in all applicable jurisdictions), (iv) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC as in effect in all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person, or (v) changed its jurisdiction of organization.  The Borrower is a Delaware limited liability company and is a “registered organization” (within the meaning of Section 9-102 of the UCC as in effect in the State of Delaware).

(l)           Collections.  The conditions and requirements set forth in Sections 5.01(j) and 6.06 have at all times been satisfied and duly performed by the Borrower.  The Borrower has taken all steps necessary to ensure that the Program Agent has “control” (within the meaning of Section 8-106(d) of the UCC of all applicable jurisdictions) over the Collection Account and that the Collection Account is not subject to any Adverse Claim other than Permitted Liens and Adverse Claims in favor of the Secured Parties hereunder.

(m)           Material Adverse Effect.  As of each Borrowing Date, since the date of its formation, no event has occurred that would have a material adverse effect on (i) the financial condition or operations of the Borrower, (ii) the ability of the Borrower to perform its obligations under the Facility Documents, or (iii) the collectability of the Contracts generally or any material portion of the Contracts.

(n)           Names.  The Borrower has not used any corporate or other names, trade names or assumed names other than the name in which it has executed this Agreement.

(o)           Ownership of the Borrower.  Snap-on Credit owns, directly or indirectly, 100% of the issued and outstanding membership interest of the Borrower.  Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of the Borrower.

(p)           Investment Company Act.  The Borrower is not, and after giving effect to the transactions contemplated hereby, will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(q)           Compliance with Law.  The Borrower has complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its businesses or the ownership of its property (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), except where the failure to so comply with any of the foregoing could not reasonably be expected to have a material adverse effect on the financial condition of the Borrower, the Secured Parties’ interest in the Collateral generally, the collectability or enforceability of the Contracts generally or any material portion of the Contracts, or the Borrower’s ability to perform its obligations under this Agreement or the other Facility Documents.

(r)           Compliance with the Contracts and the Credit and Collection Policy.  The Borrower has (i) fully performed and complied in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts pledged hereunder as Collateral and (ii) complied (and has at all times instructed the Servicer to comply) in all material respects with the Credit and Collection Policy with regard to each such Contract.

(s)           Payments to Snap-on Credit.  As of each  Borrowing Date, with respect to each Contract transferred to the Borrower under the Receivables Sale Agreement, (i) the Borrower has given reasonably equivalent value to the applicable Seller in consideration therefor and such transfer was not made for or on account of an antecedent debt and (ii) such Contract was purchased by the Borrower in full compliance with the terms of the Receivables Sale Agreement.  No transfer of any Contract under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Code.

(t)           Eligible Contracts.  Each Contract included in the Collateral is an Eligible Contract at any such date of determination (including as such eligibility may be tested and retested on the dates described in the definition of Eligible Contract).  On the applicable Borrowing Date, each of the representations and warranties made in Sections 4.01(l), (m), (n) and (o), Section 4.02(d) and Section 4.03 of the Receivables Sale Agreement is hereunder made by the Borrower.

(u)           Accounting.  As of each Borrowing Date, the Borrower shall treat the transactions contemplated by the Receivables Sale Agreement as a sale or capital contribution for all purposes, although the Borrower acknowledges that the consolidated financial statements of the Sellers and the Borrower shall be prepared in accordance with GAAP and, as a result of the consolidation required by GAAP, the transfers will be reflected as a financing by the Sellers, in its consolidated financial statements; provided, however, that (i) appropriate notations shall be made in any such consolidated financial statements (or in the accompanying notes) to indicate that the Borrower is a separate legal entity from each Seller and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and obligations of any Seller, (ii) such assets shall also be listed separately on any balance sheet of the Borrower prepared on a stand alone basis, and (iii) following the occurrence of any Insolvency Event in respect of any Seller, the Contracts and other Contract Assets purportedly conveyed to the Borrower pursuant to the Receivables Sale Agreement would not constitute part of such Seller’s, as the case may be, estate in bankruptcy.

(v)           Borrowing Notice.  With respect to each Borrowing Date, the information regarding the Contracts as set forth in the Borrowing Notice is true and correct as of the applicable Borrowing Date.

(w)           Contract Schedule.  Each Contract Schedule delivered to the Borrower under the Receivables Sale Agreement is true, accurate and complete in all material respects as of the date delivered.

(x)           Receivables Sale Agreement.  The Receivables Sale Agreement is the only agreement pursuant to which the Borrower purchases the Collateral pledged hereunder, and this Agreement and the Receivables Sale Agreement represent all agreements between the Sellers, on the one hand and the Borrower, on the other hand, relating to the conveyance by any applicable Seller, as the case may be, to the Borrower of any Contracts or Contract Assets or the provision by Snap-on Credit of collection services in respect thereof (it being understood that the Borrower may be required to repurchase Contracts from time to time conveyed by it in connection with a Take-out Securitization in accordance with limited recourse obligations of the type described in Section 5.01(i)(xii)).  Upon the sale of each Contract and Related Security pursuant to the Receivables Sale Agreement, the Borrower shall be the lawful owner of, and have good title to, such Collateral, free and clear of any Adverse Claim (except for Permitted Liens).

(y)           Ordinary Course.  The remittance of Collections by or on behalf of the Borrower to the Lenders under this Loan Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of financial affairs of the Borrower and (ii) made in the ordinary course of business or financial affairs of the Borrower.

(z)           [Reserved].

(aa)         Solvency.  The Borrower is Solvent and will not be rendered insolvent by the transactions contemplated by the Facility Documents.

(bb)        Marking Records.  The Borrower has caused, or shall instruct the Servicer to cause, the portions of the Computer Files in possession by, or on behalf of, the Servicer and subject to this Agreement to be clearly and unambiguously marked with a legend, reasonably acceptable to the Administrative Agents, to indicate that each Pledged Contract constitutes part of the Collateral.  Such marking shall be in a form which can be readily deciphered by any Person reading such Computer Files.

(cc)         [Reserved].

(dd)        No Fraudulent Conveyance.  As of each Borrowing Date, the Borrower is not in default under any material obligation to pay money to any Person.  The Borrower is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Borrower or any of its assets.  The Borrower is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.  The Borrower will not use the proceeds from the transactions contemplated by this Agreement to give any preference to any creditor or class of creditors.

SECTION 4.02.            Representations and Warranties of the Servicer.  Except as otherwise specified herein as being made only as of a specific date, the Servicer, in its capacity as such, hereby represents and warrants to the Borrower, the Program Agent, each Administrative Agent and the Lenders, as of the date hereof and as of each day thereafter until the Final Collection Date, as follows:

(a)           Existence and Power.  The Servicer is (i) a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite corporate or limited liability company power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its property and carry on its business as now being conducted; (iii) is qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which the nature of the business conducted by it makes such qualification necessary other than such jurisdictions where failure so to qualify would not have a Material Adverse Effect, and (iv) is properly licensed in each jurisdiction to the extent required by the laws of such jurisdiction to service the Pledged Contracts in accordance with the terms of this Agreement, except in the case of clauses (ii), (iii) and (iv), where the failure to have such license, authorization, consent or approval would not have a Material Adverse Effect.

(b)           Power and Authority; Due Authorization, Execution and Delivery.  As of each Borrowing Date, the Servicer has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and each other Facility Document to which it is a party, and to perform its obligations hereunder and thereunder.  The execution and delivery by the Servicer of this Agreement and each other Facility Document to which it is a party, and the performance of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate or limited liability company action on the part of the Servicer; and this Agreement and each other Facility Document to which the Servicer is a party has been duly and validly executed and delivered by the Servicer.

(c)           No Conflict.  None of the execution and delivery by the Servicer of this Agreement and each other Facility Document to which it is a party, nor the performance of its obligations hereunder and thereunder will conflict with or result in a breach of, or a default under, or require any consent under, (i) its organizational documents, (ii) any law, rule or regulation applicable to it, (iii) any agreement or instrument to which it is a party or by which it or any of its property is bound or subject, or (iv) any order, writ, judgment, injunction or decree of any court or Governmental Authority or agency binding on or affecting it or its property, and will not result in or require the creation or imposition of any Adverse Claim upon any of the revenues or assets of the Servicer or its Subsidiaries (except as created hereunder).

(d)           Governmental Authorization.  As of each Borrowing Date, other than the filing of the financing statements required hereunder, no authorizations, approvals or consents of, and no notices to, or filings or registrations with, any Governmental Authority or regulatory authority or agency (other than informational filings) are necessary for the execution and delivery by the Servicer of this Agreement and each other Facility Document to which it is a party and the performance of its obligations hereunder and thereunder or for the validity or enforceability hereof or thereof.

(e)           Actions, Suits.  There are not, in any court or before any arbitrator of any kind or before or by any governmental body, any actions, suits or proceedings pending or, to the Servicer’s knowledge, threatened against or affecting the Servicer or any of its respective businesses or properties which name the Servicer as a defendant and (i) affect in any adverse manner the binding nature, validity or enforceability of any Facility Document or (ii) could reasonably be expected to have a Material Adverse Effect.  Unless otherwise disclosed in any annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K filed with the Securities and Exchange Commission no later than 30 days prior to the Closing Date, the Servicer is not in default with respect to any order of any court, arbitrator or governmental body, which default could reasonably be expected to have a Material Adverse Effect.

(f)           Binding Effect.  This Agreement and each other Facility Document to which the Servicer is a party constitute the legal, valid and binding obligations of the Servicer enforceable against the Servicer in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g)           Accuracy of Information.  All written information, exhibits or reports furnished by the Servicer or any of its Affiliates to the Program Agent, any Administrative Agent or the Lenders in connection with the negotiation of, or compliance with, this Agreement (including any Servicer Report) or any of the other Facility Documents are true and complete in all material respects on the date furnished and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading on the date furnished.

(h)           Collections.  The conditions and requirements set forth in Sections 5.03(g) and 6.06 have at all times been satisfied and duly performed by the Servicer.  The Servicer has assisted the Borrower in the Borrower taking all steps necessary to ensure that the Program Agent has “control” (within the meaning of Section 8-106(d) of the UCC of all applicable jurisdictions) over the Collection Account and that the Collection Account is not subject to any Adverse Claim other than Permitted Liens and Adverse Claims in favor of the Secured Parties hereunder.

(i)           Material Adverse Effect.  As of each Borrowing Date, since December 31, 2009, no event has occurred that (i) would have a material adverse effect on the financial condition or operations of the Servicer and its Subsidiaries, taken as a whole, or (ii) would have a material adverse effect on the ability of the Servicer to perform its obligations under this Agreement or any other Facility Document to which it is a party (excluding changes or effects as disclosed in any annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K filed with the  Securities and Exchange Commission no later than 30 days prior to the Closing Date).

(j)           Ownership of the Borrower.  Snap-on Credit owns, directly or indirectly, 100% of the issued and outstanding membership interest of the Borrower, free and clear of any Adverse Claim.  Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of the Borrower.

(k)           Investment Company Act.  The Servicer is not, and after giving effect to the transactions contemplated hereby, will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.

(l)           Compliance with Law.  The Servicer has complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its businesses or the ownership of its property, except for any failure to comply with any of the foregoing that could not reasonably be expected to have a Material Adverse Effect.

(m)           Compliance with the Credit and Collection Policy.  The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pledged Contract.

(n)           ERISA.  Snap-on Credit and any other Person which is under common control (within the meaning of Section 414(b) or (c) of the IRC) with Snap-on Credit have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the IRC for each ERISA Plan in compliance in all material respects with the currently applicable provisions of ERISA and the IRC and have not incurred any material liability to the PBGC or an ERISA Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course).  Assuming that the credit extended hereby does not involve the assets of any employee benefit plan subject to ERISA or any plan subject to Section 4975 of the IRC, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will involve a Prohibited Transaction.

(o)           Taxes.  The Servicer has filed or caused to be filed all Federal, state and local tax returns which are required to be filed by it, if any, and has paid or caused to be paid all taxes and assessments, prior to the same becoming delinquent, other than any taxes or assessments the validity of which are being contested in good faith by appropriate proceedings or for which the non-payment or non-filing of the same would not have a Material Adverse Effect.

(p)           Solvency.  The Servicer is Solvent and will not be rendered insolvent by the transactions contemplated by the Facility Documents.

(q)           Marking Records.  As of each Borrowing Date, the Servicer has caused, or will cause, the portions of the Computer Files in its possession and subject to this Agreement to be clearly and unambiguously marked with a legend, reasonably acceptable to the Administrative Agents, to indicate that each Pledged Contract constitutes part of the Collateral.  Such marking shall be in a form which can be readily deciphered by any Person reading such Computer Files.

(r)           Chattel Paper.  The Servicer, as an agent of the Borrower, and to the extent allowed by law, has in its possession all originals or authoritative copies of the tangible records constituting or forming a part of the Collateral.  The Servicer shall at all times maintain control, as defined in Section 9-105 of the UCC, of all electronic chattel paper.  The Contract Files that constitute or evidence the Collateral do not have any marks or notations indicating that they have been pledged, assigned or otherwise conveyed by any Seller to any Person other than the Borrower.  All financing statements filed or to be filed against the Borrower in favor of the Program Agent, on behalf of the Secured Parties, in connection herewith describing the Collateral contain a statement to the following effect:  “A purchase of or security interest in any collateral described in this financing statement, except as permitted in the Receivables Sale Agreement or in the Loan and Servicing Agreement, will violate the rights of the Secured Party.”

SECTION 4.03.            Financial Institution Representations and Warranties.  Each Committed Lender hereby represents and warrants to its Administrative Agent and the Conduit Lenders in its Lender Group that:

(a)           Existence and Power.  Such Committed Lender is a corporation or a banking association duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate power to perform its obligations hereunder.

(b)           No Conflict.  The execution and delivery by such Committed Lender of this Agreement and the performance of its obligations hereunder are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its certificate or articles of incorporation or association or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Adverse Claim on its assets.  This Agreement has been duly authorized, executed and delivered by such Committed Lender.

(c)           Governmental Authorization.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution and delivery by such financial institution of this Agreement and the performance of its obligations hereunder.

(d)           Binding Effect.  This Agreement constitutes the legal, valid and binding obligation of such Committed Lender enforceable against such Committed Lender in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

ARTICLE V  GENERAL COVENANTS

SECTION 5.01.            Affirmative Covenants of the Borrower.  Until the date on which the Borrower Obligations have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, the Borrower hereby covenants as set forth below:

(a)           Reporting.  The Borrower will maintain a system of accounting sufficient to enable financial statements to be prepared in accordance with GAAP, and furnish or cause to be furnished to each Administrative Agent:

(i)           Annual Report.  As soon as available and in any event no later than the date which is the one hundred twenty (120) days after the end of each calendar year, (A) a copy of the balance sheet of Borrower as of the end of such year and (B) a copy of the statements of income of Borrower for such year; and together with a certificate of an officer of the Borrower certifying that the reports delivered in accordance with subclauses (A) and (B) above have been prepared in accordance with GAAP.

(ii)           Quarterly Report.  As soon as available and in any event no later than the date which is sixty (60) days after the end of each of the first three quarters of each calendar year, (A) a copy of the consolidated balance sheet of Borrower as of the end of such quarter, and (B) a copy of the statements of income of Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by an officer of Borrower as having been prepared in accordance with GAAP.

(iii)           Copies of Notices.  Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with any Facility Document from any Person that is a party thereto, copies of the same; provided that in the case of oral communications, notice thereof is required to be given only when such communication relates to the occurrence of any breach, default or other material event under or in connection with a Facility Document.

(iv)           Change in the Credit and Collection Policy.  At least fifteen (15) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy that relates to or otherwise affects a Covered Contract which is also a Pledged Contract, or at least five (5) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy that relates to or otherwise affects the Covered Contracts, a copy of the Credit and Collection Policy then in effect and a notice (1) indicating such change or amendment, and (2) if such proposed change or amendment would also be reasonably likely to adversely affect the origination or collectability of the Covered Contracts generally, requesting the Program Agent’s consent thereto.

(v)           Other Information.  Promptly, from time to time, such other information, documents, records or reports relating to the Contracts or the condition or operations, financial or otherwise, of the Borrower as any Administrative Agent may from time to time reasonably request in order to protect the interests of the Program Agent, the Administrative Agents and the Lenders under or as contemplated by this Agreement.

(b)          Notices.  The Borrower will notify the Program Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)           Events of Termination, Incipient Events of Termination, Early Amortization Event or Servicer Termination Event.  By the statement of an Authorized Officer of the Borrower (A) the occurrence of each Event of Termination, (B) the occurrence of each Incipient Event of Termination, (C) the occurrence of each Early Amortization Event, and (D) the occurrence of each Servicer Termination Event.

(ii)           Judgment and Proceedings.  (A) The entry of any judgment or decree or the institution of any litigation, arbitration proceeding, investigation or governmental proceeding against the Borrower and (B) any material adverse development in any previously disclosed litigation, arbitration proceeding, investigation or governmental proceeding.

(iii)           Material Adverse Effect.  The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv)           Defaults Under Other Agreements.  The occurrence of (A) any “event of default” or “default” or other event of which the Borrower has knowledge which, with the giving of notice or the passage of time or both, would constitute an “event of default” or a “default” under any financing arrangement in excess of $50,000,000 pursuant to which the Servicer is a debtor or an obligor, (B) the creation of any Adverse Claim (other than Permitted Liens) on, or the occurrence of any event which, with the giving of notice or passage of time or both, would result in, or with further action by any third party would result in, the creation of any Adverse Claim (other than Permitted Liens) on the Pledged Contracts, the Related Security or the Collections pursuant to any indenture, agreement, instrument or filing, or (C) any “default” or “event of default” or other event of which the Borrower has knowledge which with the giving of notice or passage of time or both would constitute a “default” or “event of default” under any other financing arrangement pursuant to which the Borrower is a debtor or an obligor.

(c)           Compliance with Laws and Preservation of Corporate Existence.

(i)           The Borrower will comply in all material respects with the requirements of all applicable statutes, rules, regulations, orders, and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its business or the ownership of its property, except where the failure to so comply with any of the foregoing could not reasonably be expected to have a material adverse effect on the financial condition of the Borrower, the Secured Parties’ interest in the Collateral, the collectability or enforceability of the Contracts generally or any material portion of the Contracts, or the Borrower’s ability to perform its obligations under this Agreement or the other Facility Documents.

(ii)           The Borrower (A) will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization and (B) will qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted, except, in each case, where the failure to so preserve, maintain and qualify could not reasonably be expected to have a material adverse effect on the financial condition of the Borrower, the Secured Parties’ interest in the Collateral, the collectability or enforceability of the Contracts generally or a material portion of the Contracts, or the Borrower’s ability to perform its obligations under this Agreement or the other Facility Documents.

(d)           Audits.  The Borrower will furnish to each Administrative Agent from time to time such information with respect to it and the Pledged Contracts as such Administrative Agent may reasonably request.  The Borrower will from time to time during regular business hours upon reasonable prior written notice (A) permit each Administrative Agent, or its agents or representatives, at the sole cost of the Borrower, to (i) examine and make copies of abstracts from all Records in the possession or under the control of such Person relating to the Pledged Contracts and the Related Security and (ii) visit the offices and properties of such Person for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Pledged Contracts and the Related Security or any Person’s performance under any of the Facility Documents or any Person’s performance under the Pledged Contracts, in each case, with any of the Authorized Officers of the Borrower having knowledge of such matters (the activities referred to in the preceding clauses (i) and (ii), collectively, an “Audit”); provided, however, that with respect to this clause (A), the Borrower shall not be responsible for the costs of more than one (1) such Audit performed during any calendar year in respect of the Borrower under this Section 5.01(d)(A) and the Servicer under Section 5.03(d)(A) or under Section 7.02 of the Receivables Sale Agreement on a combined basis, so long as no Event of Termination has occurred and is continuing; provided, further,  that with respect to clause (A) following the occurrence and during the continuation of an Event of Termination, all such Audits shall be at the expense of the Borrower and (B) without limiting the provisions of clause (A) above, permit certified public accountants or other auditors reasonably acceptable to the related Administrative Agent (which may include the current auditors of the Borrower) to conduct an Audit; provided, however, that with respect to clause (B) each Administrative Agent shall perform no more than two Audits in any calendar year; provided further, that with respect to clause (B), the Borrower will not be responsible for the costs of more than one (1) Audit performed during any calendar year in respect of the Borrower under this Section 5.01(d) and in respect of the Servicer under Section 5.03(d)(B) or under Section 7.02 of the Receivables Sale Agreement on a combined basis so long as no Event of Termination has occurred and is continuing; provided further, that with respect to clause (B) following the occurrence and during the continuation of an Event of Termination, the two Audits per calendar year limitation shall be inapplicable and all such audits shall be at the expense of the Borrower.  The Administrative Agents shall make reasonable efforts to coordinate Audits.

(e)           Keeping and Marking of Records and Books.  The Borrower will (i) on or prior to the date hereof, mark the portions of the Computer Files in its possession or in possession by, or on behalf of, the Servicer, with a legend, reasonably acceptable to the Administrative Agents, to indicate that each Pledged Contract constitutes part of the Collateral, and (ii) upon the request of any Administrative Agent after the occurrence and during the continuation of an Event of Termination (A) mark each Pledged Contract with a legend describing the interests of the Program Agent and the Secured Parties therein and (B) deliver to the Program Agent all Records (including, without limitation, all multiple originals and any electronic copies of any such Pledged Contract) relating to the Pledged Contracts.

(f)           Compliance with Contracts and Credit and Collection Policy.  The Borrower will (and will exercise its contractual rights to cause the Servicer to) timely (i) fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Contract.

(g)           Performance and Enforcement of Receivables Sale Agreement.  The Borrower will, and will exercise its contractual rights to require any applicable Seller to perform each of their respective obligations and undertakings under and pursuant to the Receivables Sale Agreement and will vigorously enforce the rights and remedies accorded to the Borrower under the Receivables Sale Agreement, including making prompt demands for payment and reimbursement under Articles VI and VII thereof.  The Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Program Agent and the Lenders as set forth herein) under the Receivables Sale Agreement, as any Administrative Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

(h)           Ownership.  The Borrower will take all necessary action to (i) vest legal and equitable title to the Contracts, the Related Security and the Collections purchased under the Receivables Sale Agreement irrevocably in the Borrower, free and clear of any Adverse Claims other than Adverse Claims in favor of the Program Agent and the Secured Parties and Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Borrower’s interest in such Contracts, Related Security and Collections, the prompt termination of any non-consensual financing statements that describe any interest in the Collateral, and such other action to perfect, protect or more fully evidence the interest of the Borrower therein as the Program Agent or any Administrative Agent may reasonably request), and (ii) establish and maintain, in favor of the Program Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in all Contracts, Related Security and Collections to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Program Agent for the benefit of the Secured Parties and Permitted Liens (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Program Agent’s (for the benefit of the Secured Parties) interest in such Contracts, Related Security and Collections, the prompt termination of any non-consensual financing statements that describe any interest in the Collateral, and such other action to perfect, protect or more fully evidence the interest of the Program Agent for the benefit of the Secured Parties as the Program Agent or any Administrative Agent may reasonably request).  The Borrower will, or will cause the applicable Seller to, take all steps to maintain its perfected security interest in the Pledged Contracts from the applicable Franchisee in accordance with all applicable law, including that the applicable Seller has taken “control” of any related electronic chattel paper as defined in 9-105 of the applicable UCC.

(i)           Lenders’ Reliance.  The Borrower acknowledges that the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a legal entity that is separate from each Related Entity.  Therefore, from and after the date of execution and delivery of this Agreement, the Borrower shall take all reasonable steps, including, without limitation, all steps that the Program Agent, any Administrative Agent or any Lender may from time to time reasonably request, to maintain the Borrower’s identity as a separate legal entity and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of each Related Entity and not just a division of any Related Entity.  Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Borrower will:

(i)           comply with the provisions of Sections 5(c), 7, 8, 9(j) and 10 of its Operating Agreement and comply in all material respects with respect to all other provisions of its Operating Agreement, in each case, as in effect on the date hereof;

(ii)           require that all full-time employees of the Borrower, if any, identify themselves as such and not as employees of any Related Entity (including, without limitation, by means of providing appropriate employees with business or identification cards identifying such employees as the Borrower’s employees);

(iii)           maintain a separate office for the operation of its business and clearly identify its offices (by signage or otherwise) as its offices;

(iv)           conduct all transactions with each Related Entity and the Servicer and their respective Affiliates (including, without limitation, any delegation of its obligations hereunder as the Servicer, the declaration and payment of dividends and distributions and the performance of any Take-Out Securitization but excluding the financing of an “add-on contract” as described in Section 5.01(o)) strictly on an arm’s-length basis, allocate all overhead expenses (including, without limitation, telephone and other utility charges and insurance coverage) for items shared between, or centrally acquired for the benefit of, the Borrower and any Related Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use or benefit;

(v)           observe all corporate formalities material to its separateness as a distinct entity, and ensure that all corporate actions relating to (A) the dissolution or liquidation of the Borrower or (B) the initiation of, participation in, acquiescence in or consent to any bankruptcy, insolvency, reorganization or similar proceeding of the Borrower, are duly authorized by unanimous vote of its Members (including any Special Members);

(vi)           maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its organizational documents in any respect that would impair its ability to comply with the terms or provisions of any of the Facility Documents, including, without limitation, Section 5.01(i) of this Agreement;

(vii)           from and after the Effective Date, maintain the effectiveness of, and continue to perform under the Receivables Sale Agreement, such that it does not amend, restate, supplement, cancel, terminate or otherwise modify the Receivables Sale Agreement, or give any consent, waiver, directive or approval thereunder or waive any default, action, omission or breach under the Receivables Sale Agreement or otherwise grant any indulgence thereunder, without (in each case) the prior written consent of each Administrative Agent;

(viii)       not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions, and except as otherwise contemplated herein) all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets of, any Person, nor at any time create, have, acquire, maintain or hold any interest in any Subsidiary;

(ix)          take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Foley & Lardner LLP, as counsel for the Borrower, in connection with the closing or the borrowing under this Agreement, relating to substantive consolidation issues and material to the conclusions expressed thereunder, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times;

(x)          at all times maintain at least one independent manager who (w) is not currently and has not been during the five years preceding the Closing Date an officer, director or employee of an Affiliate of the Borrower (other than another special purpose entity) or any Transaction Party, (x) is not a current or former officer or employee of the Borrower, (y) is not a stockholder of any Transaction Party or any of their respective Affiliates and (z) (A) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (B) is a member of a nationally recognized management company;

(xi)          not, and since its formation has not, conducted any business other than the purchase of the Conveyed Contracts from the Sellers under the Receivables Sale Agreement, the pledge and assignment of the Collateral under this Agreement, and such other activities as are contemplated in this Agreement or that are incidental to the foregoing (including, without limitation, the consummation of the transactions contemplated by any Facility Document).  The Facility Documents are and shall be the only agreements to which the Borrower has been and shall be a party other than its organization documents, intercompany service agreements and certain other agreements permitted or contemplated hereunder (including Section 4.01(x) and clause (xii) below); and

(xii)         have no and has no Indebtedness, other than (i) Indebtedness incurred under the terms of this Agreement and the other Facility Documents (including, without limitation, in connection with refinanced “add-on” Contracts), (ii) limited recourse obligations as may arise from time to time in connection with a Take-Out Securitization by reason of representations, warranties and other provisions required to be made by the Borrower and which are consistent with representations, warranties and other provisions conventionally made or agreed to by a transferor in an arm’s length “true sale” transaction, (iii) Hedge Agreements permitted under the terms of this Agreement and (iv) other Indebtedness not constituting obligations for borrowed money in an aggregate amount up to $12,500 at any one time outstanding.

(j)            Collections.  The Borrower will cause (i) the Sellers to remit all Collections to the extent received (or required to the extent of any limited repurchase or recourse provisions as expressly provided in the Facility Documents) to the Collection Account as provided in Section 2.08(a), and (ii) the Collection Account to be subject at all times on and after the Effective Date to the Control Agreement.  In the event any payments relating to Pledged Contracts are remitted directly to the Borrower or any Affiliate of the Borrower, the Borrower will remit (or will cause all such payments to be remitted) to the Collection Account as contemplated in Section 2.08(a).  The Borrower shall take all steps necessary to ensure that the Program Agent has “control” (within the meaning of the UCC of all applicable jurisdictions) over the Collection Account and that the Collection Account is not subject to any Adverse Claim other than Permitted Liens and Adverse Claims in favor of the Secured Parties hereunder.

(k)           Taxes.  The Borrower has and will file all Federal, state and local tax returns required by law to be filed by it and will promptly pay and discharge, before the same shall become delinquent, all taxes and assessments imposed upon it or upon its property, except any such taxes or assessments that are being contested in good faith by appropriate proceedings.  The Borrower will pay before the same become delinquent any taxes payable by it in connection with the Contracts.

(l)            Insurance.  The Borrower will ensure it is covered, with responsible insurance companies, by insurance against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any governmental approval, or any order, writ, injunction or decree of any court or Governmental Authority or agency.

(m)           Certain Security Entitlements.  The Borrower will take all steps necessary to ensure that no “security entitlement” (within the meaning of Section 8-102(a)(17) of the UCC of all applicable jurisdictions) (i) that is subject to federal regulations governing security entitlements maintained on the books of a federal reserve bank (including, without limitation, Treasury securities subject to 31 C.F.R. Part 357), or (ii) where the underlying security (within the meaning of Section 8-102(a)(15) of the UCC of all applicable jurisdictions)  or other financial asset (within the meaning of Section 8-102(a)(9) of the UCC of all applicable jurisdictions) has not been either endorsed to the securities intermediary (within the meaning of Section 8-501(a) of the UCC of all applicable jurisdictions) under the Control Agreement or in blank or credited to a securities account (within the meaning of Section 8-102(a)(9) of the UCC of all applicable jurisdictions) in the name of Securities Intermediary will be held in the Collection Account.

(n)           Back-up Servicing Agreement.  Within forty-five (45) days following a Mandatory Back-up Servicer Event, the Borrower shall select a Back-up Servicer that is acceptable Program Agent and within ninety (90) days following a Mandatory Back-up Servicer Event, the Borrower shall enter into a Back-up Servicing Agreement, in form and substance acceptable to the Program Agent.

(o)           Refinanced Add-On Contracts.  The Borrower shall not permit any Pledged Contract to be refinanced or otherwise become an “add-on” contract in accordance with the terms of the Credit and Collection Policy, unless: (i) the applicable Obligor has initiated the request for the financing of one or more items of additional Equipment, (ii) such Pledged Contract is refinanced in full (and treated as a refinancing in full on the books and records of the Borrower and the Servicer) in accordance with the terms of the Credit and Collection Policy, (iii) cash proceeds in connection with such refinancing, in an amount not less than the Outstanding Balance of such Contract and all accrued and unpaid interest thereon at such time (the “Add-on Refinance Amount”), are deposited by or on behalf of the Borrower into the Collection Account either (A) if (1) at such time SOI has a rating greater than or equal to any two of the following “BBB-”, “Baa3” or “BBB-” by S&P, Moody’s and Fitch, respectively, (2) the Add-on Refinance Amount for the previous Monthly Period was less than 50% of all Collections for such Monthly Period and (3) Snap-on Credit has granted (and caused each of its applicable Affiliates to grant) to the Program Agent a security interest in the new contract resulting from such “add-on” or refinancing solely to secure its obligation to deposit the Add-on Refinance Amount to the Collection Account, then within one week of the date of such refinancing, (B) if the conditions set forth in clause (A) are not met and the refinancing occurs on or prior to 3:00 p.m. New York City time, then on or prior to the date of such refinancing or (C) if the conditions set forth in clause (A) are not met and the refinancing occurs after 3:00 p.m. New York City time, then on the next Business Day and (iv) no Event of Termination or Borrowing Base Deficiency shall have occurred or be continuing prior to or after giving effect to such refinancing.

(p)           Hedge Agreements.  Within forty-five (45) days following a Mandatory Hedge Event, the Borrower shall enter into one or more Eligible Hedge Agreements and shall at all times thereafter satisfy the Hedging Requirement.

(q)           Filing of Financing Statements against Franchisees.  In the event that either (i) SOI no longer has a rating greater than or equal to any two of the following “BB+”, “Ba1” or “BB+” by S&P, Moody’s and Fitch, respectively, (ii) (x) a determination is made by any Governmental Authority in any action, suit, arbitration or any other type of proceeding to which Snap-on Credit or any of its Affiliates is a party that Snap-on Credit does not have a perfected security interest in a Contract purchased from a Franchisee and (y) in the reasonable judgment of the Program Agent, such failure can be remedied by filing a financing statement or (iii) any Governmental Authority amends, restates or in any other way modifies any applicable UCC in such a manner so as to (in the reasonable judgment of the Program Agent) invalidate (regardless of whether or not such amendment or modification has immediate effect or becomes effective following any applicable transition or grace period) Snap-on Credit’s security interest in any Contract purchased from a Franchisee, then the Borrower and the Servicer shall (A) within 10 days following the occurrence of any such event described in clauses (i) through (iii) above file, or shall cause to be filed, financing statements against at least 80% of Franchisees (based on the aggregate Outstanding Balance) who have Contracts included in the Collateral, and (B) within 20 days following the occurrence of any such event described in clauses (i) through (iii) above file, or shall cause to be filed, financing statements against the remaining Franchisees who have Contracts included in the Collateral, in each case in every applicable jurisdiction necessary or desirable to perfect the purchase of such Contracts by the applicable Seller by the filing of a financing statement under the related UCC.  In addition, if any such event described in clauses (i) through (iii) above has occurred and the Borrower subsequently acquires Contracts which are to be included in the Collateral, the Borrower shall file or cause to be filed no later than the date of such acquisition a financing statement in every applicable jurisdiction necessary or desirable to perfect the purchase of such Contracts by the applicable Seller to the extent that such a financing statement is not currently in place.  In the event the Borrower or the Servicer fails to file such financings statements within the applicable time period described above, then the Borrower and the Servicer (including in its capacity as a Seller) consent to and authorize the filing of such financings statements by the Program Agent and hereby grant to the Program Agent an irrevocable power of attorney (which is coupled with an interest) to file such financings statements on their behalf.

SECTION 5.02.            Negative Covenants of the Borrower.  Until the date on which the Borrower Obligations have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, the Borrower hereby covenants that:

(a)           Name and Jurisdiction Change, Offices and Records.  The Borrower will not change its name, jurisdiction of organization, identity or corporate structure (within the meaning of Sections 9-503 and/or 9-507 of the UCC of all applicable jurisdictions), become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC of all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person, change its “location” (within the meaning of Section 9-307 of the UCC of all applicable jurisdictions) or relocate its chief executive office, principal place of business or any office where Records are kept unless it shall have:  (i) given the Program Agent at least thirty (30) days’ prior written notice, and (ii) delivered to the Program Agent all financing statements, instruments and other documents reasonably requested by the Program Agent or any Administrative Agent in connection with such change, event or relocation.

(b)           Change in Payment Instructions to Obligors.  Except as may be required by the Program Agent pursuant to Section 6.06, the Borrower will not (and will not permit the Servicer or any Seller to) make any change in the instructions to Obligors or payment mechanics with respect to Collections on Pledged Contracts as set forth in the Flow of Collections Chart, unless the Borrower shall have given 30 days’ prior written notice thereof to the Program Agent and each Administrative Agent.

(c)           Modifications to Business, Contracts, Credit and Collection Policy.  The Borrower will not (i) make any material change in the character of its business or (ii) permit any material change to the Credit and Collection Policy that in either case could reasonably be likely to adversely affect the collectability of the Covered Contracts generally, in either case, without the prior consent of the Program Agent following notice thereof given in accordance with the reporting requirements set forth in Section 5.01(a)(iv).

(d)           Sales, Liens.  The Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Collateral, or assign any right to receive income with respect thereto (other than (i) the creation of the interests in favor of the Program Agent and the Secured Parties as provided for herein and the sufferance of Permitted Liens and (ii) a sale or conveyance (A) in connection with a Take-Out Securitization pursuant to Section 2.17, (B) to effect the removal from the Collateral of any Defaulted Contract and related Contract Assets in accordance with Section 2.09, (C) to effect a repurchase by a Seller, of Contract Assets in accordance with Section 6.01 of the Receivables Sale Agreement or (D) in connection with a Pledged Contract that was refinanced as an “add-on” Contract in accordance with Section 5.01(o)), and the Borrower will defend the right, title and interest of the Program Agent and the Lenders in, to and under any of the foregoing property, against all claims of third parties claiming through or under the Borrower or a Seller.

(e)           Restricted Junior Payments.  The Borrower will not make any Restricted Junior Payment at any time prior to the Final Collection Date; provided that, unless an Event of Termination has occurred and is then continuing, the Borrower may declare and distribute cash dividends with and to the extent of funds made available to the Borrower in accordance with Section 2.08(b).

(f)           Collections.  The Borrower will not (and will not permit the Servicer to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than (i) Collections, (ii) other amounts required or permitted to be deposited in the Collection Account in accordance with the terms of this Agreement and (iii) amounts deposited in the Collection Account in error, as long as the Servicer withdraws such amounts as contemplated in Section 6.06.

(g)           Indebtedness.  The Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except for Indebtedness of the type contemplated in Section 5.01(i)(xii).

(h)           Facility Documents.  Except as otherwise permitted herein, the Borrower shall not terminate, amend or otherwise modify any Facility Document or grant any waiver or consent thereunder without the prior written consent of the Administrative Agents; provided that (i)  as provided in Section 5.01(a)(iv) or as otherwise expressly contemplated herein, the Program Agent may provide the requisite consent and (ii) in the case of any Hedge Agreement, such Facility Documents may, subject to the terms of Section 2.05(e), be terminated, amended or otherwise modified with the consent of the Administrative Agent for the applicable Lender Group.

(i)           Adverse Transactions.  Except in connection with an add-on contract and for a Take-Out Securitization, in each case, permitted hereunder, the Borrower shall not enter into any transaction which adversely affects the Collateral or the Program Agent’s or any Administrative Agent’s or Lender’s rights under this Agreement.

SECTION 5.03.            Affirmative Covenants of the Servicer.  Until the date on which the Borrower Obligations have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, the Servicer hereby covenants as set forth below:

(a)           Financial Reporting.  The Servicer will maintain a system of accounting sufficient to enable financial statements to be prepared in accordance with GAAP, and furnish or cause to be furnished to each Administrative Agent:

(i)           Annual Report.  As soon as available and in any event no later than the date which is the earlier of (i) one hundred twenty (120) days after the end of each fiscal year of SOI and, if the Servicer is not directly or indirectly wholly owned by SOI or one of SOI’s wholly owned Subsidiaries, the Servicer and (ii) the date the Annual Report on Form 10-K for such fiscal year of SOI and, if the Servicer is not directly or indirectly wholly owned by SOI or one of SOI’s wholly owned Subsidiaries, the Servicer would have been required to have been filed under the rules and regulations of the Securities and Exchange Commission giving effect to any automatic extension available thereunder for filing of such form, (A) a copy of the annual audit report for such year for the Servicer, if the Servicer is not directly or indirectly wholly owned by SOI or one of SOI’s wholly owned subsidiaries, SOI and their respective Subsidiaries, containing the consolidated balance sheet of the Servicer, if the Servicer is not directly or indirectly wholly owned by SOI or one of SOI’s wholly owned Subsidiaries, SOI and their respective Subsidiaries as of the end of such fiscal year and (B) a copy of the consolidated statements of income of the Servicer, if the Servicer is not directly or indirectly wholly owned by SOI or one of SOI’s wholly owned Subsidiaries, SOI and their respective Subsidiaries for such fiscal year; and together with (x) an opinion by Deloitte & Touche LLP or other independent public accountants acceptable to the Administrative Agents ((1) without a “going concern” or like qualification or like exception and (2) other than a qualification permitted by the Securities and Exchange Commission regarding the internal controls of a company acquired during such period pursuant to a material acquisition by SOI, the Servicer, if the Servicer is not directly or indirectly wholly owned by SOI or one of SOI’s wholly owned Subsidiaries, or any Subsidiary, without any qualification or exception as to the scope of such audit), and (y) a certificate of the chief financial officer or treasurer of the Servicer, if the Servicer is not directly or indirectly wholly owned by SOI or one of SOI’s wholly owned Subsidiaries, and SOI (on behalf of such Person) certifying that the reports delivered in accordance with subclauses (A) and (B) above have been prepared in accordance with GAAP; provided, that if the Servicer is directly or indirectly wholly owned by SOI or one of SOI’s wholly owned Subsidiaries then the Servicer shall provide as soon as available and in any event no later than the date which is one hundred twenty (120) days after the end of each calendar year, (C) a copy of the balance sheet of the Servicer as of the end of such year and (D) a copy of the statements of income of the Servicer for such year; and together with a certificate of an officer of the Servicer certifying that the reports delivered in accordance with subclauses (C) and (D) above have been prepared in accordance with GAAP.

(ii)           Quarterly Report.  As soon as available and in any event no later than the date which is the earlier of (i) sixty (60) days after the end of each of the first three quarters of each fiscal year of SOI and the Servicer and (ii) the date the Quarterly Report on Form 10-Q for such quarter of SOI and the Servicer would have been required to have been filed under the rules and regulations of the Securities and Exchange Commission giving effect to any automatic extension available thereunder for filing of such form, (A) a copy of the consolidated balance sheet of the Servicer, SOI and their respective Subsidiaries as of the end of such quarter, and (B) a copy of the consolidated statements of income of the Servicer, SOI and their respective Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter duly certified (subject to the absence of footnotes and to year-end audit adjustments) by the chief financial officer or treasurer of the Servicer and SOI (on behalf of such Person) as having been prepared in accordance with GAAP.

(iii)           Financial statements (other than the certificate of the chief financial officer or the treasurer) required to be delivered pursuant to clauses (i) and (ii) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such financial statements are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System; provided that the Servicer and SOI shall notify (which may be by facsimile or electronic mail) the Program Agent of the filing of any such financial statements.

(iv)           Servicer Report.  On each Reporting Date and at any such time as any Administrative Agent so requests following an Event of Termination or a Servicer Event of Termination, the Servicer shall deliver a Servicer Report in accordance with Section 6.07 hereof.

(v)           Copies of Notices.  Promptly upon its receipt of any notice, request for consent, financial statements, certification, report or other communication under or in connection with this Agreement or any other Facility Document from any Person that is a party thereto, copies of the same; provided that in the case of oral communications, notice thereof is required to be given only when such communication relates to the occurrence of any breach, default or other material event under or in connection with a Facility Document.

(vi)           Change in Credit and Collection Policy.  At least fifteen (15) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy that relates to or otherwise affects a Covered Contract, which is also a Pledged Contract, or at least five (5) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy that relates to or otherwise effects the Covered Contracts, a copy of the Credit and Collection Policy then in effect and a notice (1) indicating such change or amendment, and (2) if such proposed change or amendment would also be reasonably likely to adversely affect the collectability of the Covered Contracts generally, requesting the Program Agent’s consent thereto.

(vii)           Other Information.  Promptly, from time to time, such other information, documents, records or reports relating to the Contracts or the condition or operations, financial or otherwise, of the Servicer as any Administrative Agent may from time to time reasonably request in order to protect the interests of the Program Agent, the Administrative Agents and the Lenders under or as contemplated by this Agreement.

(b)           Notices.  The Servicer will notify the Program Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)           Servicer Termination Event.  The occurrence of each Servicer Termination Event, by a statement of an Authorized Officer of the Servicer.

(ii)           Judgment and Proceedings.  (1) The entry of any judgment or decree against the Servicer or any of its material Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against the Servicer and its material Subsidiaries exceeds $50,000,000, (2) the institution of any litigation, arbitration proceeding, investigation or governmental proceeding against the Servicer which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (3) any material adverse development in any previously disclosed litigation, arbitration proceeding, investigation or governmental proceeding.

(iii)           Material Adverse Effect.  The occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv)           Defaults Under Other Agreements.  The occurrence of (A) any “event of default” or “default” or other event which, with the giving of notice or the passage of time or both, would constitute an “event of default” or a “default” under any financing arrangement in excess of $50,000,000 pursuant to which the Servicer is a debtor or an obligor or (B) the creation of any Adverse Claim (other than Permitted Liens) on, or the occurrence of any event which, with the giving of notice or passage of time or both, would result in, or with further action by any third party would result in, the creation of any Adverse Claim  (other than Permitted Liens) on the Pledged Contracts, the Related Security or the Collections pursuant to any indenture, agreement, instrument or filing.

(c)           Compliance with Laws and Preservation of Corporate Existence.

(i)           The Servicer will comply with the requirements of all applicable statutes, rules, regulations, orders, and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its businesses or the ownership of its property, except where the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(ii)           The Servicer (A) will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization and (B) will qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(d)           Audits.  The Servicer will furnish to each Administrative Agent from time to time such information with respect to it and the Contracts as such Administrative Agent may reasonably request. The Servicer will during regular business hours upon reasonable prior written notice (A), permit each Administrative Agent, or its agents or representatives at the sole cost of the Servicer to perform an Audit; provided, however, that with respect to this clause (A), the Servicer shall not be responsible for the costs of more than one (1) such Audit performed during any calendar year in respect of the Borrower under Section 5.01(d)(A) and the Servicer under this Section 5.03(d)(A) or under Section 7.02 of the Receivables Sale Agreement on a combined basis, so long as no Event of Termination has occurred and is continuing; provided, further,  that with respect to clause (A) following the occurrence and during the continuation of an Event of Termination, all such Audits shall be at the expense of the Servicer and (B) without limiting the provisions of above, permit certified public accountants or other auditors reasonably acceptable to the related Administrative Agent (which may include the current auditors of any Seller) to conduct an Audit; provided, however, that with respect to clause (B) each Administrative Agent shall perform no more than two Audits in any calendar year; provided further, that with respect to clause (B), the Servicer will not be responsible for the costs of more than one (1) Audit performed during any calendar year in respect of the Servicer under this Section 5.03(d) or under Section 7.02 of the Receivables Sale Agreement and in respect of the Borrower under Section 5.01(d) on a combined basis so long as no Event of Termination has occurred and is continuing; provided further, that with respect to clause (B) that following the occurrence and during the continuation of an Event of Termination, the two Audits per calendar year limitation shall be inapplicable and all such audits shall be at the expense of the Servicer.  The Administrative Agents shall make reasonable efforts to coordinate Audits.

(e)           Keeping and Marking of Records and Books.

(i)           The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable as will enable the Program Agent and the Lenders to determine the status of all Contracts (including, without limitation, records adequate to permit the immediate identification of all Collections of and adjustments to each existing Contract).  The Servicer will give the Program Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)           The Servicer will (A) on or prior to the date hereof, mark the portions of the Computer Files in its possession with a legend, reasonably acceptable to the Administrative Agents, to indicate that each Pledged Contract constitutes part of the Collateral, and (B) upon the request of any Administrative Agent after the occurrence and during the continuation of an Event of Termination, mark each Pledged Contract with a legend describing the interests of the Program Agent and the Secured Parties therein.

(f)           Compliance with Contracts and Credit and Collection Policy.  The Servicer will timely (i) fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Contract.

(g)           Collections.  The Servicer will remit all Collections deposited to the Collection Account as provided in Section 2.08(a).  In the event any payments relating to Pledged Contracts are remitted directly to the Servicer or any Affiliate of the Servicer, the Servicer will remit (or will cause all such payments to be remitted) to the Collection Account in accordance with Section 2.08(a).  The Servicer shall assist the Borrower in taking all steps necessary to ensure that the Program Agent has “control” (within the meaning of the UCC of all applicable jurisdictions) over the Collection Account and that the Collection Account is not subject to any Adverse Claim other than Permitted Liens and Adverse Claims in favor of the Secured Parties hereunder.

(h)           Taxes.  The Servicer will file all Federal, state and local tax returns required by law to be filed by it and will promptly pay and discharge, before the same shall become delinquent, all taxes and assessments imposed upon it or upon its property, except any such taxes or assessments (i) that are being contested in good faith by appropriate proceedings or (ii) the non-payment or non-filing of which could not reasonably be expected to have a Material Adverse Effect.

(i)           Insurance.  The Servicer will ensure it is covered, with responsible insurance companies, by insurance against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any governmental approval, or any order, writ, injunction or decree of any court or Governmental Authority or agency.

(j)           Certain Security Entitlements.  The Servicer will take all steps necessary to ensure that no “security entitlement” (within the meaning of Section 8-102(a)(17) of the UCC of all applicable jurisdictions) (i) that is subject to federal regulations governing security entitlements maintained on the books of a federal reserve bank (including, without limitation, Treasury securities subject to 31 C.F.R. Part 357), or (ii) where the underlying security (within the meaning of Section 8-102(a)(15) of the UCC of all applicable jurisdictions)  or other financial asset (within the meaning of Section 8-102(a)(9) of the UCC of all applicable jurisdictions) has not been either endorsed to the securities intermediary (within the meaning of Section 8-501(a) of the UCC of all applicable jurisdictions) under the Control Agreement, or in blank or credited to a securities account (within the meaning of Section 8-102(a)(9) of the UCC of all applicable jurisdictions) in the name of Securities Intermediary will be held in the Collection Account.

(k)           Filing of Financing Statements against Franchisees.  In the event that either (i) SOI no longer has a rating greater than or equal to any two of the following “BB+”, “Ba1” or “BB+” by S&P, Moody’s and Fitch, respectively, (ii) (x) a determination is made by any Governmental Authority in any action, suit, arbitration or any other type of proceeding to which Snap-on Credit or any of its Affiliates is a party that Snap-on Credit does not have a perfected security interest in a Contract purchased from a Franchisee and (y) in the reasonable judgment of the Program Agent, such failure can be remedied by filing a financing statement or (iii) any Governmental Authority amends, restates or in any other way modifies any applicable UCC in such a manner so as to (in the reasonable judgment of the Program Agent) invalidate (regardless of whether or not such amendment or modification has immediate effect or becomes effective following any applicable transition or grace period) Snap-on Credit’s security interest in any Contract purchased from a Franchisee, then the Borrower and the Servicer shall (A) within 10 days following the occurrence of any such event described in clauses (i) through (iii) above file, or shall cause to be filed, financing statements against at least 80% of Franchisees (based on the aggregate Outstanding Balance) who have Contracts included in the Collateral, and (B) within 20 days following the occurrence of any such event described in clauses (i) through (iii) above file, or shall cause to be filed, financing statements against the remaining Franchisees who have Contracts included in the Collateral, in each case in every applicable jurisdiction necessary or desirable to perfect the purchase of such Contracts by the applicable Seller by the filing of a financing statement under the related UCC.  In addition, if any such event described in clauses (i) through (iii) above has occurred and the Borrower subsequently acquires Contracts which are to be included in the Collateral, the Borrower shall file or cause to be filed no later than the date of such acquisition a financing statement in every applicable jurisdiction necessary or desirable to perfect the purchase of such Contracts by the applicable Seller to the extent that such a financing statement is not currently in place.  In the event the Borrower or the Servicer fails to file such financings statements within the applicable time period described above, then the Borrower and the Servicer (including in its capacity as a Seller) consent to and authorize the filing of such financings statements by the Program Agent and hereby grant to the Program Agent an irrevocable power of attorney (which is coupled with an interest) to file such financings statements on their behalf.

SECTION 5.04.            Negative Covenants of the Servicer.  Until the date on which the Borrower Obligations have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, the Servicer hereby covenants that:

(a)           Change in Payment Instructions to Obligors.  Except as may be required by the Program Agent pursuant to Section 6.06, the Servicer will not (and will not permit any Seller to) make any change in the instructions to Obligors or payment mechanics with respect to Collections on Pledged Contracts as set forth in the Flow of Collections Chart, unless the Servicer shall have given 30 days’ prior written notice thereof to the Program Agent and each Administrative Agent.

(b)           Modifications to Business, Contracts and Credit and Collection Policy.  The Servicer will not (i) make any material change in the character of its business or (ii) permit any material change to the Credit and Collection Policy that, in either case, could reasonably be likely to adversely affect the collectability of the Covered Contracts generally, in either case, without the prior consent of the Program Agent in accordance with the reporting requirements set forth in Section 5.03(a)(vi).  Except as provided in Sections 5.01(o) and 6.02(d), the Servicer will not extend, amend or otherwise modify the terms of any Pledged Contract other than in accordance with the Credit and Collection Policy.

(c)           Collections.  The Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than (i) Collections, (ii) other amounts required or permitted to be deposited in the Collection Account in accordance with the terms of this Agreement and (iii) amounts deposited in the Collection Account in error, as long as the Servicer withdraws such amounts as contemplated in Section 6.06.

(d)           Facility Documents.  Except as otherwise permitted herein, the Servicer shall not terminate, amend or otherwise modify any Facility Document to which it is a party or grant any waiver or consent thereunder without the prior written consent of the Program Agent.

ARTICLE VI  ADMINISTRATION OF PLEDGED CONTRACTS

SECTION 6.01.             Designation of the Servicer.

(a)           The servicing, administering and collection of the Contracts shall be conducted by the Person so designated from time to time in accordance with this Section 6.01.  Until the Program Agent, with the consent or at the direction of the Required Lenders, gives notice to the Borrower and the Servicer of the designation of a new Servicer as provided in Section 6.01(b) below, Snap-on Credit is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.  The Borrower hereby grants to the Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Borrower any and all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind in connection with any Contract or other Collateral.

(b)           Upon the occurrence and during the continuation of any Servicer Termination Event, the Program Agent may, with the consent or shall at the direction of the Required Lenders, upon written notice to the parties hereto designate as the Servicer any Person to succeed Snap-on Credit (or any successor Servicer) subject to the condition that any such Person so designated shall agree to perform, and shall be qualified to perform, the duties and obligations of the Servicer under each of the Facility Documents to which it is a party.  The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the reasonable determination by the Servicer that (x) the performance of its duties hereunder is no longer permissible under applicable law and (y) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law.

(c)           Snap-on Credit and any successor Servicer agrees that, upon its resignation or replacement as the Servicer pursuant to Section 6.01(b) above, it will cooperate with the Borrower, the Program Agent and the successor Servicer in effecting the termination of its responsibilities and rights as the Servicer hereunder, including, without limitation, (i) assisting the successor Servicer in enforcing all rights under the Contracts and Related Security, (ii) transferring, promptly upon receipt, to the successor Servicer, any Collections or other amounts related to the Contracts received by such Servicer, (iii) transferring to the successor Servicer all Records held by or under the control of such Servicer and (iv) permitting the successor Servicer to have access to all tapes, discs, diskettes and related property containing information concerning the Contracts and the Records and taking all actions necessary in its control to permit the successor Servicer to use all computer software (to the extent it is permitted to do so and to the extent it is necessary to service such Receivables) that may facilitate the successor Servicer’s access to and use of such information and acting as data processing agent for such successor Servicer if requested.  Upon the resignation or replacement of Snap-on Credit as the Servicer, Snap-on Credit shall no longer be entitled to the Servicer Fee accruing from and after the effective date of such resignation or replacement.  If Snap-on Credit or a successor Servicer resigns or is replaced, it shall be entitled to reimbursement for all outstanding Servicer Advances at the time and in the order of priority set forth in Section 2.08(b) or 2.08(c), as applicable, notwithstanding its resignation or termination hereunder.

(d)           The Servicer may (i) delegate to any of the Servicer’s Affiliates some or all of the Servicer’s duties hereunder, (ii) delegate to a non-Affiliate discrete portions of its duties hereunder, such as, collection, bankruptcy services, repossession, in order to enable the Servicer to maximize Collections on the Receivables, and (iii) to a non-Affiliate all or substantially all of its duties hereunder with the prior consent of the Program Agent (such consent not to be unreasonably withheld or delayed).  Notwithstanding the foregoing, the Servicer shall remain primarily liable for any and all duties delegated in accordance with this clause (d).

SECTION 6.02.             Duties of the Servicer.

(a)           The Servicer shall take or cause to be taken all such actions as it deems necessary or advisable to collect all amounts due and related to each Contract from time to time, all in accordance with applicable laws, tariffs, rules, regulations and the Credit and Collection Policy.  Each of the Borrower, each Lender, each Administrative Agent and the Program Agent hereby appoints as its agent the Servicer, from time to time designated pursuant to Section 6.01, to enforce its respective rights and interests in and under the Contracts and the Related Security.  The Servicer (so long as it is Snap-on Credit) will at all times apply the same standards and follow the same procedures with respect to the decision to commence litigation with respect to the Contracts, and in prosecuting and litigating with respect to the Contracts, as it applies and follows with respect to Equipment conditional sales contracts and promissory note and security agreements serviced by it which are not Contracts; provided, however, that from and after the Termination Date, the Servicer shall commence or settle any legal action to enforce collection of any Contract or to foreclose upon or repossess any Related Security with respect thereto as directed by the Program Agent.  In no event shall the Servicer be entitled to make the Program Agent, any Administrative Agent or any Lender a party to any litigation without such Person’s express prior written consent.

(b)           The Servicer shall apply all Collections to the Contracts owed by the applicable Obligors in a timely manner in accordance with the business practices of the Servicer as of the date of this Agreement unless mutually agreed otherwise with the Program Agent.  In the event the Servicer receives any Collections or other proceeds of the Collateral, it shall set aside and hold in trust for the Borrower and the Secured Parties such Collections and other proceeds for application and remittance in accordance with Section 2.08(a), and it shall remit the same to the Collection Account to the extent required hereunder.

(c)           The Servicer shall, as soon as practicable following receipt, turn over to the Person entitled thereto collections in respect of any receivable which is not a Pledged Contract less, to the extent the Servicer performed any collection or enforcement actions which it was authorized by such Person to perform, all reasonable and appropriate out of pocket costs and expenses of such Servicer incurred in collecting and enforcing such receivable.  The Servicer’s authorization and obligations hereunder shall terminate on the Business Day immediately after the Final Collection Date.  After such termination, if Snap-on Credit or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Borrower, all books, copies of records and related materials that the Borrower previously provided to the Servicer, or that otherwise have been obtained by the Servicer, in connection with this Agreement.

(d)           The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Pledged Contract as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension shall not limit the rights of any Secured Party under this Agreement.  The parties acknowledge that, in accordance with the Servicer’s customary business practices as they relate to the management of its securitization facilities, the Servicer will recognize a given Contract as being a Charged-off Contract and thereupon mark the Outstanding Balance of such Contract to zero in the books and records of the Servicer and the Borrower.  Such internal practices will not impair or diminish (i) the claim of the Borrower against the applicable Obligor for payment in full of such Contract, (ii) any right of the Borrower to realize any Recoveries subsequently made on any Contract so recorded or (iii) the obligation of the Servicer and the Borrower to remit in full to the Collection Account for application in accordance with Section 2.08 any and all such Recoveries.  Notwithstanding anything to the contrary contained herein, during the existence of any Event of Termination, the Program Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Pledged Contract or to foreclose upon or repossess any Related Security; provided, further, that the Servicer shall not release or waive the right to collect the Outstanding Balance of any Pledged Contract, except that, with respect to a Pledged Contract that has become a Defaulted Contract or has been written-off as uncollectible, the Servicer, consistent with its Credit and Collection Policy, may release or waive the right to collect the Outstanding Balance of such Pledged Contract in an effort to maximize collections thereon.

(e)           The Servicer shall hold in trust for the Borrower and the Secured Parties all Records that (i) evidence or relate to the Pledged Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Pledged Contracts and shall, as soon as practicable upon demand of any Administrative Agent or the Program Agent, during the existence of any Event of Termination, deliver or make available to the Program Agent all such Records, at a place selected by the Program Agent.

(f)           If the Servicer shall have repossessed Equipment on behalf of the Program Agent for the benefit of the Secured Parties, the Servicer shall either (i) maintain at its expense physical damage insurance with respect to such Equipment, or (ii) indemnify the Program Agent against any damage to such Equipment prior to resale or other disposition.  The Servicer shall not allow such repossessed Equipment to be used in an active trade or business, but rather shall dispose of the Equipment in a reasonable time in accordance with the Servicer’s normal business practices.

(g)           The Servicer will be entitled to recover all reasonable out-of-pocket expenses incurred by it in liquidating a Pledged Contract and disposing of the related Equipment.

SECTION 6.03.            Servicer Advances.  The Servicer may, in its sole discretion, advance (a “Servicer Advance”) with respect to any Contract on any Settlement Date, any scheduled principal and/or interest payment thereunder which became due during any Monthly Period ending prior to such Settlement Date and was not paid by the Obligor of such Contract as of the close of business on that last day of the most recently ended Monthly Period (unless a Servicer Advance with respect to and in the amount of such scheduled payment has previously been made), subject to its determination that any such Servicer Advance is expected to be recoverable from future payments made by such Obligor; provided, however that Servicer Advances shall not in any way affect the calculation of any defaults or other performance ratios with respect to the Contracts hereunder.  Any such Servicer Advance, if made, shall be remitted to the Collection Account on the Settlement Date following such Reporting Date.  The Servicer shall not be entitled to interest or any other fees on or with respect to Servicer Advances.  The Servicer shall be reimbursed its respective Servicer Advance as provided in Sections 2.08(b) or 2.08(c), as applicable.

SECTION 6.04.            Responsibilities of the Borrower.  Anything herein to the contrary notwithstanding, the Borrower shall (i) perform all of its obligations with respect to the Contracts to the same extent as if a security interest in the Contracts had not been granted hereunder and the exercise by the Program Agent of its rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due any taxes, including without limitation, sales, excise and personal property taxes payable by it in connection with the Contracts.  None of the Program Agent, the Administrative Agents, the Lenders or the Liquidity Providers shall have any obligation or liability with respect to any Contracts or other Collateral, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.

SECTION 6.05.            Further Action Evidencing Program Agent’s Interest.  Each of the Borrower and the Servicer agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that any Administrative Agent or the Program Agent may reasonably request in order to perfect, protect or more fully evidence the interest of the Program Agent or the Secured Parties granted hereunder or to enable the Program Agent to exercise or enforce any of its or the Secured Parties’ rights hereunder.  Without limiting the generality of the foregoing, each of the Borrower and the Servicer will (i) code its master data processing records evidencing such Contracts to evidence that a security interest therein has been granted to the Program Agent on behalf of the Secured Parties under this Agreement, and (ii) upon the request of any Administrative Agent or the Program Agent, file such financing statements, continuation statements or amendments thereto or assignments thereof, and execute and file such other instruments or notices, as may be necessary or appropriate or as the Program Agent or any Administrative Agent may reasonably request.  If either the Borrower or the Servicer fails to perform any of its respective agreements or obligations under this Agreement, the Program Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable out-of-pocket expenses of the Program Agent incurred in connection therewith shall be payable by the Borrower or the Servicer, as applicable, upon the Program Agent’s demand therefor.

SECTION 6.06.            Collections.  In the case of any remittances received in the Collection Account that shall have been identified, to the satisfaction of the Servicer, to not constitute Collections or other proceeds of the Pledged Contracts or the Related Security, the Servicer shall promptly remit such items to the Person identified to it (or determined by it) as being the owner of such remittances.  From and after the occurrence of a Servicer Termination Event, the Program Agent may request that the Servicer, and the Servicer thereupon promptly shall instruct all Obligors with respect to the Pledged Contracts, to remit all payments thereon directly to the Collection Account and, at all times thereafter, the Borrower and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to the Collection Account any cash or payment item other than Collections or other amounts permitted or required to be deposited therein pursuant to this Agreement.

SECTION 6.07.            Reports.  The Servicer shall prepare and forward to each Administrative Agent (i) on each Reporting Date and at any such times as any Administrative Agent requests following a Servicer Event of Termination or an Event of Termination, a Servicer Report, (ii) at such times as any Administrative Agent shall reasonably request, information relating to the Contracts held by the Borrower at such time or any other Managed Receivables reflecting the status or performance of such Contracts or Managed Receivables (including, without limitation, information relating to the pool-cut and life-cycle losses) and (iii) if Provisional Settlement Dates are then in effect, a report substantially in the form of a Monthly Report at such times as any Administrative Agent shall reasonably request.  Notwithstanding the foregoing, prior to the first Borrowing Date hereunder the Servicer Reports required to be delivered by the Servicer pursuant to this Section 6.07 may be limited to the information and calculations set forth on Exhibit C-2.

SECTION 6.08.            Servicer Fees.  In consideration of Snap-on Credit’s agreement to act as the Servicer hereunder, the Lenders hereby agree that, during the period that Snap-on Credit shall  perform as the Servicer hereunder, the Borrower shall pay over to Snap-on Credit a fee (the “Servicer Fee”) on each Settlement Date in accordance with Sections 2.08(b) or 2.08(c), as applicable, which Servicer Fee shall be equal, in respect of any Monthly Period (or portion thereof),  to:

(i)           (A) the sum of the aggregate Outstanding Balance of all Pledged Contracts constituting Collateral as of the first day of such period and the aggregate Outstanding Balance of all Pledged Contracts constituting Collateral as of the last day of such period, divided by (B) two, times

(ii)          1.00%, times

(iii)         the actual number of days during such period divided by 360.

In addition, as part of its servicing compensation, the Servicer may retain certain Late Payment Penalty and Similar Fees paid in the prior Monthly Period, but solely subject to the priorities for payment on any applicable Settlement Date set forth in Section 2.08 of this Agreement.  Notwithstanding the foregoing, if the Servicer is replaced by the Program Agent, the successor Servicer shall receive a servicing fee in an amount agreed upon by the Program Agent and the successor Servicer which reflects the then-prevailing market rates for servicing similar portfolios of Contracts.

SECTION 6.09.            Servicer Grant to Secure Add-on Refinance Amount.  The Servicer is obligated to cause any Add-on Refinance Amount to be deposited into the Collection Account and, to secure its obligation to so deposit Snap-on Credit and Servicer hereby grant to the Program Agent for the benefit of the Lenders a security interest in all of its rights in any contract or contracts resulting from an add-on or refinancing of the type described in Section 5.01(o).

SECTION 6.10.            Servicer Authorizes Program Agent to File Financing Statements.  Each such security interest in the new refinanced contracts granted by the Servicer and Snap-on Credit pursuant to Section 6.09 will secure only the obligation to pay the Add-on Refinance Amount with respect to the Contract which was refinanced.  Following the payment into the Collection Account of such Add-on Refinance Amount with respect to a refinanced contract the security interest in the new contract resulting therefrom (but not any contracts securing payment for other refinanced contracts) shall be automatically released.

ARTICLE VII   EVENTS OF TERMINATION

SECTION 7.01.            Events of Termination.  “Event of Termination,” wherever used herein, means any one of the following events:

(a)           The Borrower shall fail to, or shall fail to cause the Servicer to, make any payment required hereunder when due and (i) in the case of any payments of principal, such failure continues for two (2) consecutive Business Days or (ii) in the case of any payment of interest or other amount payable hereunder, such failure continues for three (3) consecutive Business Days.

(b)           The Borrower or any Seller shall fail to perform or observe any other term, covenant or agreement hereunder (other than as described in Section 7.01(a)) or any other Facility Document and such failure continues for fifteen (15) consecutive days.

(c)           Any representation, warranty, certification or statement made by the  Borrower or any Seller, under or in connection with this Agreement, any other Facility Document or in any other document delivered pursuant hereto or thereto shall be determined to have been false in any material respect on the date as of which made or deemed made and such failure shall continue unremedied for fifteen (15) consecutive days.

(d)           (i) the Borrower shall fail to pay any principal of or premium or interest on any Indebtedness that is outstanding in a principal amount of at least $12,500 (but in the case of Indebtedness outstanding hereunder, subject to the grace periods described in paragraph (a) above) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) any event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness  shall be required to be made, in each case prior to the stated maturity thereof.

(e)           An Insolvency Event has occurred with respect to the Borrower, the Performance Guarantor or any Seller.

(f)           A Servicer Termination Event shall have occurred and be continuing and remain unwaived.

(g)          A Change of Control shall occur.

(h)          The Borrower shall fail, or shall fail to cause the Servicer, to reduce the Aggregate Principal Balance of the Loans to zero on the Scheduled Final Maturity Date then in effect.

(i)           One or more final judgments for the payment of money in excess of $500,000 in the aggregate shall be entered against the Borrower with respect to which (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or orders or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgments or orders, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Termination or included in the calculation of the aggregate amount of judgments or orders under this Section 7.1(j) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order.

(j)           This Agreement or any other Facility Document shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of the Borrower or the Servicer; or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability and any Seller fails to repurchase such Obligor’s related Pledged Contract upon the terms set forth in the Receivables Sale Agreement.

(k)           The Program Agent for the benefit of the Secured Parties shall cease to have a valid and perfected first priority security interest in a material (as determined in the sole discretion of the Program Agent but not in excess of $100,000) portion of the Collateral, if any.

(l)            The Borrower shall fail to replace a Hedge Counterparty within forty-five (45) days of that Hedge Counterparty failing to be an Eligible Hedge Counterparty.

(m)           The Borrower shall fail to (i) select a Back-up Servicer acceptable to the Program Agent within forty-five (45) days of a Mandatory Back-up Servicer Event or (ii) enter into a Back-up Servicing Agreement acceptable in form and substance to the Program Agent within ninety (90) days of the occurrence of a Mandatory Back-up Servicer Event;

(n)           The senior unsecured debt rating of the Performance Guarantor falls below either (i) if all of S&P, Moody’s and Fitch are then rating the Performance Guarantor, “BB”, “Ba2” or “BB” or becomes unrated by at least two of S&P, Moody’s and Fitch, respectively or (ii) if only two of S&P, Moody’s and Fitch are then rating the Performance Guarantor, “BB”, “Ba2” or “BB” or becomes unrated by any of S&P, Moody’s or Fitch, respectively.

(o)           [Intentionally Omitted.]

(p)           The occurrence of a Borrowing Base Deficiency which continues unremedied for two (2) consecutive Business Days following any date of determination and/or after having knowledge or receiving notice of such occurrence.

(q)           The occurrence of a Portfolio Performance Event of Termination.

(r)           [Intentionally Omitted.]

(s)           The Borrower shall fail to satisfy the Hedging Requirement within (45) days of a Mandatory Hedge Event or shall fail to satisfy the Hedging Requirement on any day thereafter (subject to cure, if applicable, in accordance with the express terms of this Agreement).

SECTION 7.02.           Remedies.  (a)  If an Event of Termination has occurred and is continuing, then the Program Agent shall, at the request, or may with the consent of the Required Lenders by notice to the Borrower, declare the Termination Date to have occurred; provided, however, that, in the case of any event described in Section 7.01(e) above, the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event.  Upon the declaration or automatic occurrence of the Termination Date in accordance with this Section 7.02, the Loans and all other obligations of the Borrower hereunder shall become and be immediately due and payable, without any presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.  In addition to the foregoing, upon the occurrence and during the continuance of an Event of Termination, (i) all Borrower Obligations hereunder shall bear interest at the Default Rate, (ii) the Program Agent, on behalf of the Lenders, may direct the Servicer to deposit to the Collection Account all Collections received by it within two (2) Business Days in accordance with Section 2.08(a), (iii) the Program Agent, on behalf of the Lenders, may exercise exclusive dominion and control over the Collection Account in accordance with Sections 5.01(j) and 5.03(g), by delivering the requisite notice of control to the applicable account banks, and following such exercise of control, the Program Agent shall direct all withdrawals and distributions from and to the Collection Account (it being understood that the Program Agent agrees not to deliver such notice at any time that an Event of Termination is not continuing), (iv) the Program Agent may, upon the direction of the Required Lenders, notify the Obligors of the Secured Parties’ interest in the Collateral (or direct the Servicer to do so pursuant to Section 6.06) and direct such Obligors to make payment of all amounts due under Pledged Contracts as designated by the Program Agent, including making payment directly to the Collection Account, (v) the Program Agent may, upon the direction of the Required Lenders, without notice, demand or advertisement of any kind to the Borrower or any other Person, enter the premises of the Borrower where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, foreclose, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at the Borrower’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Required Lenders may deem commercially reasonable, and the Lenders shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Lenders, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Borrower hereby expressly releases; (vi) if such event described in Section 7.01(g) has occurred with respect to the Servicer, the Program Agent may, with the consent or shall at the direction of the Required Lenders, designate as the Servicer any Person to succeed Snap-on Credit (or any successor Servicer), and (vii) the Program Agent and the Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative.

(b)           The Borrower hereby grants to the Program Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Borrower, following the occurrence and During the continuance of an Event of Termination, any and all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind in connection with any Pledged Contract or related Contract Asset.

(c)           The Borrower recognizes that the Lenders may be unable to effect a public sale of any or all the Collateral and may be compelled to resort to one or more private sales thereof.  The Borrower acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private.   In the event of any sale, assignment or other transfer of all or any portion of the Collateral by the Lenders in the exercise of their remedies under this Agreement, all rights and obligations of the Servicer hereunder in respect of the servicing, collecting or other handling of the Collateral so sold, assigned or otherwise transferred shall thereupon terminate without any requirement that notice be given to or any payment (other than any then accrued and unpaid Servicer Fees) be made to the Servicer or that any other action on the part of any Person be taken to give effect to such termination.

SECTION 7.03.           Additional Remedies of the Lenders.  During an Early Amortization Period, (i) no new Loans shall be extended by the Lenders hereunder, and (ii) on each Settlement Date, the Target Principal Payment Amount shall be an amount equal to the Aggregate Principal Balance of the Loans then outstanding; provided, however, following the end of an Early Amortization Period, clauses (i) and (ii) shall not be applicable until a subsequent Early Amortization Period.

ARTICLE VIII    INDEMNIFICATION

SECTION 8.01.           Indemnities by the Borrower.  (a)  Without limiting any other rights that the Program Agent, any Administrative Agent or any Lender may have hereunder or under applicable law, the Borrower hereby agrees to indemnify (and pay upon demand to) the Program Agent, each Administrative Agent and each Lender and their respective Affiliates, successors, assigns, officers, directors, agents and employees (each, an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of the Program Agent, such Administrative Agent or such Lender) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or by reason of, (i) the Borrower’s or Servicer’s (in its capacity as Servicer) failure to perform any of its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Facility Document, (ii) any representation or warranty made by the Borrower or Servicer (in its capacity as Servicer) (or any of their respective officers) under or in connection with this Agreement, any other Facility Document or any other written information or report delivered by the Borrower or Servicer pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made, (iii) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with any Equipment or other merchandise, insurance or services that are performed by the Servicer or any of its Affiliates and that are the subject of any Contract, (iv) any taxes (other than Excluded Taxes) that may at any time be asserted against any Indemnified Party as a result of or relating to the transactions contemplated herein and in the other Facility Documents, including any sales, gross receipts in respect of the Contracts, gross margin, general corporation, tangible personal property, personal property replacement privilege or license taxes and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by the Borrower or the Servicer under this Agreement or imposed against the Program Agent, any Administrative Agent or any Lender or otherwise, (v) any Contract being determined to not constitute an Eligible Contract, as applicable, as of any Borrowing Date, Settlement Date, Take-Out Date or other date on which such Contract is then being included in the calculation of Outstanding Eligible Balance, (vi)  any statement set forth in Sections 4.01(a), 4.01(e), 4.01(q), 4.02(a), 4.02(e), 4.02(l) or 4.02(o) (deleting for this purpose any exception or qualification otherwise contained therein referring to material adverse effect or any similar concept) not being true and accurate on the date the related representation and warranty is made, (vii) the Borrower’s failure to obtain licenses in the appropriate jurisdictions required for the Borrower to own, engage a servicer and pledge the Contracts hereunder or otherwise to comply with the law, or (viii) any Indemnified Amounts based on or resulting from:

(i)           the failure by the Borrower, the Servicer or any Seller to comply with any applicable law, rule or regulation with respect to any Contract, or the nonconformity of any Contract with any such applicable law, rule or regulation or any failure of any Seller to keep or perform any of its obligations, express or implied, with respect to any Contract;

(ii)          any dispute, claim, offset or defense of the Obligor (other than discharge or stay in bankruptcy of the Obligor) to the payment of any Contract (including, without limitation, a defense based on such Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the Equipment or other merchandise or service provided by the Borrower or any of its Affiliates related to such Pledged Contract or the furnishing or failure to furnish such merchandise or services;

(iii)         the commingling of Collections of Contracts with other funds;

(iv)         any investigation, litigation or proceeding related to or arising from this Agreement or any other Facility Document, the transactions contemplated hereby, the use of the proceeds of the Borrowing, the ownership of the Contracts or any other investigation, litigation or proceeding relating to the Borrower, the Servicer or any Seller in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(v)          any inability to litigate any claim against any Obligor in respect of any Contract as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty from any legal action, suit or proceeding;

(vi)         an Insolvency Event has occurred with respect to SOI, any Seller or the Borrower;

(vii)        any failure of Borrower to acquire and maintain legal and equitable title to, and ownership of any Contract and the Related Security and Collections with respect thereto from any Seller, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Borrower to give reasonably equivalent value to any Seller, under the Receivables Sale Agreement in consideration of the transfer by any Seller, of any Contract, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(viii)       any failure to vest and maintain vested in the Program Agent, for the benefit of the Secured Parties, or to transfer to the Program Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral, free and clear of any Adverse Claim (except as created pursuant to the terms of the Facility Documents);

(ix)         the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the Collateral, and the proceeds of any thereof in accordance with this Agreement, whether at the time of the Borrowing or at any subsequent time;

(x)           any action or omission by the Borrower or the Servicer (in its capacity as such) which reduces or impairs the rights of the Program Agent or the Secured Parties (or any of their respective assigns) with respect to any Collateral or the value of any Collateral;

(xi)         any attempt by the Borrower or any of its Affiliates to void the security interest in the Collateral granted hereunder under statutory provisions or common law or equitable action;

(xii)        (i) with respect to the Contracts set forth on the Contract Schedule as of the Effective Date, the failure of any such Contract to be an Eligible Contract on the Effective Date or (ii) with respect to the Contracts on any date included in the calculation of the Outstanding Eligible Balance, the failure of any such Contracts to be Eligible Contracts, on such date; and

(xiii)       the failure of the Servicer to remit any Collections to the Collection Account or otherwise in accordance with the instruction of the Program Agent, whether by reason of the exercise of setoff rights or otherwise.

(b)           Notwithstanding anything to the contrary contained in Section 8.01(a), the Borrower shall have no obligation to indemnify (and shall not indemnify) any Indemnified Party for:

(i)           Indemnified Amounts to the extent that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;

(ii)          Franchise taxes imposed upon any Indemnified Party or taxes imposed by the federal government or jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party;

(iii)         Indemnified Amounts to the extent the same include credit recourse with respect to any Contract to the extent that such Contract is uncollectible solely on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(iv)         amounts which are payable solely by a Seller or SOI directly to the Lenders under the express terms of this Agreement or the other Facility Documents.

SECTION 8.02.           Indemnities by the Servicer.  (a)  Without limiting any other rights that the Program Agent, any Administrative Agent or any Lender may have hereunder or under applicable law, the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or by reason of (i) the Servicer’s failure to perform any of its servicing duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Facility Document, (ii) any representation or warranty made by the Servicer (or any officers of the Servicer), in its capacity as servicer, under or in connection with this Agreement, any other Facility Document or any other written information or report delivered by the Servicer pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made, (iii) any statement set forth in Sections 4.02(a), 4.02(e), 4.02(l) or 4.02(o) (deleting for this purpose any exception or qualification otherwise contained therein referring to material adverse effect or any similar concept) not being true and accurate on the date the related representation and warranty is made,  or (iv) the Servicer’s failure to obtain licenses in the appropriate jurisdictions required to service the Contracts, without giving effect to any materiality qualifiers, including without limitation, Indemnified Amounts based on or resulting from:

(i)           the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Contract;

(ii)          the commingling of Collections of Contracts with other funds;

(iii)         any investigation, litigation or proceeding related to or arising from this Agreement or any other Facility Document, the transactions contemplated hereby, or any other investigation, litigation or proceeding relating to the Servicer and its servicing duties hereunder in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(iv)         any action or omission by the Servicer which reduces or impairs the rights of the Program Agent or the Secured Parties (or any of their respective assigns) with respect to any Collateral or the value of any Collateral;

(v)          the failure of the Servicer to remit any Collections to the Collection Account or otherwise in accordance with the instruction of the Program Agent, whether by reason of the exercise of setoff rights or otherwise.

(b)           Notwithstanding anything to the contrary contained in Section 8.02(a), the Servicer shall have no obligation to indemnify (and shall not indemnify) any Indemnified Party for Indemnified Amounts to the extent that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification.

SECTION 8.03.           Other Costs and Expenses.  The Borrower shall reimburse the Program Agent on demand for all reasonable costs and out-of-pocket expenses in connection with the preparation, negotiation, arrangement, execution, delivery, and all administration expenses relating to amendments or renewals subject to any limitations set forth regarding Audits or other reviews as described in Sections 5.01 and 5.03 herein of this Agreement and Section 7.02 of the Receivables Sale Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including, without limitation, the cost of any such Person’s auditors auditing the books, records and procedures of the Borrower, all rating agency fees, reasonable fees and out-of-pocket expenses of legal counsel for the Lenders (which such counsel may be employees of any of the Lenders, the Administrative Agents or the Program Agent) with respect thereto and with respect to advising the Lenders as to their rights and remedies under this Agreement; provided that the Borrower shall not be obligated to reimburse the costs and expenses of more than one law firm serving as external counsel for the Program Agent and Lenders, collectively, in connection with any such preparation, negotiation, arrangement, execution, delivery, and administration of this Agreement and the other documents delivered hereunder.  The cost of auditors will be paid in accordance with Sections 5.01(d) and 5.03(d).  The Borrower shall reimburse the Program Agent and any Lender on demand for any and all costs and expenses of such Person, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring, amendment or workout of this Agreement or such documents, or the administration of this Agreement following an Event of Termination; provided that the Borrower shall not be obligated to reimburse the costs and expenses of more than one primary law firm (and, in addition to such primary law firm, one local counsel engaged in each relevant jurisdiction by such primary law firm) serving as counsel for the Program Agent and one primary law firm (and, in addition to such primary law firm, one local counsel engaged in each relevant jurisdiction by such primary law firm) as counsel for the Lenders in connection with any such enforcement, amendment, workout or restructuring of this Agreement or any other document delivered hereunder.

ARTICLE IX   THE AGENTS

SECTION 9.01.           Authorization and Action.  Each Lender hereby appoints and authorizes its related Administrative Agent and the Program Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Administrative Agent or the Program Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  Except to the extent provided in Section 9.07, the provisions of this Article IX are solely for the benefit of the Administrative Agents, the Program Agent and the Lenders, and the Borrower shall not have any rights as a third-party beneficiary or otherwise under any of the provisions hereof.  In performing their functions and duties hereunder, the Administrative Agents shall act solely as the agent for the respective Conduit Lenders and the Committed Lenders in the related Lender Group and do not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the other Lenders, the Borrower, the Servicer, any Seller, any Affiliate thereof or any of their respective successors and assigns.  Each Administrative Agent and each Lender authorizes the Program Agent to file each of the UCC financing or continuation statements (and amendments thereto and assignments or terminations thereof).

SECTION 9.02.           Agents’ Reliance, Etc.  Neither the Program Agent nor any Administrative Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or such Administrative Agent or the Program Agent under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, (i) each of the Program Agent and the Administrative Agents: (a) may consult with legal counsel (including counsel for the Borrower, the Servicer or any other Affiliate of a Seller, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower, the Servicer or any other Affiliate of any Seller or to inspect the property (including the books and records) of the Borrower, the Servicer or any other Affiliate of any Seller; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, or for the perfection, priority, condition, value or sufficiency of any collateral pledged in connection herewith; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties, (ii) the Program Agent may rely without further inquiry on the statements made to it by an Administrative Agent on behalf of its Lender Group, and (iii) the Program Agent shall not have any obligation to take any action to enforce, or incur any costs or expenses in connection with the enforcement of, any of the Facility Documents or to collect any amounts due thereunder unless the Program Agent is indemnified to its satisfaction and been provided assurances satisfactory to it that it shall reimbursed for any and all such costs and expenses.

SECTION 9.03.           Agents and Affiliates.  Each Administrative Agent and the Program Agent and their respective Affiliates may engage in any kind of business with the Borrower, any Seller or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Borrower, any Seller or any Obligor or any of their respective Affiliates, all as if such Persons were not Administrative Agents and/or Program Agent and without any duty to account therefor to any Lender.

SECTION 9.04.           Lender’s Loan Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Program Agent, any Administrative Agent, any of their respective Affiliates or any other Lender, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and, if it so determines, to make Loans hereunder.  Each Lender also acknowledges that it will, independently and without reliance upon the Program Agent, any Administrative Agent, any of their respective Affiliates, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

SECTION 9.05.           Delegation of Duties.  The Program Agent and each Administrative Agent may each execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither the Program Agent nor any Administrative Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 9.06.           Indemnification.  Each Administrative Agent severally agrees to indemnify the Program Agent (to the extent not reimbursed by the Borrower, the Servicer, or any Seller, ratably according to the Pro Rata Share of its Lender Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Program Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Program Agent under this Agreement; provided that (i) no Administrative Agent shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting or arising from the Program Agent’s gross negligence or willful misconduct and (ii) no Administrative Agent shall be liable for any amount in respect of any compromise or settlement of any of the foregoing unless such compromise or settlement is approved by the Administrative Agents.  Without limitation of the generality of the foregoing, each Administrative Agent agrees to reimburse the Program Agent, ratably according to the Pro Rata Share of its Lender Group, promptly upon demand, for any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Program Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement; provided that no Administrative Agent shall be responsible for the costs and expenses of the Program Agent in defending itself against any claim alleging the gross negligence or willful misconduct of the Program Agent to the extent such gross negligence or willful misconduct is determined by a court of competent jurisdiction in a final and non-appealable decision.

SECTION 9.07.           Successor Agents.  The Program Agent and each Administrative Agent may, upon five (5) days’ notice to the Borrower, each Lender and each other party hereto, resign as Program Agent or Administrative Agent, as applicable.  If any such party shall resign as Program Agent or Administrative Agent under this Agreement, then, in the case of the Program Agent, the Committed Lenders and in the case of any Administrative Agent, its related Conduit Lenders, during such five-day period shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Program Agent or applicable Administrative Agent and references herein to the Program Agent or such Administrative Agent shall mean such successor agent, effective upon its appointment; and such former Program Agent’s or Administrative Agent’s rights, powers and duties in such capacity shall be terminated, without any other or further act or deed on the part of such former Program Agent or Administrative Agent or any of the parties to this Agreement.  After any retiring Program Agent’s or Administrative Agent’s resignation hereunder as such agent, the provisions of Article VIII, this Article IX and Section 10.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Program Agent or a Administrative Agent under this Agreement.

ARTICLE X   MISCELLANEOUS

SECTION 10.01.          Amendments, Etc.

(a)           No waiver of any provision of this Agreement nor consent to any departure by the Borrower or the Servicer therefrom shall in any event be effective unless (w) the same shall be in writing, (x) to the extent required under the Hedge Agreements, if any, the Hedge Counterparties shall have consented to such waiver, and (y) such waiver shall have been signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)           No amendment to this Agreement shall be effective unless (w) the same shall be in writing, (x) to the extent required under the Hedge Agreements, if any, the Hedge Counterparties shall have consented to such amendment, and (y) except as otherwise specifically provided herein, such amendment shall have been signed by each of the Borrower, the Servicer and the Required Lenders; provided, that that no amendment, modification or waiver shall change a Lender’s Commitment, its Lender Group’s Lender Group Limit, its Conduit Lending Limit or its CP Rate without its prior written consent; and, provided, further, that no amendment, modification or waiver shall do any of the following without the written consent of all of the Committed Lenders which are at such time non-defaulting Lenders (unless otherwise indicated):

(i)           extend the Termination Date; provided that fewer than all of the Committed Lenders may, solely with respect to themselves, agree in accordance with the terms of Section 2.02(c) to extend the Termination Date; provided further that such extension shall not apply to any Lender that shall not have agreed to such extension,

(ii)          increase the Aggregate Commitment,

(iii)         extend the date of any payment or deposit of Collections by the Borrower or the Servicer, or extend the time of payment of any principal, Interest, Fees or any other amount due hereunder, or reduce the amount of any principal, Interest, Fees or other amount due hereunder at any time,

(iv)         release the security interest in or transfer all or substantially all of the Collateral (other than as contemplated in Section 2.16, Section 2.17 or Section 5.01(o)),

(v)          amend or modify Section 2.08,

(vi)         amend or modify this Section 10.01, or

(vii)        amend or modify any of the following definitions:

Alternative Rate
Applicable Margin
Base Rate
Borrowing Base
Concentration Limit
Default Rate
Early Amortization Event
Eligible Contract
Event of Termination
Interest
Minimum Excess Spread Percentage
Outstanding Eligible Balance
Required Lender
Servicer Termination Event
Target Principal Payment Amount
Unused Fee
Usage Fee

(c)           No amendment to Section 2.18 of this Agreement shall be effective unless the same shall be in writing and signed by each Administrative Agent and the Required Lenders.

SECTION 10.02.         Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and shall be personally delivered or sent by registered mail, return receipt requested, or by courier or by facsimile or electronic mail, to each party hereto, at its address set forth on Schedule II hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto (and in the case of any notice to a Hedge Counterparty hereunder, at the address specified in the applicable Hedge Agreement).  All such notices and communications shall be effective, upon receipt, or in the case of overnight courier, two (2) days after being deposited with such courier, or, in the case of notice by facsimile or electronic mail, when electronic confirmation of receipt is obtained, in each case addressed as aforesaid.  In the event any written notice or other communication is given by the Borrower or the Servicer solely to the Program Agent, the Program Agent shall promptly provide a copy of such notice or other communication to each Administrative Agent.

SECTION 10.03.          Assignability.

(a)           Any Conduit Lender may assign at any time all or any portion of its rights and obligations hereunder and interests herein (i) without the consent of or prior notice to any party hereto, to any one or more of the Committed Lenders in its Lender Group, any Affiliate of its Administrative Agent, any Liquidity Provider for such Conduit Lender or any commercial paper conduit  that is administered by the Administrative Agent of its Lender Group or such Administrative Agent’s Affiliate, and (ii) with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), to any other Person not listed in clause (i) above; provided that the consent of the Borrower shall not be required if an Event of Termination has occurred and is continuing.

(b)           Any Administrative Agent may, with notice to the Borrower and the Servicer, and with the consent of the Lenders in its Lender Group, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any Lender or to any Affiliate of such Administrative Agent or any Lender.

(c)           Any Committed Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) and with the consent of the Administrative Agent for the Lender Group of which it is a member, assign at any time all or any portion of its rights and obligations hereunder and interests herein to any Person; provided, however, that the consent of the Borrower shall not be required in connection with any assignment by a Committed Lender (i) if an Event of Termination has occurred and is continuing or (ii) to any other Lender or any Affiliate of such Committed Lender.

(d)           With respect to any assignment hereunder, the parties to each such assignment shall execute and deliver to the Program Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with a processing and recordation fee of $2,500.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e)           At all times during which any Loan is outstanding, the Program Agent shall maintain at its address referred to in Section 10.02 of this Agreement (or such other address of the Program Agent notified by the Program Agent to the other parties hereto) a register as provided herein (the “Register”).  The Aggregate Principal Balance and any interests therein, and any Assignments and Acceptances of the Aggregate Principal Balance or any interest therein delivered to and accepted by the Program Agent, shall be registered in the Register, and the Register shall serve as a record of ownership that identifies the owners of the Aggregate Principal Balances and any interests therein.  Notwithstanding any other provision of this Agreement, no transfer of the Aggregate Principal Balances or any interest therein shall be effective unless and until such transfer has been recorded in the Register.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Program Agent, the Administrative Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender, as the case may be, under this Agreement for all purposes of this Agreement.  This Section 10.03(e) shall be construed so that the Aggregate Principal Balance and any interest therein is maintained at all times in “registered form” within the meaning of Sections 163(f), 871(h) and 881(c) of the IRC.  Solely for the purposes of this Section 10.03, the Program Agent will act as an agent of the Borrower.  The Register shall be available for inspection by the Borrower, the Servicer or any Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.

(f)           Upon its receipt of an Assignment and Acceptance, the Program Agent shall, if such Assignment and Acceptance has been duly completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(g)           Any Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of its rights and obligations hereunder (including the outstanding Loan); provided, that following the sale of a participation under this Agreement, (i) the obligations of such Lender shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Program Agent, the Servicer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which such Lender sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or the other Facility Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Facility Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) reduces the amount of principal or Interest that is payable on account of any Loan or delays any scheduled date for payment thereof or (ii) reduces any fees payable by the Borrower to the Program Agent or such Lender’s Administrative Agent, as applicable (to the extent relating to payments to the Participant) or delays any scheduled date for payment of such fees.  The Borrower acknowledges and agrees that any Lender’s source of funds may derive in part from its Participants.  Accordingly, references in Sections 2.11 through 2.15 and the other terms and provisions of this Agreement and the other Facility Documents to determinations, reserve and capital adequacy requirements, expenses, increased costs, reduced receipts and the like as they pertain to the Lenders shall be deemed also to include those of its Participants; provided, however, that in no event shall the Borrower be liable to any Participant under Sections 2.11 through 2.15 for an amount in excess of that which would be payable to the applicable Lender under such sections at such time.

(h)          Neither the Borrower nor the Servicer may assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Program Agent and each Administrative Agent.

(i)           Notwithstanding any other provision of this Agreement to the contrary, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of the principal balance of the Loans made by it and Interest with respect thereto) hereunder pursuant to repurchase transactions or other financing transactions as part of such Lender’s ordinary course of business, including to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Program Agent; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

SECTION 10.04.         Additional Lender Groups.  Upon the Borrower’s request with approval of the Program Agent, an additional Lender Group may be added to this Agreement at any time by the execution and delivery of a Joinder Agreement by the members of such proposed additional Lender Group, the Borrower, and the Program Agent.  Upon the effective date of such Joinder Agreement, (i) each Person specified therein as a “Conduit Lender” shall become a party hereto as a Conduit Lender, entitled to the rights and subject to the obligations of a Conduit Lender hereunder, (ii) each Person specified therein as a “Committed Lender” shall become a party hereto as a Committed Lender, entitled to the rights and subject to the obligations of a Committed Lender hereunder, (iii) each Person specified therein as an “Administrative Agent” shall become a party hereto as an Administrative Agent, entitled to the rights and subject to the obligations of an Administrative Agent hereunder and (iv) the Aggregate Commitment shall be increased by an amount equal to the aggregate Commitments of the Committed Lenders party to such Joinder Agreement.

SECTION 10.05.          Consent to Jurisdiction.

(a)           Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each party hereto hereby consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 10.02. Nothing in this Section 10.05 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

SECTION 10.06.        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT.

SECTION 10.07.         Right of Setoff.  Each Lender is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence of an Event of Termination, or at any time that any Borrower Obligation hereunder is due and payable, to set off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Lender to, or for the account of, the Borrower against the amount of the Borrower Obligations owing by the Borrower to such Lender.  Each Lender is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of either a Servicer Termination Event or the Termination Date due to the occurrence of an Event of Termination, or at any time that any payment obligation of the Servicer hereunder is due and payable, to set off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Lender to, or for the account of, the Servicer against the amount of  such obligations owing by the Servicer to such Lender.

SECTION 10.08.         Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it with respect to any Borrower Obligations or obligation of the Servicer in a greater proportion than that received by any other Lender entitled to receive a ratable share of such amount, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Borrower Obligations or Servicer obligation held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of such Borrower Obligations or Servicer obligations, as applicable; provided, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 10.09.          Limitation of Liability.

(a)           Except with respect to any claim arising out of the willful misconduct or gross negligence of any Lender, any Administrative Agent, the Program Agent or their respective Affiliates, directors, officers, employees, attorneys or agents (each a “Lender Party”), no claim may be made by any Transaction Party or any other Person against any Lender Party for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Facility Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b)           Notwithstanding anything to the contrary contained herein, the obligations of the Conduit Lenders under this Agreement are solely the corporate obligations of each such Conduit Lender and shall be payable only at such time as funds are actually received by, or are available to, such Conduit Lender in excess of funds necessary to pay in full all outstanding Promissory Notes issued by such Conduit Lender and, to the extent funds are not available to pay such obligations, the claims relating thereto shall not constitute a claim against such Conduit Lender until such funds for such purpose thereafter become available.  Each party hereto agrees that the payment of any claim (as defined in Section 101 of Title 11 of the Bankruptcy Code) of any such party shall be subordinated to the payment in full of all Promissory Notes.

(c)           No recourse under any obligation, covenant or agreement of any Conduit Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such Conduit Lender or any of its Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of such Conduit Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Conduit Lender or any of its Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of such Conduit Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by any Conduit Lender of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.

SECTION 10.10.         Taxes.  The Borrower shall pay any and all stamp, sales, transfer and other taxes (including income and franchise taxes) and fees (including, without limitation, UCC filing fees and any penalties associated with the late payment of any UCC filing fees) payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other agreements and documents to be delivered hereunder (including any UCC financing statements) and agrees to indemnify the Program Agent, the Administrative Agents, the Lenders and the Liquidity Providers against any liabilities with respect to or resulting from any delay by the Borrower in paying or omission to pay such taxes and fees.

SECTION 10.11.         No Proceedings.  The Borrower, the Servicer, each Lender, each Administrative Agent and the Program Agent each hereby agrees that it will not institute against any Conduit Lender any proceeding of the type referred to in Section 7.01(e) so long as any Promissory Notes of such Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Promissory Notes shall have been outstanding.

SECTION 10.12.          Confidentiality.

(a)           By accepting delivery of this Agreement, the Borrower agrees not to disclose to any person or entity the contents of any Servicer Report, except (i) to the other parties to this Agreement, (ii) to any Hedge Counterparty, (iii) to its and its Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives (collectively, the “Borrower Representatives”) who have a need to know for the purpose of assisting in the negotiation, completion and performance of this Agreement, and who agree (or are deemed to agree) to be bound by the provisions of this section applicable to the Borrower, (iii) in connection with any legal or regulatory action or proceeding relating to this Agreement or the transactions contemplated hereby or the exercise of any remedies hereunder, (iv) to the extent required by applicable law, regulation, subpoena or other legal process, (v) to the extent requested by any governmental or regulatory authority having jurisdiction over the Borrower, any Seller or any Borrower Representative, and (vi) to any Rating Agencies.  The Borrower will be responsible for any failure of any Borrower Representative to comply with the provisions of this clause (a).

(b)           The Program Agent, the Administrative Agents and the Lenders will not disclose to any person or entity any information of the Borrower, SOI or any Seller furnished to the Program Agent, the Administrative Agents and the Lenders in connection with this Agreement or any other Facility Document (the “Borrower Information”), except (i) to their respective Affiliates’ officers, directors, employees, agents, accountants, legal counsel and other representatives or advisers (collectively, the “Lender Representatives”) who have a need to know the Borrower Information for the purpose of assisting in the negotiation, completion and performance of this Agreement and who agree to be bound by the provisions in this section applicable to the Program Agent, the Administrative Agents and the Lenders, (ii) to each other, (iii) to any prospective or actual assignee or participant of any of them who agree to be bound by the provisions of this section, (iv) to the extent required by applicable law, regulation, subpoena or other legal process, (v) to the extent requested by any governmental or regulatory authority having jurisdiction over the Program Agent, the Administrative Agents, the Lenders or any Lender Representative, (vi) to the Rating Agencies, (vii) to any actual or potential subordinated investor in any Conduit Lender that has signed a confidentiality agreement containing restrictions on disclosure substantially similar to this Section 10.12(b), (vii) by each Lender (or any Administrative Agent on its behalf), to a nationally recognized statistical rating organization in compliance with Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or to any other rating agency in compliance with any similar rule or regulation in any relevant jurisdictions), (viii) to liquidity providers, credit enhancers, dealers and investors in respect of Promissory Notes of any Conduit Lender in accordance with the customary practices of such Lender for disclosures to credit enhancers, dealers or investors, as the case may be or any entity organized for purposes of purchasing or making loans secured by financial assets for which any Administrative Agent acts as program agent and who agree to be bound by the provisions of this section, or (ix) any back-up servicer or successor servicer or any Person following a Servicer Termination Event or an Event of Termination.  The Program Agent, the Administrative Agents and each Lender, as the case may be, will be responsible for any failure of any related Lender Representative to comply with the provisions of this clause (b).  Without limiting the generality of the foregoing, the Program Agent, each Administrative Agent and each Lender shall observe any applicable law prohibiting the disclosure of information regarding Obligors and shall require of each Person to whom disclosure is made pursuant to this Section 10.12(b) to observe any such applicable laws.

(c)           Notwithstanding any other provision herein, the Borrower (and its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

SECTION 10.13.         No Waiver; Remedies.  No failure on the part of the Program Agent, any Administrative Agent, any Lender or any Liquidity Provider to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.14.         GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARDS TO CONFLICT OF LAW PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 10.15.         Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.16.         Integration; Binding Effect; Survival of Termination.  This Agreement and the other Facility Documents executed by the parties hereto on the date hereof contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Collection Date; provided, however, that the provisions of Sections 2.12, 2.13, 2.14 and Article VIII, and the provisions of Sections 10.05, 10.06, 10.08, 10.09, 10.10, 10.11, 10.12, 10.13, 10.14, 10.15 and this Section 10.16 shall survive any termination of this Agreement.

SECTION 10.17.         Headings.  The captions and headings of this Agreement and in any Exhibit or Schedule hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

SECTION 10.18.        Third Party Beneficiaries.  Each Hedge Counterparty shall be a third party beneficiary to this Agreement solely for purposes of Sections 2.08, 2.16 and 10.02, and shall be entitled to the rights and benefits thereunder.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SOC SPV1, LLC,
as Borrower

By:	/s/ Jeffrey F. Kostrzewa
Name: Jeffrey F. Kostrzewa
Title: Treasurer

SNAP-ON CREDIT LLC,
as Servicer

By:	/s/ Joseph Burger
Name: Joseph Burger
Title: President

Signature Page to
Loan and Servicing Agreement

JPMorgan Chase Bank, N.A.	JPMORGAN CHASE BANK, N.A.,
Lender Group	as Program Agent,
as an Administrative Agent and
as a Committed Lender

	By:	/s/ Trisha Lesch
Name: Trisha Lesch
Title: Vice President

FALCON ASSET SECURITIZATION
COMPANY LLC, as a Conduit Lender

	By:	JPMorgan Chase Bank, N.A.,
its Attorney-in-Fact

	By:	/s/ Trisha Lesch
Name: Trisha Lesch
Title: Vice President

Signature Page to
Loan and Servicing Agreement

EXHIBIT A

FORM OF BORROWING NOTICE

________  ___, 20___

JPMorgan Chase Bank, N.A.
10 South Dearborn, 13th Floor
Chicago, IL 60603
Attention:	Asset Backed Securities Trust Group
Facsimile No.:	312-732-1844

Ladies and Gentlemen:

Reference is hereby made to the Loan and Security Agreement, dated as of October 1, 2010 among SOC SPV1, LLC (the “Borrower”), Snap-on Credit LLC, as Servicer, the Conduit Lenders from time to time party thereto, the Committed Lenders from time to time party thereto, the Administrative Agents from time to time party thereto, and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Program Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”).  Capitalized terms used herein but not defined herein shall have the meanings set forth in the Loan Agreement.

1.  Borrowing Notice.  This letter constitutes a Borrowing Notice issued pursuant to Section 2.02 of the Loan Agreement, and in connection therewith the Borrower provides the following information:

(a)
The Borrower hereby requests to borrow from the Lenders on a pro rata basis an aggregate principal amount of $ _____________ (the “Requested Advance”) in Loans on the following date: _____________ (the “Borrowing Date”).

(b)	The Contracts that are the subject of this Borrowing Notice are identified on Schedule I attached hereto.

(c)	The Cutoff Date for the Requested Advance is _____________.

(d)	The Tranche Period for the Requested Advance is _____________.

(e)	The Rate Type for this Requested Advance is the [Adjusted LIBO Rate] [Base Rate] [CP Rate].

(f)	If applicable, the Hedging Rate prevailing under each Hedge Agreement for the Loans comprising this Advance is ________________.

2.  Representations and Warranties.  The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the Borrowing Date before (except with respect to clause (f) below) and after giving effect to the Requested Advance:

Exhibit A-1

(a)	As of the Cutoff Date, each of the Contracts listed on Schedule I attached hereto is an Eligible Contract.

(b)
No event has occurred or would result from the extension of the Requested Advance which constitutes an Event of Termination, an Early Amortization Event, a Servicer Termination Event, an Incipient Event of Termination or an event that but for notice or lapse of time or both would constitute an Early Amortization Event.

(c)
After giving effect to the Requested Advance, (i) the Aggregate Principal Balance as of the Borrowing Date is less than or equal to the lesser of (A) the Aggregate Commitment or (B) the Borrowing Base, and (ii) the Overconcentration Amount is equal to zero, as evidenced in the Borrowing Base Certificate attached hereto as Schedule II.

(d)
The representations and warranties contained in Article IV of the Loan Agreement are correct in all material respects on and as of the Borrowing Date as though made on such date (except (i) for those representations and warranties which were made only as of a specific date which such representations and warranties shall be true and correct in all material respects on and as of the date made and (ii) for the representations and warranties made in Section 4.02(i)(i) of the Loan Agreement).

(e)	Each of the conditions precedent set forth in Sections 3.02 and 3.03 of the Receivables Sale Agreement have been met or waived to the satisfaction of the Administrative Agents.

(f)
If applicable, the Borrower has procured Eligible Hedge Agreements with Eligible Hedge Counterparties in an amount not less than the Aggregate Principal Balance after giving affect to the Requested Advance.

[Remainder of Page Left Intentionally Blank]

Exhibit A-2

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its duly authorized officer as of the date first above written.

SOC SPV1, LLC, as Borrower

By:
Name:
Title:

Exhibit A-3

SCHEDULE I

TO

BORROWING NOTICE

LIST OF CONTRACTS

[Attached]

Exhibit A-4

SCHEDULE II

TO

BORROWING NOTICE

BORROWING BASE CERTIFICATE

[Attached]

Exhibit A-5

EXHIBIT B

FORM OF NOTE

Attached

FORM OF NOTE

[_____]

NOTE

$[______]	[_______], 2010

SOC SPV1, LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY TO THE ORDER OF [_________], or its registered assigns (the “Administrative Agent”) for the benefit of the Lenders in the related Lender Group, the principal sum of [____________] DOLLARS ($[_________]) or, if less, the unpaid Principal Balance of its portion of the Loans funded or maintained by the Lenders related to the Administrative Agent to or for the benefit of the Borrower under the below-described Loan and Servicing Agreement. The Borrower promises to pay interest on the unpaid Principal Balance of such Loans for each day outstanding until such Principal Balance is paid in full, at such interest rates, and payable at such times, as are specified in the Loan and Servicing Agreement.

All payments of principal and interest by the Borrower hereunder shall be made in immediately available funds to the Administrative Agent for the benefit of the Lenders in the related Lender Group at the designated office of the Administrative Agent under the Loan and Servicing Agreement and on the dates set forth in the Loan and Servicing Agreement.  If not paid in full as of any earlier date, the Principal Balance of the Loan and all accrued and unpaid Interest thereon shall be due and payable in full on the Termination Date.

The Administrative Agent on behalf of the Lenders in its Lender Group, shall, and is hereby authorized to, record in accordance with its usual practice, the date and amount of the Loan and the date and amount of each principal payment hereunder on the schedule annexed hereto and any such recordation shall constitute prima facie evidence of the accuracy of the amount so recorded; provided, that the failure of the Administrative Agent to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Loan and Servicing Agreement to the Administrative Agent for the benefit of the Lenders in its Lender Group.

This Note is issued pursuant to, and is entitled to the benefits of, that certain Loan and Servicing Agreement, dated as of October 1, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Servicing Agreement”), among the Borrower, Snap-on Credit LLC, as Servicer, the Conduit Lenders from time to time party thereto, the Committed Lenders from time to time party thereto, the Administrative Agents from time to time party thereto, and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Program Agent, to which reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Loan and Servicing Agreement.  In the event of any conflict between the provisions contained in this Note and the provisions of the Loan and Servicing Agreement, the provisions of the Loan and Servicing Agreement shall control.  This Note is secured by the Collateral as more particularly described in the Loan and Servicing Agreement.

Exhibit B-2-1

The Borrower hereby waives presentment, demand, protest and notice of any kind.  No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARDS TO CONFLICT OF LAW PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF NEW YORK GENERAL OBLIGATIONS LAW).

[Remainder of page intentionally left blank]

Exhibit B-2-2

IN WITNESS WHEREOF, the Borrower has caused this instrument to be duly executed as of the date first written above.

SOC SPV1, LLC

By:
Name:
Title:

Exhibit B-2-3

ANNEX

Schedule of Repayments

Date of Advance/Repayment	Amount

(Initial Principal Balance)	$

$

$

$

$

$

$

$

$

$

$

$

$

$

$

$

$

$

$

Exhibit B-2-4

EXHIBIT C-1

FORM OF MONTHLY REPORT AFTER FIRST FUNDING DATE

Snap-on Credit LLC
Sample Monthly Report
For the                                                  Settlement Date

Beginning of Monthly Period
End of Monthly Period
Monthly Reporting Date
Settlement Date
Number of days in interest period (ACT/360 basis)
Number of days in interest period (30/360 basis)

I. OUTSTANDING ELIGIBLE BALANCE CALCULATION

Outstanding Eligible Balance at beginning of Monthly Period
Outstanding Eligible Balance of Contracts pledged to the facility during the Monthly Period
Outstanding Eligible Balance of "add-on" Contracts pledged to the facility during the Monthly Period

Monthly principal amounts
Principal collections on Contracts outstanding at end of Monthly Period
Principal collections on Contracts paid off in full during Monthly Period
Fair Market Value recoveries
Loss Recoveries
Other Recoveries
Outstanding Balance of Contracts that were refinanced via "add-on" contracts (repayment of existing contract)
Outstanding Balance of Contracts that became a Charged-Off Contract during Monthly Period
Outstanding Balance of Contracts re-purchased by Seller or Servicer during Monthly Period
Other adjustments

Decrease / (Increase) of Outstanding Balance of Contracts

Outstanding Eligible Balance Contracts at end of Monthly Period
Outstanding Balance of Contracts that are not Eligible contracts at end of Monthly Period
Outstanding Balance of Contracts subject to a prepayment subsequent to the Monthly Period
Overconcentration Amount
Outstanding Eligible Balance of Contracts at end of Monthly Period after adjustments

Beginning Aggregate Principal Balance of Loans (borrowings under facility)
Additional Borrowings during the Monthly Period
Reductions in the Aggregate Principal Balance of Loans due to prepayments
Target Principal Payment Amount
Ending Aggregate Principal Balance of Loans

I.A. ACTIVITY SUBSEQUENT TO MONTHLY PERIOD

Outstanding Eligible Balance of Contracts pledged to the facility subsequent to the Monthly Period

II. FEES

A. Average Aggregate Principal Balance of Loans

B. Weighted Average CP Rate
Interest payable to J.P. Morgan during Monthly Period

C. Weighted Average Base Rate/LIBOR Rate	N.A	unless default, bank funded etc.

D. 365/360 days in period

E. Usage Fee Payable
i. Average Aggregate Principal Balance of Loans
ii. Usage Fee	0.90%
iii. Total Usage Fee (calculated)
iv. Total Usage Fee (as reported by banks)

F. Unused Fee Payable
i. 102% of Aggregate Commitment	$102,000,000
ii. Unused Fee	0.45%
iii. Total Unused Fee

G. Servicer Fee
i. Servicer Fee percentage	1.00%
ii. Outstanding Eligible Balance of C\ontracts pledged on first day of Monthly Period
iii. Outstanding Eligible Balance of C\ontracts pledged on last day of Monthly Period
iv. Simple average of Outstanding Balance of all Contracts constituting Collateral
v. Total Servicer Fee
vi. Previous month Servicer Fee shortfall

H. Total yield and fees due to J.P. Morgan (per calculation)
I. Total yield and fees due to J.P. Morgan (per invoice)
Difference (check)

Exhibit C-1

III. CALCULATION OF BORROWING BASE

Hedge Event Date? (Yes or No)

Outstanding Eligible Balance of Contracts at the end of the Monthly Period
Less the greatest of (A), (B) and (C):

(A) Dynamic enhancement calculation:
3-month average Loss-to-Liquidation Ratio (conduit portfolio)
5 * 3-month average Loss-to-Liquidation Ratio
Excess spread adjustment	5.00%

Required enhancement

(B) Advance Rate Floor calculation:

Applicable Level 1 rate
Applicable Level 2 rate
Applicable Advance Rate Floor

Required enhancement

(C) Peak Principal Amount calculation:
Greatest Outstanding Eligible Balance since the most recent date the Aggregate Prinicipal Balance was reduced to zero
Percentage of Peak Prinicipal Amount	2%

Borrowing Base (Outstanding Eligible Balance less the greatest of (A), (B), and (C)
Borrowing Base Compliance?

Target Principal Payment Amount:
Aggregate Principal Balance of Loans as of the last day of the Monthly Period (prior to payment of Target Principal Payment Amount)
Eligilble Pool Balance (includes addition of assets subsequent to the Monthly Period)
Required O/C Amount
Target Principal Payment Amount

Excess Spread Ratio Calculation
(A) Sum of: (i) Interest or finance charges (excl. amounts payable under 2.08(b) and (c)) accrued during Monthly Period
(ii) any net payments received under any Hedge Agreemnts
Less
(B) Sum of: (i) Usage Fee
(ii) Unused Fee
(iii) Servicer Fee
(iv) Back-up Servicing Fee (if applicable)
(v) Other Fees payable by the Borrower
(vi) Accrued and unpaid interest on Loans (prior to Hedge Event Date)
(vii) Cap payments (after Hedge Event Date), WA Cap Rate * aggregate notional amount
(viii) Other costs and expenses of the Borrower
Excess Spread

Excess Spread Ratio
Minimum Required Excess Spread Percentage	7.00%
Compliance?

IV. CALCULATION OF AVAILABLE COLLECTIONS AND DISTRIBUTIONS

Total Distribution Amount:
Principal collections on Contracts during Monthly Period
Interest collections on Contracts during Monthly Period
Recoveries
Late Payment Penalty and Similar Fees (amounts in excess of 1% cap)
Repurchase Prices received
Amounts paid for the removal of Defaulted Contracts
Repurchase Price received in respect of "add-on" contracts
Net amounts received in respect of Hedge Agreements
Net termination payments received from Hedge Counterparties
Servicer Advances made on such Settlement Date
Investment earnings received
Total Distribution Amount

Application of Collections in order of priority:
1) to the Servicer, return of previous month's Servicer Advances
2a) to the Servicer, Servicer Fees
2b) to Back-up Servicer, Back-up Servicing (if applicable)
3) to the Administrative Agents and Program Agent, accrued and unpaid Interest and Fees
4a) to the Administrative Agents, Target Principal Payment Amount
4b) to the Hedge Counterparties, Swap Termination Payments (capped at $1mm)
5) to the Hedge Counterparties, previously unpaid Swap Termination Payments
6) to any Secured Party, Borrower Obligations unpaid in #1-5 above
7) to the Servicer, Late Payment Penalty and Similar Fees not previously paid
8) to the Borrower, all remaining funds

Total distributions

V. CONDUIT POOL PERFORMANCE INFORMATION

Non-Reportable Ratio			Number of
(Conduit portfolio)			Contracts	Amount
Outstanding Balance of "exempt or non accrual status" at end of month
Outstanding Balance of contracts in bankruptcy, insolvency or similar proceedings at end of month

Non-Reportable Ratio for current Monthly Period
Non-Reportable Ratio for preceding Monthly Period
Non-Reportable Ratio for second preceding Monthly Period
3-month average Non-Reportable Ratio
Early Amortization Trigger Level
Compliance
Event of Termination Trigger Level
Compliance

Loss-to-Liquidation Ratio
(Conduit portfolio)				Amount
Loss Proxy calculation:
Initial Defaults
Fair Market Value Recoveries
Fair Market Value Recovery Assumption
Loss Recoveries
Loss Recovery Assumption
Other Recoveries
Other Recovery Assumption
Loss Proxy

Aggregate amount of principal Collections, fees and expenses received during Monthly Period
Aggregate amount of Repurchase Prices received for "add-on" contracts during Monthly Period
Loss-to-Liquidation Ratio for current Monthly Period

Loss-to-Liquidation Ratio for preceding Monthly Period
Loss-to-Liquidation Ratio for second preceding Monthly Period
3-month average Loss-to-Liquidation Ratio

Early Amortization Trigger Level
Compliance
Event of Termination Trigger Level
Compliance

Delinquency Ratio		Number of	Outstanding Balance	% of Outstanding Eligible Balance at
(Conduit portfolio)	Status	Contracts	at end of Monthly Period	beginning of Monthly Period
Current
Prepaid
1-29
30-59
60-89
90-119
120-149
149+
Totals

Delinquency Ratio for current Monthly Period
Delinquency Ratio for preceding Monthly Period
Delinquency Ratio for second preceding Monthly Period
3-month average Delinquency Ratio

Early Amortization Trigger Level
Compliance
Event of Termination Trigger Level
Compliance

V. MANAGED POOL PERFORMANCE INFORMATION

Managed Pool
Non-Reportable Ratio
Principal Balance of Managed Receivables that are "exempt or non accrual status" at end of month
Principal Balance of Managed Receivables in bankruptcy, insolvency or similar proceedings at end of month
Principal Balance of Managed Receivables as of the last day of the month

Managed Pool Non-Reportable Ratio for current Monthly Period
Managed Pool Non-Reportable Ratio for preceding Monthly Period
Managed Pool Non-Reportable Ratio for second preceding Monthly Period
3-month average Managed Pool Non-Reportable Ratio

Early Amortization Trigger Level
Compliance
Event of Termination Trigger Level
Compliance

Managed Pool
Loss-to-Liquidation Ratio				Amount
Managed Loss Proxy calculation:
Managed Initial Defaults
Managed Fair Market Value Recoveries
Fair Market Value Recovery Assumption
Managed Loss Recoveries
Loss Recovery Assumption
Other recoveries on Managed Receivables
Other Recovery Assumption
Managed Loss Proxy

Aggregate amount of principal collections, fees and expenses received on Managed Receivables during the Monthly Period
Loss-to-Liquidation Ratio for current Monthly Period

Loss-to-Liquidation Ratio for preceding Monthly Period
Loss-to-Liquidation Ratio for second preceding Monthly Period
3-month average Loss-to-Liquidation Ratio

Early Amortization Trigger Level
Compliance
Event of Termination Trigger Level
Compliance

Managed Pool		Number of	Aggregate principal balance	% of aggregate principal balance at
Delinquency Ratio	Status	Contracts	at end of Monthly Period	beginning of Monthly Period
Current
Prepaid
1-29
30-59
60-89
90-119
120-149
149+
Totals

Aggregate principal balance at beginning of Monthly Period

Delinquency Ratio for current Monthly Period
Delinquency Ratio for preceding Monthly Period
Delinquency Ratio for second preceding Monthly Period
3-month average Delinquency Ratio

Early Amortization Trigger Level
Compliance
Event of Termination Trigger Level
Compliance

VI. ADDITIONAL CONTRACT INFORMATION AND CONCENTRATION LIMITS

			Beginning of	End of
Contract Data			Monthly Period	Monthly Period
Number of Contracts
Outstanding Eligible Balance of Contracts
Weighted average original term
Weighted average remaining term
Weighted average aging
Weighted average FICO
Weighted average interest rate

			Outstanding Eligible Balance	% of Outstanding Eligible Balance at
Interest rate			of Contracts	End of Monthly Period
0.000% - 5.000%
5.001% - 10.000%
10.001% - 15.000%
15.001% - 20.000%
20.001% or greater

	Outstanding Eligible Balance
Concentration Limit	of Contracts	Concentration Limit (%)	Concentration Limit ($)	Compliance
Contracts with terms 49-60 months		35.0%
State Limits
Texas		10.0%
California		10.0%
Pennsylvania		7.0%
New York		7.0%
Any other state		5.0%
Program Concentration Limits
Program A: Standard E/C		100.0%
Program B: COs		2.0%
Program C: HRP		2.0%
Program D: CS		2.0%
Program E: ST		2.0%
Program F: Any other program		0.0%
Payment deferred 1-90 days		30.0%
Payment deferred 61-90 days		10.0%
Originated and sold by SOI to SOC		2.0%
Franchisee Concentration Limit		1.0%
Snap-on Originator Limit		10.0%

Overconcentration Amount

VII. COMMITMENTS AND AGGREGATE PRINCIPAL BALANCE BY BANK

Bank	Commitment	Pro-rata Share
J.P. Morgan	100,000,000	100.00%
Total	100,000,000	100.00%

Bank	Beg. Agg. Prin. Bal.	Borrowings/(prepayments)	Target Principal Amount	End. Agg. Prin. Bal.
J.P. Morgan
Total

VIII. FINANCIAL COVENANTS
Calculations for quarter ended:

Debt to EBITDA calcluation (must be in compliance for four most recent fiscal quarters):
Consolidated Indebtedness
EBITDA
Debt to EBITDA as of
Debt to EBITDA as of
Debt to EBITDA as of
Debt to EBITDA as of

Threshold

Debt to cap calculation:
Are Snap-on Inc's ratings greater than or equal to any two of: BBB, Baa, BBB?

Consolidated Indebtedness
Shareholders equity
Debt to cap

Threshold

Level 1 or Level 2?

IX. SNAP-ON INC. RATINGS INFORMATION

		S&P	Moody's	Fitch
Snap-on Incorporated senior unsecured debt rating

Event of Termination Threshold (must meet 2 of 3 if rated by 3 OR 2 of 2 if rated by both)
Compliance?

Mandatory Back-up Servicer Event threshold (rating falls below two of the three)
Compliance?

X. HEDGING INFORMATION

Mandatory Hedge Event conditions:
1) Is Excess Spread > Minimum Excess Spread Percentage?
2) Is SOI rated greater than BBB, Baa2 or BBB (need two of three ratings - S&P, Moodys, Fitch)?
Mandatory Hedge Event?

Original Notional Amount	Current Notional Amount	Strike Rate	Hedge Counterparty	Rating
Cap #1
Cap #2
Cap #3
Cap #4
Cap #5
Total

Weighted average strike rate
Does cap notional cover outstanding debt?

EXHIBIT C-2

FORM OF MONTHLY REPORT BEFORE FIRST FUNDING DATE

Snap-on Credit LLC
Sample Monthly Report
For the                                                         Settlement Date

Beginning of Monthly Period
End of Monthly Period
Monthly Reporting Date
Settlement Date
Number of days in interest period (ACT/360 basis)
Number of days in interest period (30/360 basis)

II. FEES

A.	Average Aggregate Principal Balance of Loans

B.	Weighted Average CP Rate
Interest payable to J.P. Morgan during Monthly Period

C.	Weighted Average Base Rate/LIBOR Rate		N.A	unless default, bank funded etc.

D.	365/360 days in period

E.	Usage Fee Payable
	i.	Average Aggregate Principal Balance of Loans
	ii.	Usage Fee	0.90%
	iii.	Total Usage Fee (calculated)
	iv.	Total Usage Fee (as reported by banks)

F.	Unused Fee Payable
	i.	102% of Aggregate Commitment
	ii.	Unused Fee	0.45%
	iii.	Total Unused Fee

G.	Servicer Fee
	i.	Servicer Fee percentage	N/A
	ii.	Outstanding Eligible Balance of C\ontracts pledged on first day of Monthly Period
	iii.	Outstanding Eligible Balance of C\ontracts pledged on last day of Monthly Period
	iv.	Simple average of Outstanding Balance of all Contracts constituting Collateral
	v.	Total Servicer Fee
	vi.	Previous month Servicer Fee shortfall

H.	Total yield and fees due to J.P. Morgan (per calculation)
I.	Total yield and fees due to J.P. Morgan (per invoice)
Difference (check)

Exhibit C-2

V. MANAGED POOL PERFORMANCE INFORMATION

Managed Pool
Non-Reportable Ratio
Principal Balance of Managed Receivables that are "exempt or non accrual status" at end of month
Principal Balance of Managed Receivables in bankruptcy, insolvency or similar proceedings at end of month
Principal Balance of Managed Receivables as of the last day of the month

Managed Pool Non-Reportable Ratio for current Monthly Period
Managed Pool Non-Reportable Ratio for preceding Monthly Period
Managed Pool Non-Reportable Ratio for second preceding Monthly Period
3-month average Managed Pool Non-Reportable Ratio

Early Amortization Trigger Level
Compliance
Event of Termination Trigger Level
Compliance

Managed Pool
Loss-to-Liquidation Ratio				Amount
Managed Loss Proxy calculation:
Managed Initial Defaults
Managed Fair Market Value Recoveries
Fair Market Value Recovery Assumption
Managed Loss Recoveries
Loss Recovery Assumption
Other recoveries on Managed Receivables
Other Recovery Assumption
Managed Loss Proxy

Aggregate amount of principal collections, fees and expenses received on Managed Receivables during the Monthly Period
Loss-to-Liquidation Ratio for current Monthly Period

Loss-to-Liquidation Ratio for preceding Monthly Period
Loss-to-Liquidation Ratio for second preceding Monthly Period
3-month average Loss-to-Liquidation Ratio

Early Amortization Trigger Level
Compliance
Event of Termination Trigger Level
Compliance

Managed Pool		Number of	Aggregate principal balance	% of aggregate principal cbalance at
Delinquency Ratio	Status	Contracts	at end of Monthly Period	beginning of Monthly Period
Current
Prepaid
1-29
30-59
60-89
90-119
120-149
149+
Totals

Aggregate principal balance at beginning of Monthly Period

Delinquency Ratio for current Monthly Period
Delinquency Ratio for preceding Monthly Period
Delinquency Ratio for second preceding Monthly Period
3-month average Delinquency Ratio

Early Amortization Trigger Level
Compliance
Event of Termination Trigger Level
Compliance

VIII. FINANCIAL COVENANTS
Calculations for quarter ended:

Debt to EBITDA calcluation (must be in compliance for four most recent fiscal quarters):
Consolidated Indebtedness
EBITDA
Debt to EBITDA as of
Debt to EBITDA as of
Debt to EBITDA as of
Debt to EBITDA as of

Threshold

Debt to cap calculation:
Are Snap-on Inc's ratings greater than or equal to any two of: BBB, Baa, BBB?

Consolidated Indebtedness
Shareholders equity
Debt to cap

Threshold

Level 1 or Level 2?

IX. SNAP-ON INC. RATINGS INFORMATION

	S&P	Moody's	Fitch
Snap-on Incorporated senior unsecured debt rating

Event of Termination Threshold (must meet 2 of 3 if rated by 3 OR 2 of 2 if rated by both) Compliance?

Mandatory Back-up Servicer Event threshold (rating falls below two of the three) Compliance?

EXHIBIT D

JURISDICTION OF ORGANIZATION;
PLACES OF BUSINESS AND LOCATIONS OF RECORDS

Jurisdiction of Organization	Delaware

Chief Executive Office/Principal Place of Business	950 Technology Way, Suite 301
Libertyville, IL 60048

Location(s) of Records	950 Technology Way, Suite 301
Libertyville, IL 60048

Datastore
5525 S. International Dr.
Milwaukee, WI 53110

Organizational Number	4800762

Federal Employer’s Identification Number	27-3161202

Other Names	N/A

Exhibit D-1

EXHIBIT E

LIST OF CLOSING DOCUMENTS

Attached

Exhibit E-1

LIST OF CLOSING DOCUMENTS1

Abbreviations Parties

Borrower:	SOC SPV1, LLC
Control Bank:	JPMorgan Chase Bank, N.A.
Falcon:	Falcon Asset Securitization Company LLC, as Conduit Lender
Foley:	Foley & Lardner LLP, counsel to SOI, the Borrower and Snap-on Credit
JPM:	JPMorgan Chase Bank, N.A., as Program Agent, Committed Lender and Administrative Agent
MB:	Mayer Brown LLP, counsel to the Program Agent and Lenders
Seller:	Snap-on Credit
Servicer:	Snap-on Credit
Snap-on Credit:	Snap-on Credit LLC
Snap-on Industrial:	IDSC Holdings LLC, a Wisconsin limited liability company
Snap-on Tools:	Snap-on Tools Company LLC, a Delaware limited liability company
SOI:	Snap-on Incorporated

1    Capitalized terms used herein, but not otherwise defined herein shall have the meanings assigned in the Loan Agreement (as defined below). All documents are to be dated as of October 1, 2010 unless otherwise indicated.

Exhibit E-2

FACILITY DOCUMENT		SIGNATORIES
1.	Receivables Sale Agreement (“Sale Agreement”)	Borrower
Snap-on Credit
Exhibit A-1 – Form of Notice of Sale and Assignment
Exhibit A-2 –Electronic Signature for Notice of Sale and Assignment
Exhibit B – [Reserved]
Exhibit C – Concentration Limits
2.	Loan and Servicing Agreement (“Loan Agreement”)	Borrower
Servicer
JPM
Falcon
Exhibit A – Form of Borrowing Notice
Exhibit B – Form of Note
Exhibit C-1 – Form of Monthly Report After First Borrowing Date
Exhibit C-2 – Form of Monthly Report Prior to First Borrowing Date
Exhibit D – List of Offices of Borrower where Records are Kept
Exhibit E – List of Closing Documents
Exhibit F – Form of Assignment and Acceptance
Exhibit G – Form of Joinder Agreement
Exhibit H – Form of Borrowing Base Certificate
Exhibit I-1 – Form of Franchisee Agreement with a “franchisee”
Exhibit I-2 – Form of Franchisee Agreement with a “dealer”
Schedule I – Lender Groups
Schedule II – Notice Addresses
3.	Account Control Agreement	Servicer
Control Bank
JPM
Borrower

4.	Performance Guaranty	SOI
JPMorgan
Falcon

Exhibit E-3

FACILITY DOCUMENT		SIGNATORIES
B.	NOTES
5.	Note	Borrower
D.	CORPORATE DOCUMENTS
6.	Secretary’s Certificate of Snap-on Credit certifying:	Snap-on Credit
(i) a copy of the certificate of formation of Snap-on Credit certified as of recent date by the Secretary of State of Delaware,
(ii) a copy of the Operating Agreement of Snap-on Credit (attached thereto),

(iii) a copy of the resolutions of the Board of Directors of Snap-on Credit (attached thereto) authorizing the execution, delivery and performance of each Facility Document to which it is a party and the transactions contemplated, and

(iv) incumbency, authorization and signatures of officers.
7.	Officer’s Certificate of Snap-on Credit certifying:	Snap-on Credit
(i) no Servicer Termination Event exists,
(ii) all representations and warranties are true, and
(iii) certain other matters.
8.	Secretary’s Certificate of Snap-on Industrial certifying:	Snap-on Industrial
(i) a copy of the certificate of formation of Snap-on Industrial certified as of recent date by the Secretary of State of Wisconsin (attached thereto),
(ii) a copy of the Articles of Organization of Snap-on Industrial (attached thereto), and

(iii) a copy of the resolutions of the Board of Directors of Snap-on Industrial (attached thereto) authorizing the execution, delivery and performance of each Facility Document to which it is a party and the transactions contemplated.

9.	Secretary’s Certificate of Snap-on Tools certifying:	Snap-on Tools
(i) a copy of the certificate of formation of Snap-on Tools certified as of recent date by the Secretary of State of Delaware (attached thereto), and
(ii) a copy of the Limited Liability Company Agreement of Snap-on Tools (attached thereto).
10.	Secretary’s Certificate of the Borrower certifying:	Borrower
(i) a copy of the certificate of formation of Borrower certified as of recent date by the Secretary of State of Delaware (attached thereto),
(ii) a copy of the Limited Liability Company Agreement of Borrower (attached thereto),

Exhibit E-4

FACILITY DOCUMENT		SIGNATORIES
(iii) a copy of the resolutions of the Board of Directors of Borrower (attached thereto) authorizing the execution, delivery and performance of each Facility Document to which it is a party, and
(iv) incumbency, authorization and signatures of officers.
11.	Officer’s Certificate of Borrower certifying:	Borrower
(i) that no Event of Termination, Early Amortization Event or Incipient Termination Event exists,
(ii) that all representations and warranties are true, and
(iii) certain other matters.
12.	Secretary’s Certificate of SOI certifying:	Snap-on Credit
(i) a copy of the certificate of incorporation of SOI certified as of recent date by the Secretary of State of Delaware (attached thereto),
(ii) a copy of the Bylaws of SOI (attached thereto),

(iii) a copy of the resolutions of the Board of Directors of SOI (attached thereto) authorizing the execution, delivery and performance of each Facility Document to which it is a party and the transactions contemplated, and

(iv) incumbency, authorization and signatures of officers.
13.	Good Standing Certificate of	N/A
(a) Snap-on Credit
(b) Snap-on Industrial
(c) Snap-on Tools
(d) Borrower
(e) SOI
E.	UCC DOCUMENTS AND SEARCHES
14.	UCC, Tax and Judgment searches listed on Exhibit A hereto	N/A
15.
UCC–1 financing statement to be filed with the Secretary of State of Delaware naming Snap-on Credit as seller/debtor, Borrower as assignor secured party and Program Agent as assignee of assignor secured party
N/A
16.
UCC-1 financing statement to be filed with the Secretary of State of Delaware naming Snap-on Credit as seller/buyer and the Program Agent as secured party/purchaser covering the “add-on contracts” (See Sections 5.01(o), 6.09 and 6.10 of the Loan and Servicing Agreement)
N/A
17.
UCC–1 financing statement to be filed with the Secretary of State of Wisconsin naming Snap-on Industrial as seller/debtor, Borrower as assignor secured party and Program Agent as assignee of assignor secured party
N/A

Exhibit E-5

FACILITY DOCUMENT		SIGNATORIES
18.
UCC–1 financing statement to be filed with the Secretary of State of Delaware naming Snap-on Tools as seller/debtor, Borrower as assignor secured party and Program Agent as assignee of assignor secured party
N/A
19.	UCC–1 financing statement to be filed with the Secretary of State of Delaware naming Borrower as debtor and Program Agent as secured party	N/A
F.	OPINION LETTERS
20.	Opinion of Foley relating to, non–contravention matters with respect to NY and federal law, NY enforceability, the Investment Company Act of 1940, and the creation and priority of security interests	Foley
21.	Opinion of Foley relating to true sale matters and non–consolidation matters regarding sale by Snap-on Credit	Foley
22.	Opinion of Foley relating to true sale and non-consolidation matters regarding sale by Snap-on Tools	Foley
23.	Opinion of in–house counsel to Snap-on Credit, SOI and the Borrower regarding certain corporate matters and enforceability matters	In–house counsel of Snap-on Credit, SOI and the Borrower
24.	Opinion of Foley relating to creation and filing priority of security interest of electronic contracts (to include Snap-on Tools)	Foley
G.	MISCELLANEOUS
25.	Arrangement Fee Letter among the Borrower and J.P. Morgan Securities Inc. (“JPMSI”), as Arranger	Borrower
JPMSI
Snap-on Credit
26.	Flow of Collections Chart, Program Concentration Description and Credit and Collections Policy Officer’s Certificate	Snap-on Credit
	Exhibit A: Program Concentration Limits	N/A
	Exhibit B: Credit and Collection Policy	N/A
	Exhibit C: Flow of Collections Chart	N/A

Exhibit E-6

EXHIBIT A

Debtor	Type of Search	Jurisdiction

Snap-on Credit LLC	UCC/FTL	Delaware
	STL/FTL/ERISA/Judgments	Lake County, IL
	Local Pending Suits	Lake County, IL
	Federal Pending Suits	U.S. District Illinois Court
	Bankruptcy	U.S. Bankruptcy Illinois Court

SOC SPV1, LLC	UCC/FTL	Delaware
	STL/FTL/ERISA/Judgments	Lake County, IL
	Local Pending Suits	Lake County, IL
	Federal Pending Suits	U.S. District Illinois Court
	Bankruptcy	U.S. Bankruptcy Illinois Court

Snap-on Industrial (IDSC Holdings LLC)	UCC/FTL	Wisconsin
	STL/FTL/ERISA/Judgments/Fixtures	Kenosha County, WI
	Local Pending Suits and Judgments	Kenosha County, WI
	Federal Pending Suits and Judgments	U.S. District Court, Wisconsin Eastern District
	Bankruptcy	U.S. Bankruptcy Court, Wisconsin Eastern District

Snap-on Tools LLC	UCC/FTL	Delaware
	STL/FTL/ERISA/Judgments/Fixtures	Kenosha County, WI
	Local Pending Suits and Judgments	Kenosha County, WI
	Federal Pending Suits and Judgments	U.S. District Court, Wisconsin Eastern District
	Bankruptcy	U.S. Bankruptcy Court, Wisconsin Eastern District

Exhibit E-7

EXHIBIT F

FORM OF ASSIGNMENT AND ACCEPTANCE

Dated as of [Date]

Reference is made to the Loan and Servicing Agreement, dated as of October 1, 2010, among SOC SPV1, LLC, as Borrower, Snap-on Credit LLC, as Servicer, the Persons from time to time party thereto as Conduit Lenders, the financial institutions from time to time party thereto as Committed Lenders, the Persons from time to time party thereto as Administrative Agents, and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Program Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).  Terms defined in the Agreement are used herein with the same meaning.

[Assigning Lender] (the “Assignor”), [Assignee] (the “Assignee”) and [Assignor’s Administrative Agent], in its capacity as Administrative Agent for the Lender Group which includes the Assignor [and the Assignee] (in such capacity, the “Administrative Agent”), hereby agree as follows:

1.           Purchase and Sale of Interest.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations under the Agreement as of the date hereof (including, without limitation, its [Commitment] [Conduit Lending Limit] and all Loans, if any, or interests therein held by it) equal to the percentage (the “Percentage”) interest specified on the signature page hereto.  After giving effect to such sale and assignment, the Assignee will be a [Committed] [Conduit] Lender in the Lender Group that includes [__________] as the administrative agent and the Assignee’s [Commitment] [Conduit Lending Limit] will be as set forth in Section 2 of the signature page hereto. [As consideration for the sale and assignment contemplated in this Section 1, the Assignee shall pay to the Assignor on the Effective Date (as hereinafter defined) in immediately available funds an amount equal to $[__________], representing the purchase price payable by the Assignee for the interests in the transferred interest sold and assigned to the Assignee under this Section 1.]1

2.           Representations and Disclaimers of Assignor.  The Assignor:

(a)           represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Adverse Claim (other than Permitted Liens);

(b)           makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Facility Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Facility Document or any other instrument or document furnished pursuant thereto; and

1  Include bracketed text if Assignor holds a portion of the Loans on the Effective Date.

Exhibit F-1

(c)           makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Seller, the Borrower or the Servicer, or the performance or observance by any such party of any of its respective obligations under the Facility Documents or any other instrument or document furnished pursuant thereto.

3.           Representations and Agreements of Assignee.  The Assignee:

(a)           confirms that it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.01(a) and 5.03(a) of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

(b)           agrees that it will, independently and without reliance upon the Program Agent, any Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement;

(c)           appoints and authorizes the Program Agent and [__________], as its Administrative Agent, to take such action as agent on its behalf and to exercise such powers under the Agreement and the other Facility Documents as are delegated to the Program Agent and such Administrative Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto;

(d)           agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement and this Assignment and Acceptance are required to be performed by it as a [Committed] [Conduit] Lender;

(e)           specifies as its address for notices the office set forth beneath its name on the signature pages hereof; and

(f)           represents that this Assignment and Acceptance has been duly authorized, executed and delivered by the Assignee pursuant to its [corporate] powers and constitutes the legal, valid and binding obligation of the Assignee.

4.           Effectiveness of Assignment.  Following the execution of this Assignment and Acceptance by the Assignor, the Administrative Agent, [and] the Assignee, [and the Borrower,]2 it will be delivered to the Program Agent for acceptance and recording by the Program Agent. The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Program Agent, unless otherwise specified in Section 3 of the signature page hereto (the “Effective Date”).

2  Borrower’s consent only required in those instances set forth in Section 10.03 of the Agreement.

Exhibit F-2

5.           Rights of the Assignee.  Upon such acceptance and recording by the Program Agent, as of the Effective Date, [(i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a [Committed] [Conduit] Lender thereunder and hereunder and (ii)] the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

6.           Payments.  Upon such acceptance and recording by the Program Agent, from and after the Effective Date, all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of fees with respect thereto) shall be made to the Assignee or the Assignee’s Administrative Agent, for the benefit of the Assignee, in accordance with the Agreement.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

7.           GOVERNING LAW.  THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARDS TO CONFLICT OF LAW PRINCIPLES THEREOF (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS).

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Exhibit F-3

Signature Page to

Assignment and Acceptance

Dated as of [Date]

Section 1.
Percentage:	________%

Section 2.
Assignee’s [Commitment] [Conduit Lending Limit] as of the Effective Date:	$_____________

Principal Balance of Loans held by Assignee as of the Effective Date:	$_____________

Conduit Lender’s CP Rate	______________

Section 3.

Effective Date:**	_________, 200__

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Address for Notices:
[Insert]

**  This date should be no earlier than the date of acceptance by the Program Agent.

Exhibit F-4

Accepted this _____ day of
______________, 200__

JPMorgan Chase Bank, N.A.,
As Program Agent

By:
Name:
Title:

AGREED TO THIS ____ DAY OF _______, 20__:

[NAME OF ASSIGNOR’S ADMINISTRATIVE AGENT],
as Administrative Agent

By:
Name:
Title:

[SOC SPV1, LLC,
as Borrower

By:
Name:
Title:][3]

3  Borrower’s consent only required in those instances set forth in Section 10.03 of the Agreement.

Exhibit F-5

EXHIBIT G

FORM OF JOINDER AGREEMENT

Reference is made to that certain Loan and Servicing Agreement dated as of October 1, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among SOC SPV1, LLC, as the borrower (the “Borrower”), Snap-on Credit LLC, as the servicer (the “Servicer”), the Conduit Lenders party thereto from time to time, the Committed Lender party thereto from time to time, the Administrative Agents party thereto from time to time, and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Program Agent.  To the extent not defined herein, capitalized terms used herein have the meanings assigned to such terms in the Loan Agreement.

__________________ (the “New Administrative Agent”), __________________ (the “New Conduit Lender”), __________________ (the “New Committed Lender[s]”; and together with the New Administrative Agent and the New Conduit Lender, the “New Lender Group”) and the Program Agent agree as follows:

1.           The Borrower has requested that the New Lender Group become a “Lender Group” under the Loan Agreement.

2.           The effective date (the “Effective Date”) of this Joinder Agreement shall be the later of (i) the date on which a fully executed copy of this Joinder Agreement is delivered to the Program Agent and the Borrower and (ii) the date of this Joinder Agreement.

3.           By executing and delivering this Joinder Agreement, each of the New Administrative Agent, the New Conduit Lender and the New Committed Lender[s] (i) confirms that it has received a copy of the Loan Agreement and such Facility Documents and other documents and information requested by it, and that it has, independently and without reliance upon the Borrower, the Servicer, any Lender, any Administrative Agent or the Program Agent, and based on such documentation and information as it has deemed appropriate, made its own decision to enter into this Joinder Agreement; (ii) agrees that it shall, independently and without reliance upon the Borrower, the Servicer, any Lender, any Administrative Agent or the Program Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Facility Documents; (iii) appoints and authorizes the Program Agent to take such action as the program agent on its behalf and to exercise such powers and discretion under the Facility Documents as are delegated to the Program Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it shall perform in accordance with their terms all of the obligations that by the terms of the Loan Agreement and the other Facility Documents are required to be performed by it as an Administrative Agent, Conduit Lender and Committed Lender, respectively; (v) sets ___________ as the CP Rate for its Lender Group; and (vi), in the case of the New Conduit Lender and the New Committed Lender[s], appoints and authorizes the New Administrative Agent as its Administrative Agent to take such action as an administrative agent on its behalf and to exercise such powers under the Facility Documents, as are delegated to the Administrative Agents by the terms thereof together with such powers that are reasonably incidental thereto.

Exhibit G-1

4.           On the Effective Date of this Joinder Agreement, each of the New Administrative Agent, the New Conduit Lender and the New Committed Lender[s] shall join in and be a party to the Loan Agreement and, to the extent provided in this Joinder Agreement, shall be entitled to the rights and subject to the obligations of an Administrative Agent, a Conduit Lender and a Committed Lender, respectively, under the Loan Agreement.  Schedule I to the Loan Agreement shall be amended and restated in its entirety as set forth on Schedule A hereto, and Schedule B to this Joinder Agreement sets forth the notice address for each of the parties in the New Lender Group.

5.           This Joinder Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.           THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARDS TO CONFLICT OF LAW PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF NEW YORK GENERAL OBLIGATIONS LAW).

7.           Any term or provision of this Joinder Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Joinder Agreement or affecting the validity or enforceability of any of the terms or provisions of this Joinder Agreement in any other jurisdiction.  If any provision of this Joinder Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

8.           Each member of the New Lender Group hereby agrees that it will promptly execute and deliver all instruments and documents, and take all actions, that may be reasonably necessary or desirable, or that the Program Agent or the Borrower may reasonably request, to more fully evidence this Joinder Agreement or the transactions contemplated hereby.  The Program Agent and the Borrower shall each be a third-party beneficiary of this Joinder Agreement.

* * * * *

Exhibit G-2

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NEW CONDUIT LENDER:	[NEW CONDUIT LENDER]

By:
Name:
Title:

NEW COMMITTED LENDER[S]:	[NEW COMMITTED LENDER]

By:
Name:
Title:

NEW ADMINISTRATIVE AGENT:	[NEW ADMINISTRATIVE AGENT]

By:
Name:
Title:

Exhibit G-3

Consented to this ___ day of ___________, 20__ by:

JPMORGAN CHASE BANK, N.A., as Program Agent

By:
Name:
Title:

SOC SPV1, LLC, as the Borrower

By:
Name:
Title:

Exhibit G-4

Schedule A

to

Joinder Agreement

Dated ______ __, 20__

[_____] Lender Group

Administrative Agent:	[___________]
Conduit Lender:	[___________]
Conduit Lending Limit:	$ [_________]
Committed Lender:	[___________]
Commitment:	$ [_________]
Lender Group Limit	$ [_________]
Reference Bank:	[___________]

[_____] Lender Group

Administrative Agent:	[___________]
Conduit Lender:	[___________]
Conduit Lending Limit:	$ [_________]
Committed Lender:	[___________]
Commitment:	$ [_________]
Lender Group Limit	$ [_________]
Reference Bank:	[___________]

[_____] Lender Group

Administrative Agent:	[___________]
Conduit Lender:	[___________]
Conduit Lending Limit:	$ [_________]
Committed Lender:	[___________]
Commitment:	$ [_________]
Lender Group Limit	$ [_________]
Reference Bank:	[___________]

Exhibit G-5

Schedule B

to

Joinder Agreement

Dated ______ __, 20__

ADDRESSES FOR NOTICES

NEW ADMINISTRATIVE AGENT
[__________]

NEW CONDUIT LENDER
[__________]

NEW COMMITTED LENDER
[__________]

Exhibit G-6

EXHIBIT H

FORM OF BORROWING BASE CERTIFICATE

Exhibit H-1

BORROWING BASE CERTIFICATE

OF

SOC SPV1, LLC

Dated as of [____________], 201[_]

The undersigned certifies (1) that the undersigned is [a][the] duly elected, qualified and acting [______] of SOC SPV1, LLC, a Delaware limited liability company (the “Borrower”), (2) that the undersigned is providing this certificate pursuant to the Loan and Servicing Agreement, dated as of October 1, 2010 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Snap-on Credit LLC, as Servicer (“Snap-on Credit”), the Borrower, as borrower, the commercial paper conduits from time to time party thereto as conduit lenders, the financial institutions from time to time party thereto as committed lenders, the financial institutions from time to time party thereto as administrative agents and JPMorgan Chase Bank, N.A., as Program Agent, and (3) that attached hereto as Exhibit A is a true, correct and complete calculation of the Borrowing Base and the Overconcentration Amount (in each case as defined in the Loan Agreement) as of [____________], 201[_].

[Signature Page Follows]

Borrowing Base Certificate

Exhibit H-2

IN WITNESS WHEREOF, I have executed this certificate as of the date first above written.

By:
Name:
Title:

S-1	Borrowing Base Certificate

Exhibit H-3

EXHIBIT A

[See Attached]

Exhibit H-4

EXHIBIT I-1

FORM OF FRANCHISEE AGREEMENT

with a “franchisee”

Exhibit I-1-1

FRANCHISEE SERVICING AGREEMENT

THIS FRANCHISEE SERVICING AGREEMENT (“Agreement”) is made as of the                 day of                      , 20                 ("Effective Date"), by and between SNAP-ON CREDIT LLC ("Snap-on Credit") and                             , an {(strike one) individual residing in / entity organized in} the State of                                        , whose address is                                    ("Franchisee").

THE PARTIES AGREE THAT:
Snap-on Credit (in cooperation with Snap-on) has established various programs to enable participating Snap-on Franchisees to offer programs to their qualified customers to finance or lease their purchases of Products.  These programs (collectively referred to as "Programs") are described more fully in the Program Manual and may include the Extended Credit Program, the Lease Program, and certain other programs from time to time.

Entry into this Agreement is entirely voluntary; however, Snap-on Credit will not purchase Franchisee Paper or Leases or other receivables from Franchisee unless Franchisee becomes a participating Franchisee by executing this Agreement.

This Agreement sets forth the terms under which Franchisee may participate in the Programs, thereby making the benefits of the Programs available to Franchisee. This includes (but is not limited to) the terms under which Franchisee may offer to sell and Snap-on Credit may offer to purchase Franchisee Paper or Leases and under which Franchisee shall service and/or collect Franchisee Paper and Leases assigned to Snap-on Credit or an affiliate or its assignee, and, the rights and obligations of Snap-on Credit and Franchisee with regard to such purchased Franchisee Paper or Leases.

In consideration of the agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

1.         Definitions.  As used in this Agreement and the Program Manual:
(a)         “Add-on” means with respect to any particular Franchisee Paper, a subsequent sale and financing which results in additional amounts due and extended repayment terms as memorialized on a new Franchisee Paper document.
(b)         "Affiliate" means any corporation or other entity that controls, is controlled by or is under common control with Snap-on Credit, including without limitation, Snap-on.
(c)         "Agreement" means this Franchisee Servicing Agreement.
(d)         "Applicable Laws" means all federal, state and local statutes and regulations applicable to this Agreement and the transactions contemplated hereby, including without limitation, those applicable to the creation and transfer of Franchisee Paper or Leases and the transactions represented by same, and, to the extent applicable (without necessarily recognizing their applicability), the usury laws, retail installment sales laws, the Uniform Commercial Code and the federal (or comparable state law) Truth-in-Lending Act and Regulation Z or other regulations thereunder.
(e)         “Collateral” shall have the meaning set forth in section 13 (b).

Exhibit I-1-2

(g)         “Credit Sale Contract” means a conditional sales contract or similar contract representing Franchisee financed sales of Products in a form acceptable to Snap-on Credit, typically utilized in the Extended Credit Program.
(h)         "Customer" means the purchaser or lessee of Products under any Franchisee Paper or Lease or, Serviced Franchisee Paper.
(i)          "Franchise Agreement" means the agreement(s) between Franchisee and Snap-on, authorizing Franchisee to act as a Snap-on franchisee (as amended from time to time), including without limitation, the Dealer Franchise Agreement, the Standard Franchise Agreement, the Conversion Dealer Franchise Agreement, or the Gateway Franchise Agreement between Franchisee and Snap-on.
(j)          "Franchisee Paper" means any document and/or data evidencing a receivable payable by a Customer to Franchisee; or, a receivable payable by Customer to Snap-on Credit or an Affiliate or any assignee thereof under any Program arising out of the sale of Products to such Customer by Franchisee, including, but not limited to Credit Sale Contracts (also known as “EC Contracts”), but excluding Leases.
(k)         “Gateway Franchisee” means a Franchisee who enters into a Gateway Franchise Agreement for a term of two years.  A Gateway Franchisee may become a Standard Franchisee upon the termination of the Gateway Franchise Agreement.
(l)          "Lease" means an agreement between a Customer and Franchisee or between Franchisee’s Customer and Snap-on or an affiliate of Snap-on, or between Franchisee’s Customer and Snap-on Credit or an affiliate of Snap-on Credit governing the lease of Products.
(m)        "Net Cash Price" means an amount equal to the total price, including tax and other charges, if any, for the Products sold to a Customer minus the cash down payment and trade-in allowance or other cost reductions.
(n)         "Outstanding Balance" means the total of the remaining payments and other amounts under any  Franchisee Paper or Lease, whether those payments are past due, due, or due in the future together with any other amounts owed at that time (which may include, but not limited to unpaid interest or Snap-on Credit’s reasonable out of pocket costs for collection, repossession, recovery, remarketing or legal fees), provided that upon prepayment or after a default under such Franchisee Paper or Lease, the Outstanding Balance shall not include unearned finance or lease charges.
(o)         "Products" means the tools and equipment authorized or approved by Snap-on for resale by its franchisees.
(p)         "Program Manual" means any manual, procedures or other rules promulgated by Snap-on Credit or an Affiliate, concerning any of the Programs or similar programs, as amended from time to time, including without limitation, the Snap-on Standard Franchise Operations Manual or Gateway Franchise Operations Manual.
(q)         "Qualified Transaction" means a sale of Products under Franchisee Paper or a lease of Products under a Lease, to which each of the following criteria apply:
(i)         The Customer's obligations are valid and enforceable;
(ii)        The transaction is evidenced by all documents and/or electronic data required by Snap-on Credit, in which the signatures, names, addresses, amounts and other statements and facts shown on the face of the document  or in their electronic equivalent (including without limitation, the unpaid balance, down payment and trade-in, if any) are in all respects genuine, legible, accurate and complete; and an accurate and complete copy of which was given to the Customer at the time of the sale or lease;

Exhibit I-1-3

(iii)       The transaction (and all forms and documents accompanying same) complies with all Applicable Laws and the terms and conditions of this Agreement and the Program Manual; and represents a bona fide sale or lease of Products in the ordinary course of business to the named Customer for the total price indicated for business or commercial purposes; provided, however, that Snap-on Credit shall determine to its own satisfaction that any forms provided to Franchisee by Snap-on Credit and the finance charges applied to the Net Cash Price comply with Applicable Laws;
(iv)       The Products have been delivered to the Customer as set forth in the documents evidencing the transaction in satisfactory condition and have been accepted by the Customer and have not been returned; and
(v)        There has been no act or omission by Franchisee involving negligence, fraud or dishonesty with respect to the sale or lease, including without limitation, any failure by Franchisee to advise Snap-on Credit of a material fact or circumstance known by Franchisee with respect to a Customer's creditworthiness at the time Snap-on Credit purchases the Franchisee Paper or Leases or other circumstances which could impair the enforceability or collection of the Franchisee Paper or Lease.
(r)         "Reserve Account" means the reserve account maintained by Snap-on to which certain of Franchisee's funds are credited and debited as provided in this Agreement and the Program Manual.
(s)         "Reserve Requirement", as to any Franchisee Paper or Lease, means an amount up to 15% of the Net Cash Price or such lesser amount as Snap-on or Snap-on Credit may designate from time to time.
(t)         "Retail Value" means the fair resale value of a Product after repossession, determined with reference to the list price of the same or equivalent Product, but taking into account the condition of the particular item at the time of repossession.  Snap-on Credit and Franchisee will determine the Retail Value of repossessed Products at the time of repossession.
(u)         "Revolving Account" means an account maintained by Franchisee reflecting credit provided by Franchisee to a Customer to pay Franchisee for purchases of Products in installments, and is sometimes referred to as an "RA Account" or "RA."
(v)         "Rollover" means the transfer to Snap-on Credit of the right to collect all unpaid balances, and all other rights, under Franchisee's Revolving Account or other Snap-on Credit approved account with respect to a given Customer by means of the assignment to Snap-on Credit of Franchisee Paper on which the RA balance is reflected and the Products purchased by RA are itemized.
(w)        "Sale Proceeds" means the amount realized by Snap-on Credit upon resale (to Franchisee or otherwise) of Products repossessed from a Customer after default or surrendered by a Customer in full or partial satisfaction of that Customer's obligation under any Franchisee Paper or Lease, minus Snap-on Credit's costs of repossession and foreclosure.
(x)         “Serviced Franchisee Paper” means Credit Sale Contracts,  Leases or other receivables owned or serviced by Snap-on Credit that Franchisee did not initiate but which relate to customers on Franchisee's List of Calls.
(y)         "Snap-on" means Snap-on Tools Company LLC, its successors and assigns.
(z)         “Standard Franchisee” means a Franchisee who enters into the Standard Franchise Agreement.

Exhibit I-1-4

(aa)       "Weekly Invoice" means the invoice given by Snap-on to Franchisee on a weekly basis detailing amounts Franchisee owes Snap-on and Affiliates for purchases of Products, the Reserve Account and otherwise.

2.        Assignment of Franchisee Paper or Leases.  Franchisee may offer to sell and assign Franchisee-originated Franchisee Paper or Leases to Snap-on Credit or Franchisee may assist Snap-on Credit in the origination of Franchisee Paper or Leases.  If the Franchisee Paper or Lease is acceptable to Snap-on Credit, and provided Franchisee maintains delinquency controls acceptable to Snap-on Credit, then  in its sole discretion, Snap-on Credit may acquire the Franchisee Paper or Lease.  Franchisee acknowledges and agrees that upon acquisition of Franchisee Paper or Leases, Snap-on Credit has the sole title to and the sole right to receive payments pursuant to such Franchisee Paper or Leases, and holds all rights and remedies available thereunder (including, but not limited to, payments, collateral rights, transactional fees, etc.), and that Franchisee has no right, title or interest to or in the same, unless the transaction is assigned  to Franchisee in accordance with this Agreement and the Program Manual.

3.        Terms Applicable to Purchases of Franchisee Paper or Leases.
(a)         Snap-on Credit's purchase or other funding of any Franchisee Paper or Lease is subject to such terms, conditions and procedures as may be contained in this Agreement and the Program Manual, including, for example, that the Franchisee Paper or Lease constitutes a Qualified Transaction approved and acceptable to Snap-on Credit.  Snap-on Credit shall not be required to purchase or accept any approved Franchisee Paper or Lease until it has received all documentation required by Snap-on Credit.  Required documentation shall be on forms supplied by Snap-on Credit and shall include among other things, a Customer application, the original Franchisee Paper or Lease, other requested documents evidencing the transactions and Products under Franchisee Paper or Lease and if needed, a written assignment (which may appear on the form of the Franchisee Paper or Lease) from Franchisee to Snap-on Credit (or an Affiliate) of the Franchisee Paper or Lease.
(b)         If Snap-on Credit accepts assignment of any Franchisee Paper or Lease for purchase from Franchisee, then upon receipt of all original or required documents, Snap-on Credit will cause Snap-on to credit the Franchisee's Weekly Invoice for the Net Cash Price of such Qualified Transaction less any Reserve Requirement.  Franchisee's representations and warranties in this Agreement survive the delivery  or acceptance of the Franchisee Paper or Lease by Snap-on Credit, and at no time shall Snap-on Credit or an Affiliate be deemed to have waived its right to strict compliance with Franchisee's obligations in this Agreement and the Program Manual with respect to any Franchisee Paper or Lease, notwithstanding its purchase of such Franchisee Paper or Lease or causing Snap-on to credit the Franchisee's Weekly Invoice.
(c)         Franchisee authorizes Snap-on Credit to file a Uniform Commercial Code financing statement and will cooperate with any other reasonable requests of Snap-on Credit in order to help Snap-on Credit secure and perfect its interest in the Franchisee Paper, leases, and other Collateral as set forth in this Agreement.

Exhibit I-1-5

4.        Program Manual.  Franchisee acknowledges that it is necessary for Franchisee to observe certain minimum requirements intended to preserve the integrity of all transactions in connection with the Programs.  Therefore, Franchisee agrees to observe all applicable requirements contained in this Agreement and in the Program Manual.  Franchisee further agrees that the Program Manual may be amended by Snap-on Credit from time to time in Snap-on Credit's sole and absolute discretion, and that Franchisee will continue to observe applicable requirements contained in the Program Manual as amended from time to time, from the effective date of each such amendment.  Snap-on Credit may make any such amendment by delivering a copy to Franchisee by electronic delivery, by first class U.S. mail at the then current address of Franchisee as reflected in the records of Snap-on, or as otherwise set forth in the Program Manual.  Unless otherwise provided in this Agreement, any amendment to the Program Manual shall be effective on the date indicated thereon, which shall not be less than two (2) business days after the date of electronic delivery or mailing or, if no effective date is indicated, on the fourth (4th) business day after the date of electronic delivery or mailing.

5.        Computer; Electronic Commerce and Communication.  Franchisee is required to use a computer that complies with sources and specifications as identified from time to time by Snap-on.  During this Agreement, Snap-on Credit, in conjunction with Snap-on, requires that Franchisee, at Franchisee's expense and effort, and meeting such specifications as Snap-on Credit, in conjunction with Snap-on may require, shall, (i) subscribe to and utilize a reliable and secure internet service provider or other electronic communication service; (ii) obtain and use electronic point of sale equipment, computer equipment, operating software, communications services, web pages, intranets, extranets, portals and other electronic and computer systems, software, services and the like; and (iii) use the forgoing to communicate, exchange transmit or receive (with Snap-on Credit, Snap-on, customers on the List of Calls and others), information and data for invoicing, accounting, record keeping, reporting, updating rate and other schedules, Franchisee Paper, Lease, and other transactional data, Franchisee customer lists and locations, and other Franchise credit operations information.  Any or all of these may be designated by Snap-on Credit, in conjunction with Snap-on, who reserves the right to approve any and all use by Franchisee of electronic commerce content and communication.  Also, Snap-on Credit may require that d all communications between Franchisee and Snap-on Credit be made through the internet or such other designated electronic medium, and Franchisee may be required to access the internet or other electronic information on a regular basis (even daily) to obtain full benefit of the Snap-on Credit Program.  Failure to comply with the electronic commerce requirements here or in the Program Manual, may subject Franchisee to the then current non-compliance service fee ($150 per month as of the date of this Agreement, but subject to change).  Snap-on Credit is not liable for any damage to Franchisee including but not limited to lost profits, for delayed orders, delayed, inaccurate, or lost credit decisions, contract acceptance, product sales, payment posting, Franchisee’s Weekly Invoice posting or charging or any other transaction transmitted via any means or the like which are the result of any outage or delay related to electronic transmission of information, whether by the internet or otherwise, or as the result of Franchisee’s failure to access the information.  Franchisee acknowledges and agrees to verify, in a timely manner, the accuracy of any electronic transmission of information, whether by the internet or otherwise. Franchisee also acknowledges and agrees that any and all information provided to Franchisee by Snap-on Credit under this Agreement may be provided in such manner and by such media as Snap-on Credit may determine, including, without limitation by electronic and/or computer means.  Without limiting the generality of the preceding sentence, such information may include the Program Manual (and updates), financial product information and financial schedules.  Snap-on Credit may, in its sole business judgment, make use of any information required to be furnished by Franchisee to Snap-on Credit through any medium in the conduct of its business, including but not limited to market research and/or performance evaluations.

Exhibit I-1-6

6.       Compliance with Laws; Indemnification.
(a)         Franchisee is responsible for complying with all Applicable Laws governing Franchisee’s conduct with respect to Franchisee Paper or Leases and the transactions thereunder.
(b)         In addition to every other right and remedy of Snap-on Credit in this Agreement and under Applicable Laws, on demand, Franchisee agrees to indemnify and hold Snap-on Credit and all Affiliates harmless from and against any liability, claim, loss or expense (including, without limitation, all legal fees and costs) Snap-on Credit or such Affiliate incurs or may incur in any way resulting from or arising out of:
 (i)             Any violation, breach or alleged violation or breach by Franchisee of any representation, warranty, agreement or other provision of this Agreement or the Program Manual;
 (ii)            Any violation, breach or alleged violation or breach by Franchisee of any duty or obligation imposed upon Franchisee under Applicable Laws resulting from or arising out of any act or omission of Franchisee;
 (iii)           Any Franchisee Paper or Lease that is not in all respects a Qualified Transaction and approved by Snap-on Credit;
 (iv)           The return of Products, price adjustments, and copies of Franchisee Paper or Leases given to Customers that differ from the originals;
 (v)            Any misrepresentation by Franchisee to Customers with respect to any Franchisee Paper which differs from the records provided and updated by Snap-on Credit and available through electronic medium;
 (vi)           The unauthorized use or abuse of any document or any portion of any document which is provided to Franchisee by Snap-on Credit or Snap-on for use with the Extended Credit Program, the Lease Program, or any other Snap-on Credit financing or servicing program;
 (vii)          The use of any Franchisee created or third party created financing program to extend credit to Customers; and
 (viii)         Any misrepresentation of the status of any Franchisee Paper or Lease or associated documentation to any customer.

7.       Returns or Adjustments.  Franchisee will not accept for return any Products sold or leased pursuant to any Franchisee Paper or Lease purchased by Snap-on Credit without Snap-on Credit's prior approval.  Franchisee shall not alter the terms of any Franchisee Paper or Lease without the express written consent of Snap-on Credit.  Franchisee will promptly advise Snap-on Credit of any returns, substitutions or adjustments for any Products sold or leased pursuant to any Franchisee Paper or Lease purchased by Snap-on Credit.

Exhibit I-1-7

8.         Franchisee Collections.
(a)         Except as otherwise directed in writing by Snap-on Credit, Franchisee shall make weekly collections on Franchisee Paper accepted by Snap-on Credit (or its affiliate) as provided in the Program Manual.  Franchisee shall make weekly or monthly collections on Leases when Snap-on Credit gives Franchisee instructions to do so.  When making collections from Customers, Franchisee shall act as Customer's agent and shall hold such funds in trust for the benefit of Customer and Snap-on Credit.  Franchisee is not Snap-on Credit's agent for any purposes.  Nothing herein shall preclude any Customers from making payment to Snap-on Credit directly, and Snap-on Credit may at any time require the Customer under a Franchisee Paper or Lease purchased by Snap-on Credit to make payments directly to Snap-on Credit.  Franchisee shall remit all collections at least weekly via Snap-on Credit’s preferred electronic interface.  All payments to Snap-on Credit not made by electronic interface shall be in United States dollars, by check or money order, or if required by Snap-on Credit, certified funds, payable by Franchisee or Customers to the order of Snap-on Credit, or as otherwise provided in the Program Manual. Third party checks will not be accepted. To the extent permitted by and subject to applicable law, if Franchisee’s payment remittance is not paid because of non-sufficient funds in Franchisee’s checking account or a closed account, Franchisee may be assessed an NSF Check Charge of $25.00 (or the maximum permitted by applicable law if less).  Franchisee agrees to make collections from Customers on existing Franchisee Paper or Leases, and on Serviced Franchisee Paper.  As directed by Snap-on Credit, Franchisee agrees to make occasional collections from Customers at Customers' homes including, but not limited to those that are located near a stop on Franchisee's List of Calls.
(b)         Franchisee acknowledges that Customers may move among various Snap-on franchisee, or independent or company operated Lists of Calls; and, accordingly, that it is desirable for them and for Customers to allocate collections or credits among those parties and Lists of Calls.  Franchisee agrees that credit for collections received by Snap-on Credit with respect to any Customer (whether a payment by a Customer or foreclosure by Snap-on Credit), or credits to such Customer's obligations under particular a Lease or other Franchisee Paper, shall be allocated by Snap-on Credit to each Snap-on dealer whose interests are affected thereby (including Franchisee) pro rata to the total Outstanding Balance due from time to time under the applicable Franchisee Paper, Serviced Paper or Leases.  Snap-on Credit reserves the right to round allocations to the nearest dollar.
(c)         Franchisee agrees to advise Snap-on Credit weekly of any missed collections or deficiencies or late payments by any Customer.
(d)         Franchisee shall maintain delinquency levels for all Franchisee Paper and Serviced Franchisee Paper in accordance with standards established by Snap-on Credit, in conjunction with Snap-on, in the Program Manual.

9.        Franchisee's Compliance with Miscellaneous Requirements.  Franchisee shall:
(a)         Pay when due all applicable taxes (including sales tax) arising out of any sale or lease under Franchisee Paper or Leases;
(b)         Preserve all records of Franchisee Paper, Serviced Franchisee Paper and Lease transactions to the extent not delivered to Snap-on Credit, for the longer of the term thereof or two (2) years and two (2) months (26 months) from the dates thereof (or such other period as may be specified in the Program Manual) and permit Snap-on Credit to examine and verify same at any reasonable time;
(c)         Permit Snap-on Credit, in Franchisee's name, to endorse all notes, checks and other remittances from Customers with respect to Franchisee Paper, Serviced Paper or Leases held by Snap-on Credit;
(d)         Execute and file such statements and notices as Snap-on Credit may request to preserve or perfect its interests hereunder and under Franchisee Paper or Leases held by Snap-on Credit;
(e)         Promptly notify Snap-on Credit in the event of any Customer complaint concerning Products, Franchisee's performance under this Agreement, Customer’s statements concerning the removal of or imminent sale of any collateral under any Franchisee Paper or Lease or otherwise; and

Exhibit I-1-8

(f)         Remit payment to Snap-on Credit weekly as required under Section 8 above or transmit Customer checks for the exact amount of the payment to be credited to Customer's account (other third party checks will not be accepted by Snap-on Credit).

10.      Representations and Warranties.  As to any Franchisee Paper or Lease which Franchisee offers to sell to Snap-on Credit, and the transaction evidenced thereby, Franchisee represents and warrants to Snap-on that:
(a)         The transaction arose from the sale or lease of the Products described on the face of the Franchisee Paper or Lease.
(b)         Franchisee has performed or will perform all of its obligations to Customer in connection with the sale or lease evidenced thereby.
(c)         The transaction involved no sale or lease other than the one described therein and it involved no advance of cash or other form of loan.
(d)         Franchisee (or Snap-on in the case of consignment) had title to the Products at the time of the sale or lease, free of any liens or claims, except liens in favor of Snap-on or an Affiliate.
(e)         At the time of purchase or acceptance by Snap-on Credit, Franchisee had valid title to the Franchisee Paper or Lease, free of any liens or claims.
(f)          The Franchisee Paper or Lease constitutes in all respects and at all times a Qualified Transaction, including, without limitation, that it is signed by the Customer, reflecting Products actually delivered to and retained by Customer identified on the Franchisee Paper or Lease, and accurately reflecting the financial reality of the whole transaction without undisclosed promises or agreements or trades.
(g)         The Products were obtained by Franchisee from, or were authorized or approved by, Snap-on or an Affiliate for resale by Franchisee.
(h)         Customer has not made any payments for the Products except as stated on the face of the Franchisee Paper or Lease.
(i)          Franchisee has remitted to Snap-on Credit all payments made by Customers and has not made payments on behalf of any Customers.
(j)          Franchisee has not accepted any Products in trade or for Credit or made a repossession from any Customer without receiving prior approval pursuant to Section 7 above. Delays in notifying Snap-on Credit of any such return or repossession of more than one week shall constitute a breach of this representation and warranty.
(k)         Franchisee has not misrepresented the status of Franchisee’s delinquencies or collections nor mislead Snap-on Credit when qualifying for any promotional opportunity being offered by the Company.
(l)          Franchisee has provided a copy of the signed Franchisee Paper or Lease to the Customer and receipts for each payment made.

Each of the representations and warranties in subsection (a) through (l) hereof is material to Snap-on Credit's agreements hereunder.  If any of them is breached or is erroneous, Franchisee unconditionally promises to accept assignment of such Franchisee Paper or Lease and to pay Snap-on Credit, on demand, the full amount of the Outstanding Balance of that Franchisee Paper or Lease and to otherwise indemnify Snap-on Credit and all Affiliates pursuant to Section 6(b) above.  Franchisee authorizes Snap-on Credit to cause Snap-on to charge all such amounts on Franchisee's Weekly Invoice.

Exhibit I-1-9

11.      Default, Repossession, and Recourse Obligations.
(a)         Repossession Assistance.  Upon request, Franchisee shall assist Snap-on Credit in making any repossession or recovery after default by the Customer in or near Franchisee’s List of Calls with respect to any Franchisee Paper or Leases or Serviced Franchisee Paper purchased by Snap-on Credit from Franchisee or otherwise owned by Snap-on Credit.  The repossession shall be without additional charge to Snap-on Credit and in accordance with the procedures for repossession in the Program Manual and any Applicable Laws.  Franchisee shall hold any repossessed or recovered Product for the benefit of Snap-on Credit and shall not sell or otherwise dispose of it until Snap-on Credit otherwise directs Franchisee in writing.  At the request of Snap-on Credit, Franchisee will provide photographs and a written description of any repossessed Products and their condition.
(b)         Sale of Repossessed Products by Snap-on Credit.  Franchisee agrees to offer to repurchase from Snap-on Credit all repossessed Products relating to any Franchisee Paper or Leases or Serviced Franchisee Paper under which Products are sold or leased to Franchisee’s Customers, subject to the terms of this section.
(1)        Surrendered Products.  Snap-on Credit may, in its discretion, agree to permit a Customer to surrender one or more Products to Snap-on Credit in full or partial satisfaction of that Customer's obligations under any Franchisee Paper or any Lease or Serviced Franchisee Paper in accordance with Applicable Laws. At the request of Snap-on Credit, Franchisee will purchase such Products for a price equal to the Retail Value of such Products.
(2)        UCC Foreclosure Sales.  Snap-on Credit may conduct a public or private foreclosure sale with respect to its security interest in repossessed Products owned by a Customer who has defaulted on obligations to Snap-on Credit under any Franchisee Paper or Lease or Serviced Franchisee Paper held by Snap-on Credit.
(i)         Public foreclosure sales.  If Snap-on Credit conducts a public sale of the repossessed Products under the Uniform Commercial Code of any state, Franchisee will be deemed to have submitted a bid which will not exceed the Retail Value of the repossessed Product (and Franchisee hereby submits an irrevocable bid) at such sale equal to the greater of the Customer's Outstanding Balance or 75% of the Retail Value of such Products, up to a maximum purchase price equal to the Retail Value of such Products.
(ii)        Private foreclosure sales.  If Snap-on Credit elects to sell the repossessed Products in a private sale under the Uniform Commercial Code of any state, Franchisee shall either submit to Snap-on Credit a written offer to purchase such Products for an amount equal to the greater of the Customer's Outstanding Balance or 75% of the Retail Value of such Products, up to a maximum purchase price equal to the Retail Value of such Product.  Any such offer to purchase shall be submitted within the time period and in the manner provided in the Program Manual.  Snap-on Credit may reject any such offer to purchase in its sole and absolute discretion, in which case Franchisee shall not be liable for any disposition fee.  To the extent that any purchase by Franchisee under this section would be deemed a transfer of collateral under 9-618(2) of the Revised Uniform Commercial Code, Franchisee acknowledges that after such sale, Franchisee will have all of the rights and obligations of a secured party with respect to the Customer and the repossessed Products, including the duty of giving to the Customer notices and an accounting as to any excess proceeds realized by Franchisee on subsequent resale of the Products.
(3)        No Warranties.  All purchases of Products by Franchisee pursuant to this Section shall be on an "AS IS" and "WHERE IS" basis.

Exhibit I-1-10

(c)         Authorization for Charges.  Franchisee authorizes Snap-on Credit to cause Snap-on to credit or charge Franchisee's Weekly Invoice for all amounts payable under this Section 11.

12.      Further Recourse and Loss-Sharing Obligation of Franchisee, Recovery Proceeds.
(a)         After default by the Customer on any obligation under Franchisee Paper accepted by Snap-on Credit, if Snap-on Credit determines in its sole and absolute discretion that repossession or recovery of Products or other collateral securing a Customer's obligations is impractical or uneconomical, or, if the Sale Proceeds in connection with resale of repossessed Products associated with the defaulted Franchisee Paper are less than the Outstanding Balance,  then Franchisee shall pay, on demand by Snap-on Credit, 25% of the Outstanding Balance of that Franchisee Paper. After default by the Customer on any obligation under Leases accepted by Snap-on Credit, if Snap-on Credit determines in its sole and absolute discretion that repossession or recovery of Products or other collateral securing a Customer's obligations is impractical or uneconomical, or, if the Sale Proceeds in connection with resale of repossessed Products associated with the defaulted Lease are less than the Outstanding Balance, then Franchisee shall pay, on demand by Snap-on Credit (or on demand by Snap-on if Snap-on Credit assigns its rights to collect such Lease to Snap-on), up to 20% of the Outstanding Balance of that Lease.  In the event such Lease includes tools and equipment which are not Products, as defined in this Agreement, the Outstanding Balance Due shall be prorated, such that Franchisee’s share of any loss shall be limited to the pro rata share associated with the Products. The percentage of loss sharing on Leases shall be determined in the manner described in the Program Manual.  Franchisee authorizes Snap-on Credit to cause Snap-on to charge the Reserve Account for any amount due under Section 11 or this Section 12.  Franchisee promptly shall pay to Snap-on Credit any remaining amounts owed; and Franchisee authorizes Snap-on Credit to cause Snap-on to charge Franchisee's Weekly Invoice for such amount, including charging Franchisee’s Weekly Invoice under any current or subsequent Snap-on Franchise.
(b)         In the event Snap-on Credit thereafter collects any portion of such Franchisee Paper or Lease, Snap-on Credit shall pay or cause Snap-on to credit Franchisee's Weekly Invoice 25% for Franchisee Paper and up to 20%, or such lesser amount as set forth in the Program Manual for Leases, of the amounts received, after deducting all costs of collection, up to the total recourse amount paid to Snap-on Credit by Franchisee in relation to the defaulted Franchisee Paper or Lease.  Nothing herein shall be deemed to impose on Snap-on Credit any duty whatsoever to collect amounts outstanding on any Franchisee Paper or Lease.

13.      Security Requirement - Franchisee Reserve Account.
(a)         To secure Franchisee's performance of obligations under this Agreement, upon Snap-on Credit's acceptance of Franchisee Paper or Lease, Franchisee shall deliver to Snap-on Credit (or Snap-on Credit may retain) the Reserve Requirement for that Franchisee Paper or Lease, which amount will be credited to the Reserve Account and deducted from the payments or credits issued by Snap-on Credit to Franchisee with respect to Franchisee's Weekly Invoice.  Franchisee authorizes Snap-on Credit to cause Snap-on to charge this amount on Franchisee's Weekly Invoice.  Amounts credited to the Reserve Account may be commingled with Snap-on's general funds and there is no obligation to pay interest on such amounts.  If Snap-on chooses to pay interest on such amounts, Snap-on Credit shall cause Snap-on to credit Franchisee with interest on the total amount in the Reserve Account as of the month-end closing date at the rate of interest that Snap-on may determine from time to time.

Exhibit I-1-11

(b)         To secure Franchisee's performance of obligations under this Agreement, Franchisee further grants Snap-on Credit a security interest in all of the following property of Franchisee, whether now owned or hereafter acquired, and whether tangible or intangible:  inventory, consigned inventory, tools, equipment, vans, accounts, business deposit accounts, contract rights, general intangibles, chattel paper, Revolving Accounts, Extended Credit contracts, Credit Sale Contracts, Open Accounts, Leases, insurance policies, documents, deposits, Franchisee's Reserve Account(s), Franchisee's Business Investment Account, trademarks, trade names, customer lists, books, records, catalogues, sales aids, computers, computer programs and data, and any replacements, substitutions, additions, accessions or proceeds thereof.  This provision shall survive termination of this Agreement. On execution of this Agreement, and as otherwise reasonably required by Snap-on Credit, Franchisee shall sign any documents requested by Snap-on Credit for the purpose of evidencing or perfecting its security interest and shall cooperate with Snap-on Credit in making appropriate UCC filings to perfect that security interest. Further, to the extent permitted by and subject to applicable law, Franchisee hereby grants Snap-on or its agent or assigns the power of attorney and right to sign on behalf of Franchisee and file or record, any and all such financing statements and related documents as may be necessary to perfect or maintain the security interest granted by Franchisee under this Agreement, all the forgoing, collectively, the “Collateral”).  Franchisee authorizes Snap-on Credit the right to describe the Collateral in any financing statement as “all business assets.”  This statement in any financing statement shall not expand or limit the property given as security for performance of obligations under this Agreement as described above.
(c)         If Franchisee fails to timely perform any obligation contained in this Agreement, Snap-on Credit shall have the immediate right (and may cause Snap-on or an Affiliate) to set-off and deduct the amount of that obligation on the Franchisee's Weekly Invoice and to deduct the amount from any other moneys Snap-on Credit or Snap-on or an Affiliate may hold with respect to or may owe Franchisee.  If the amount in the Reserve Account and/or the Weekly Invoice balance is not paid in an amount sufficient to cover the amount of any obligation, then Franchisee shall pay to Snap-on Credit on demand any remaining amounts owed.
(d)         Provided that Franchisee is not in default under the Franchise Agreement and that there is no existing breach by Franchisee of any representation or warranty in this Agreement, the amount by which the total credit in the Reserve Account exceeds 15% (or such lesser amount as Snap-on Credit may designate from time to time) of the total combined Outstanding Balance of all Franchisee Paper collected or serviced by Franchisee will be returned to Franchisee, at such times as Snap-on Credit may determine, and may be credited to Franchisee's Weekly Invoice.
(e)         Snap-on Credit may apply the Reserve Account to any indebtedness due or which may become due from Franchisee to Snap-on Credit or any affiliate until 60 days after termination of the Franchisee Agreement or for such longer period as may be reasonably necessary to properly compute such indebtedness.

14.      Approvals and Waivers.  No waiver by any party of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or of any subsequent breach by any other party of the same or another provision.  Any party's consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of such party's consent to or approval of any subsequent act.

Exhibit I-1-12

15.      Dispute Resolution.
(a)         Mediation.  Except as otherwise provided in Section 15.(e) below, any controversy or dispute arising out of, or relating to the termination of the Franchise or the termination or nonrenewal of this Agreement including, but not limited to, any claim by Franchisee, or any person in privity with or claiming through Franchisee must be submitted to non-binding mediation prior to any matter being submitted to arbitration.  This provision applies only to controversies and disputes that are specific to Franchisee, or any person in privity with or claiming through Franchisee and not to issues that effect Snap-on franchisees generally. Any such mediation will be held within 30 days after a demand for mediation is made by either party by notice to the other party.  The mediation will be conducted in the state in which Franchisee resides.
  The mediator will be someone knowledgeable with the Snap-on business.  Franchisee may be accompanied at the mediation by anyone of Franchisee’s choosing.  If Franchisee elects not to be represented by counsel, Snap-on Credit will also participate in the mediation without counsel.  Snap-on Credit or Snap-on will pay the costs of the mediator and location at which the mediation takes place.
(b)         Agreement to Arbitrate.  Except as otherwise provided in Section 15(e) below, any controversy or dispute arising out of, or relating to the Franchise or this Agreement including, but not limited to, any claim by Franchisee, or any person in privity with or claiming through, on behalf of or in the right of Franchisee, concerning the entry into, performance under, nonrenewal of, or termination of, this Agreement; any claim against a past or present employee, officer, director, agent or affiliate of Snap-on Credit; any claim of breach of this Agreement or any agreement between the parties or their respective affiliates (whether existing before or after this Agreement); and any claims arising under state or federal laws, including any statutes, rules, or regulations, shall be submitted to final and binding arbitration as the sole and exclusive remedy for any such controversy or dispute.  As a condition of submitting a controversy or dispute regarding the termination of the Franchise or the termination or nonrenewal of this Agreement to arbitration, the parties must have participated in and failed to resolve the controversy or dispute through mediation, or the party filing the arbitration has made himself available to participate, but the party against whom the arbitration is filed refused to participate or otherwise failed to make himself available to participate in the mediation process within the prescribed time.  Unless prohibited by applicable law, any claim shall be made by filing a written demand for arbitration within one (1) year following the conduct, act or other event or occurrence first giving rise to the claim; otherwise, the right to any remedy shall be forever barred.  Persons in privity with or claiming through, on behalf of or in the right of Franchisee include, but are not limited to, spouses and other family members, heirs, executors, representatives, successors and assigns.  In no event shall persons in privity include other Snap-on franchisees who have signed separate franchise agreements with Snap-on, unless all of those franchisees are under the common control of the same person or entity.  FRANCHISEE AND SNAP-ON CREDIT ACKNOWLEDGE AND AGREE THAT, BY ENTERING INTO AN ARBITRATION AGREEMENT, THEY ARE WAIVING ANY RIGHT TO A TRIAL BY JURY IN ANY COURT PROCEEDING.

Exhibit I-1-13

(c)         Procedures for Arbitration.  The right and duty of the parties to this Agreement to resolve any disputes by arbitration shall be governed exclusively by the Federal Arbitration Act, as amended, and arbitration shall take place according to the commercial arbitration rules of the American Arbitration Association in effect as of the date the demand for arbitration is filed.  The arbitration shall be held at the office of the American Arbitration Association nearest the Snap-on Regional Sales Office to which Franchisee was assigned most recently prior to the demand for arbitration; provided, however, if such office is outside the state in which the Franchisee resides, Franchisee may cause the arbitration to be held within the Franchisee’s state of residence at a place mutually convenient to the parties and the arbitrator.  The arbitration shall proceed before a single arbitrator.  The arbitrator shall be chosen by the striking method from a panel of neutral arbitrators provided by the American Arbitration Association.  If the amount claimed by the party filing for arbitration both in the original demand for arbitration and in any amendment is less than Seventy-five Thousand Dollars ($75,000.00), Snap-on Credit shall pay the fees and expenses of the arbitrator and shall also pay the filing fees and costs charged by the American Arbitration Association up to a maximum of Seven Thousand Five Hundred Dollars ($7,500.00).  Any amount in excess of Seven Thousand Five Hundred Dollars ($7,500.00) will be split equally by the parties.  If the amount of the claim filed either in the original demand for arbitration or by amendment is for Seventy-five Thousand Dollars ($75,000.00) or more, the parties agree to split equally the fees and expenses of the arbitrator and the filing fees and costs charged by the American Arbitration Association.  Unless otherwise agreed by the parties or ordered by the arbitrator, pre-hearing discovery in any arbitration is limited to the following:  (1) production of all documents that will be introduced at the hearing; (2) production of written or recorded statements; (3) production of all documents relied upon by experts in the hearing; (4) production by Franchisee of tax returns filed by Franchisee for the last three (3) tax years; and (5) not more than two depositions per side.
(d)         Limitation on Damages, Enforceability.  Each party further agrees that, unless such a limitation is prohibited by applicable law, the other party shall not be liable for punitive or exemplary damages and that the arbitrator shall have no authority to award the same.  The award or decision by the arbitrator shall be final and binding on the parties and may be enforced by judgment or order of a court having subject matter jurisdiction in the state where the arbitration took place.  The parties consent to the exercise of personal jurisdiction over them by such courts for the purpose of carrying out this provision; and they waive any objections that they would otherwise have to the same.  Unless prohibited by applicable law, (i) no arbitration under Section 15 shall include, by consolidation, joinder, class action or in any other manner, any person other than Franchisee and Snap-on Credit and any other person in privity with or claiming through, in the right of or on behalf of Franchisee or Snap-on Credit, unless both Franchisee and Snap-on Credit consent in writing, and (ii) no finding or stipulation of fact in any other arbitration, judicial or similar proceeding shall be given preclusive or collateral estoppel effect in any arbitration hereunder, and no conclusion of law in any other arbitration shall be given any weight in any arbitration hereunder, except to the extent such finding, stipulation or conclusion may have been determined in another proceeding between Franchisee and Snap-on Credit or any person in privity with or claiming through, in the right of or on behalf of Franchisee or Snap-on Credit.  The parties agree to arbitrate only controversies and disputes that are specific to Franchisee or any person in privity with or claiming through Franchisee and not issues that effect franchisees generally.  In the event any provision in this Section 15, other than the prohibition against consolidation, joinder and class action, is determined to be legally invalid or unenforceable under the law applicable in a particular case, then it is the intention of the parties to this Agreement that such provision be deemed inoperative and stricken from this Agreement, and that the remainder of this Section 15, to the extent not legally invalid or unenforceable under applicable law, be enforced as written and as if the invalid or unenforceable provision or provisions had not been included in this Section 15.  If the prohibition against consolidation, joinder and class action is determined to be legally invalid or unenforceable in a particular case, then it is the intent of the parties that the case shall proceed only in any federal court of competent jurisdiction, or in the event there is no jurisdiction in a federal court, then in that situation only, the case shall proceed in a state court of competent jurisdiction.

Exhibit I-1-14

(e)         Provisional Remedies. Each party shall have the right to seek from an appropriate court provisional remedies including, but not limited to, temporary restraining orders, preliminary injunctions or replevin orders before, during or after arbitration.  Neither party need await the outcome of the arbitration before seeking provisional remedies.  Seeking any such remedies shall not be deemed to be a waiver of either party's right to compel arbitration.  Any such action shall be brought by Snap-on Credit or Franchisee in the county (or similar political unit) or federal judicial district where Franchisee resides, or where any property that may be the subject of the action is located.  The parties consent to the exercise of personal jurisdiction over them by courts located there and to the propriety of venue in such courts for the purpose of carrying out this provision; they waive any objections that they would otherwise have to the same; and they waive the right to have any such action decided by a jury.

16.     Waiver of Notice of Nonpayment, Protest; Default and Demands.  Franchisee waives notice of default or nonpayment, protest or notice of protest, demand for payment and any other demand or notice in connection with any Franchisee Paper, Lease or this Agreement.  Franchisee agrees that so long as Snap-on Credit in good faith believes that it is appropriate to do so under the circumstances, Snap-on Credit may waive, compromise, settle, or vary any terms of any Franchisee Paper or Lease purchased by Snap-on Credit, or permit these events to occur by operation of law, without limiting or otherwise affecting Franchisee's obligations under this Agreement.  Without limiting the generality of the foregoing, Franchisee's recourse obligations set forth in Sections 11 and 12 shall not be terminated, modified or affected in any way by such actions, and Franchisee hereby consents to all such actions.  No termination of this Agreement shall affect Franchisee's recourse obligations with respect to any Franchisee Paper or Lease purchased by Snap-on Credit prior to such termination.

17.     Successors and Assigns.  All or any portion of this Agreement, or of any Franchisee Paper or Leases purchased by Snap-on Credit, and all or any portion of the rights under the foregoing, may be assigned or transferred in whole or in part by Snap-on Credit or an Affiliate in its sole and absolute discretion at any time.  Franchisee may not assign or delegate any rights or duties hereunder without the express written consent of Snap-on Credit. Franchisee may not assign or delegate any rights or duties hereunder to any employee.  Franchisee shall remain responsible for the actions and omissions of any employee.  This Agreement inures to the benefit of and binds the respective heirs, executors, administrators, representatives, and permitted successors and assigns of Snap-on Credit and Franchisee.

18.     Term and Renewal of this Agreement.  The term of this Agreement shall be 10 years from the Effective Date or for the remaining term of the Franchisee’s Franchise Agreement, which ever is less, unless terminated sooner according to Sections 19 or 20 of this Agreement.  If Franchisee renews, updates, or converts a Franchise Agreement with Snap-on in accordance with their agreement with Snap-on, the Franchisee shall also execute the then-current form of this Agreement.

Exhibit I-1-15

19.      Termination by Franchisee.  Franchisee may terminate this Agreement without cause by providing Snap-on Credit thirty (30) days' advance written notice of Franchisee's intent to terminate.

20.      Termination by Snap-on Credit.
(a)       Automatic Termination without Notice. Franchisee shall be deemed to be in default under this Agreement and Snap-on Credit will without prejudice to any and all other rights and remedies it may have under this Agreement or under applicable law, terminate this Agreement without notice to Franchisee in the following instances:
(i)          If Franchisee is adjudicated a bankrupt or becomes insolvent, or has a trustee or receiver appointed by a court of competent jurisdiction for all or any part of Franchisee's property; or
(ii)         If a plan of liquidation, reorganization, composition or arrangement of Franchisee's affairs is sought to be instituted for or against Franchisee, whether or not the same is subsequently approved by a court of competent jurisdiction; or
(iii)        If a proceeding is filed under any bankruptcy laws or other similar laws and such proceeding is not dismissed within ninety (90) days after filing; or
(iv)        If Franchisee makes a general assignment for the benefit of creditors; or
(v)         If Franchisee shall cease to be an authorized Snap-on franchisee because of the termination of, or the transfer or assignment of rights under, the Franchise Agreement between Franchisee and Snap-on (or an affiliate thereof).  A Franchisee does not cease being an authorized Snap-on Franchisee if Franchisee becomes a Standard Franchisee after having been a Gateway Franchisee or otherwise remains a Franchisee under a different franchise agreement; or
(vi)        Upon the death or incapacity of Franchisee (or the stockholder of a corporate Franchisee).
(b)       Termination upon Notice.  Franchisee shall be deemed in default under this Agreement and Snap-on Credit may, at its option, without prejudice to any and all other rights and remedies it may have under this Agreement or under applicable law, terminate this Agreement effective upon Franchisee's receipt of written notice of termination, in the following instances:
(i)          If Franchisee falsifies any report, Franchisee Paper or Lease required to be furnished Snap-on Credit, or engages in conduct involving dishonesty in dealing with Snap-on Credit; or
(ii)         If any representation or warranty of Franchisee contained in this Agreement or in any document or instrument delivered pursuant to this Agreement is untrue or incorrect; or
(iii)        If Franchisee remains in default beyond the applicable cure period under any other written agreement with Snap-on Credit or Snap-on (or any subsidiary or affiliate of Snap-on); or
(iv)        If Franchisee has received two (2) or more notices of default under Section 20(c) below within the previous twelve (12) months or within the previous six months Franchisee submits two or more collection remittances that are returned for insufficient funds, Snap-on Credit shall be entitled to send Franchisee a notice of termination upon the next default of Franchisee without providing Franchisee an opportunity to correct the default and/or require that all Franchisee remittance hereunder be on certified funds; or
(v)         If Franchisee defaults by failing to maintain the delinquency requirements established under Section 8(d) under this Agreement and fails to cure such default within 60 days after notice of such condition.

Exhibit I-1-16

(c)       Termination upon Expiration of Cure Period.  Except for those items listed in preceding Sections 20(a) and (b), Franchisee shall have thirty (30) days (or longer, if such default cure period is specifically provided for in the Program Manual) after written notice of default from Snap-on Credit within which to remedy any default or breach under this Agreement, or any other written agreement with Snap-on Credit, and provide evidence of that remedy to Snap-on Credit.  If any such default is not cured within that time, this Agreement shall terminate without further notice to Franchisee effective immediately upon expiration of that time, unless Snap-on Credit shall notify Franchisee otherwise in writing.  Without limiting the foregoing, the following defaults are within this Section 20(c):
(i)          Failure by Franchisee to comply with any of the requirements imposed by this Agreement, as supplemented by the Program Manual from time to time to which Snap-on Credit may contribute Program procedures, or to carry out the terms of this Agreement in good faith; or
(ii)          Failure of Franchisee to submit when required any reports; or
(iii)         Failure to adhere to the electronic commerce requirements of Snap-on Credit (including, but not limited to, electronic remittance of collections and utilization of electronic Credit Sale Contracts);
(d)       Notwithstanding the provisions of preceding Section 20(c), if Franchisee defaults in the payment of any monies owed to Snap-on Credit when such monies become due and payable, whether pursuant to this Agreement or otherwise, and Franchisee fails to pay such monies within ten (10) days after receiving written notice of default, then, unless Snap-on Credit shall notify Franchisee otherwise in writing, this Agreement shall terminate without prejudice to any and all other rights and remedies Snap-on Credit may have under this Agreement or under applicable law.

21.      Effect of Termination on Franchisee’s Rights and Obligations.  If an Event of Default or Termination under this Agreement shall occur, then Snap-on Credit may, at its option, exercise any one or more of the following rights and remedies:
(a)         Snap-on Credit will not purchase Franchisee Paper or Leases from Franchisee hereunder after termination of this Agreement.
(b)         All obligations, warranties and agreements with respect to any Franchisee Paper or Lease delivered to Snap-on Credit by Franchisee before such termination shall remain in full force and effect, including, without limitation the provisions of Section 12 above, and Franchisee shall remain liable for the performance of all obligations to Customer and Snap-on Credit incurred while this Agreement was in effect notwithstanding such termination, including but not limited to, collection repossession and purchase requirements.
(c)         In the event the Franchise is terminated for any reason, Franchisee immediately shall pay Snap-on Credit all sums due and owing hereunder.
(d)         Except as may otherwise be required by law, in the event the Franchise is terminated for any reason or if an Event of Default occurs, and Franchisee fails to immediately pay Snap-on Credit all sums due and owing hereunder, Snap-on Credit (i) may sell all or any of the Collateral at public or private sale or sales upon such terms and conditions as Snap-on Credit deems proper (and Snap-on Credit may purchase any or all of the Collateral at any such sale), and apply the net proceeds of such sale, after deducting all costs, expenses and attorneys' fees incurred at any time in the collection of Franchisee’s obligations under this Agreement and in the protection and sale of the Collateral, first to the payment of Franchisee’s obligations under this Agreement and then to the payment of any other liabilities of Franchisee to Snap-on Credit, and shall return any remaining proceeds to Franchisee; provided that Franchisee shall remain liable for any Franchisee’s obligations or other amounts remaining unpaid after such application and interest thereon; and (b) may take such other actions as it may deem appropriate or in its interest with respect to the Collateral including, without limitation, (i) transferring the whole or any part of the Collateral into its name or the name of a nominee, (ii) collecting any amounts due on the Collateral directly from the persons obligated thereon, (iii) exercising any voting or other rights with respect to any Collateral consisting of securities, (iv) taking possession and control of the Collateral and any proceeds thereof and (v) suing or making any compromise or settlement with respect to any of the Collateral.

Exhibit I-1-17

(e)         Snap-on Credit may exercise from time to time any rights and remedies available to it under all applicable laws, including, without limitation, the UCC and the commercial code of any other applicable state.  In addition to and not in limitation of all rights of offset that Snap-on Credit may have under applicable law, Snap-on Credit shall, upon the occurrence of an Event of Default or termination of this Agreement, have the right to appropriate and apply to the payment of and to set-off against Franchisee’s obligations any and all balances, credits, accounts or money of Franchisee then or thereafter received or held by or under the control of Snap-on Credit.  Except as may otherwise be required by law, including with respect to notice of any sale of Collateral, Franchisee hereby waives, in connection with this Agreement and Franchisee’s obligations under this Agreement, any right under or benefit of any law (whether or not intended for its advantage or protection) that would restrict or limit the right or ability of Snap-on Credit to obtain payment of Franchisee’s obligations under this Agreement, including any law that would restrict or limit Snap-on Credit in the exercise of right to appropriate at any time hereafter any indebtedness owing from Snap-on Credit to Franchisee and any property of Franchisee in the possession or control of Snap-on Credit and apply the same toward or set-off the same against the payment of Franchisee’s obligations under this Agreement.  All rights of Snap-on Credit under this Agreement are cumulative.

22.     Amendment or Modification. This Agreement may only be amended by a writing executed by Franchisee and Snap-on Credit; provided, however, that the Program Manual may be amended by Snap-on Credit as provided in Section 4 above.  Snap-on Credit reserves the right in its sole and absolute discretion to amend, terminate or supplement all or any part of its Programs at any time, and specifically reserves the right to cease making further purchases of Franchisee Paper or Leases.

23.     Franchisee Option to Participate.  It is Franchisee's sole decision whether to enter into this Agreement and become a participating Franchisee.  Entering into this Agreement is not required for Franchisee to continue as an authorized Snap-on franchisee.  Franchisee understands that he is free to secure financing of Customer purchases of Products or extend credit to Customers through other means. Likewise, it is Snap-on Credit's sole decision to buy Franchisee Paper or Leases from Franchisee.  Franchisee acknowledges that Snap-on Credit's purchase of any Franchisee Paper or Lease is good and sufficient consideration for all of Franchisee's obligations under this Agreement and the Program Manual.  Franchisee agrees that Snap-on Credit may obtain credit information about Franchisee, franchise operations information from Snap-on and, that Snap-on Credit may provide Franchisee credit information to Snap-on from time to time.

24.     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois without regard to its conflicts of law provisions, provided, however, that in the event local law is applied it shall be the laws of the state in which Franchisee resides at the time this Agreement was executed, except to the extent that the Federal Arbitration Act shall apply in accordance with Section 15 above.

Exhibit I-1-18

25.     Severability.  Each section, subsection, paragraph, subparagraph, term, and condition of this Agreement and any portions thereof, shall be considered severable.  If, for any reason, any portion of this Agreement is determined to be invalid, contrary to, or in conflict with, any present or future Applicable Laws in a final, unappealable ruling issued by any court, agency, or tribunal with valid jurisdiction in a proceeding to which Snap-on Credit is a party, that ruling shall not impair the operation of, or have any other effect upon, any other portions of this Agreement; all of which shall remain binding on the parties and continue to be given full force and effect.  Any invalid portion shall be deemed not to be a part of this Agreement as of the date upon which the ruling becomes final, if Franchisee is a party to such proceedings, or upon Franchisee's receipt of notice of nonenforceability from Snap-on Credit.

26.     Notices.  All notices, requests, consents, or approvals required or permitted to be given hereunder shall be in writing and shall be deemed to be properly delivered immediately, if personally delivered, or five (5) business days after having been sent by United States Postal Service registered, certified, or express mail, postage prepaid, return receipt requested:  (a) if to Franchisee, addressed to Franchisee at the address first above written or at such other address as Franchisee may have designated from time to time by written notice to Snap-on Credit; and (b) if to Snap-on Credit, addressed to Snap-on Credit at 950 Technology Way, Suite 301, Libertyville, Illinois, 60048 (marked Attn: General Manager), or to such other person or at such other address as Snap-on Credit may have designated from time to time by written notice to Franchisee.

27.     Effect of Other Agreements.  This Agreement supersedes any prior Dealer Servicing Agreement, Dealer Credit Agreement, Dealer Credit and Lease Agreement, Franchisee Servicing Agreement or any similar agreement, understanding, or negotiations between Franchisee and Snap-on Credit or Snap-on about the subject matter of this Agreement.  If there is a conflict between this Agreement and the Franchise Agreement, the Franchise Agreement shall control.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Snap-on Credit LLC

By:		By:
	Franchisee	Credit Manager

Witness		Witness

Exhibit I-1-19

EXHIBIT I-2

FORM OF FRANCHISEE AGREEMENT

with a “dealer”

Exhibit I-2-1

DEALER. CREDIT AGREEMENT	FD-1C

THIS AGREEMENT, made this  _____day of ___________, _____, between __________________ (herein called "Snap-on") and ________________________ (herein called "Dealer").

WITNESSETH:

FIRST, that Snap-on agrees to purchase and Dealer agrees to sell on the terms and conditions hereinafter expressed, Dealer's approved deferred payment paper from his sales of new tools and equipment merchandised by Snap-on.
SECOND, it is further mutually agreed as follows:

1.    Dealer warrants as part of the consideration that all title retention and lien instruments and notes will be genuine and the only instruments executed for the tools and equipment described therein and will continue free from defenses and offsets; all statements contained therein will be true and unpaid balances shown therein correct; the tools and equipment shall have been delivered and accepted, If the Dealer breaches any of the foregoing, he will repurchase the instruments at the then unpaid balance; knowledge by Snap-on of any such breach at the time of purchase of the instruments shall neither impair nor constitute any waiver of any of the Dealer's obligations herein.

2.    The Dealer shall not, without prior consent of Snap-on, accept collections, repossessions or consent to the return of any tools or equipment or modify the terms of any instrument purchased by Snap-on.

3.    Snap-on will exercise due diligence in the credit investigation and collection of each account purchased under this agreement.

4.    The Dealer agrees that, wherever possible, he will be responsible for making repossessions if and when requested to do so by Snap-on.

5.    It is mutually agreed by the Dealer and Snap-on that it shall be within the sole discretion of Snap-on as to whether or not it will purchase any instrument under the terms of this agreement and whether or not any instrument shall be repurchased by the Dealer under the terms of this agreement.

6.    Upon assignment to Snap-on, Snap-on will credit the Dealer's account in the same manner in which the Dealer receives credit for all assigned accounts.

7.    It is mutually agreed that, when a contract becomes a Skip or Bad Debt, Snap-on will charge the Dealer 25 per cent of the net unpaid balance thereof.

8.    It is mutually agreed that if a delinquency is due to misrepresentation on the part of the Dealer or failure to deliver or service the tools and results in repurchase of the account, the entire cost of the repurchase will be charged back to the Dealer.

9.    It is mutually agreed that if any contract becomes a repossession, the Dealer shall purchase the repossessed merchandise from Snap-on at the repurchase price and Snap-on will pay the Dealer therefor 75 per cent of the difference between the repurchase price (unpaid balance plus repossession costs less any unearned finance charges) and the fair resale value mutually agreed between Snap-on and the Dealer.

10.  The Dealer agrees to follow written Snap-on procedures regarding the handling of deferred payment accounts.

11.  Upon acceptance below, this shall constitute an agreement between the Dealer and the Snap-on Tools Corporation which shall inure to and bind the respective successors and assigns, it being agreed that any instrument offered to Snap-on for purchase under this agreement shall not have been offered to any other financial institution for purchase or collateral against advances; this agreement shall continue in effect until terminated, as to further sales of instruments to Snap-on, by either party upon at least 30 days prior written notice to the other.

12.  Termination of this agreement shall not affect the respective rights and obligations of either party as to instruments theretofore purchased by Snap-on.

13.  This agreement shall be construed according to the laws of the state where accepted by the Dealer and shall be applicable to all instruments purchased hereunder.

14.  Waiver of any default hereunder shall not operate as a waiver of successive defaults. No waiver of any provision hereof shall be binding unless such waiver shall be in writing signed by the party waiving such provision.

ACCEPTED:

(Dealer)

Date:	Date:

Exhibit I-2-2

SCHEDULE I

LENDER GROUPS

JPMorgan Chase Bank N.A. Lender Group

Administrative Agent:	JPMorgan Chase Bank, N.A.

Conduit Lender:	Falcon Asset Securitization Company LLC

Conduit Lending Limit:	$100,000,000

Committed Lender:	JPMorgan Chase Bank, N.A.

Commitment:	$100,000,000

Lender Group Limit:	$100,000,000

Reference Bank:	JPMorgan Chase Bank, N.A.

Schedule I-1

SCHEDULE II

NOTICE ADDRESSES

JPMorgan Chase Bank, N.A.		Falcon Asset Securitization Company LLC
10 South Dearborn, 13th Floor		c/o JPMorgan Chase Bank, N.A.
Chicago, IL 60603		10 South Dearborn, 13th Floor
Attention:	Asset Backed Securities	Chicago, IL 60603
	Trust Group	Attention:	Asset-Backed Securities-Conduit
Telephone:	312-732-7280	Telephone:	312-732-9747
Facsimile:	312-732-1844	Facsimile:	312-732-1844

Snap-on Credit LLC		SOC SPV1, LLC
c/o Snap-on Incorporated		c/o Snap-on Incorporated
2801 80th Street		2801 80th Street
Kenosha, WI 53143		Kenosha, WI 53143
Attention:	Vice President, General Counsel	Attention:	Vice President, General Counsel
	& Secretary		& Secretary
Telephone:	262-656-5200	Telephone:	262-656-5200
Facsimile:	262-656-5127	Facsimile:	262-656-5127

With copies of Notices to:		With copies of Notices to:

Snap-on Incorporated		Snap-on Incorporated
2801 80th Street		2801 80th Street
Kenosha, WI 53143		Kenosha, WI 53143
Attention:	Vice President & Treasurer	Attention:	Vice President & Treasurer
Telephone:	262-656-5200	Telephone:	262-656-5200
Facsimile:	262-656-5353	Facsimile:	262-656-5353

Snap-on Credit LLC		Snap-on Credit LLC
950 Technology Way		950 Technology Way
Suite 301		Suite 301
Libertyville, IL 60048		Libertyville, IL 60048
Attention:	VP, Finance & Administration	Attention:	VP, Finance & Administration
Telephone:	877-777-8455	Telephone:	877-777-8455

Snap-on Credit LLC		Snap-on Credit LLC
950 Technology Way		950 Technology Way
Suite 301		Suite 301
Libertyville, IL 60048		Libertyville, IL 60048
Attention:	Director, Operations &	Attention:	Director, Operations &
	Legal Services		Legal Services
Telephone:	877-777-8455	Telephone:	877-777-8455

Schedule II-1